                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the registrant [X]
     Filed by a party other than the registrant [_]
     Check the appropriate box:
     [X] Preliminary proxy statement
     [_] Definitive proxy statement
     [_] Definitive additional materials
     [_] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              Wireless One, Inc.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                              Wireless One, Inc.
- --------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     [_] $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
              Not applicable
- --------------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:
              Not applicable
- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/
              Not applicable
- --------------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:
              Not applicable
- --------------------------------------------------------------------------------
     [_]  Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:
- --------------------------------------------------------------------------------
     (2)  Form, schedule or registration statement no.:
- --------------------------------------------------------------------------------
     (3)  Filing party:
- --------------------------------------------------------------------------------

     (4)  Date filed:
- ----------------------
/1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

                              WIRELESS ONE, INC.
                          11301 INDUSTRIPLEX, SUITE 4
                      BATON ROUGE, LOUISIANA  70809-4115
                          TELEPHONE:  (504) 293-5000

                                                                   _______, 1996

Dear Wireless One Stockholder:

          You are cordially invited to attend the 1996 Annual Meeting of Stockholders of Wireless One, Inc., which is currently scheduled to be held on _______, 1996, at 10:00 a.m. at the Company's corporate headquarters, 11301 Industriplex, Suite 4, Baton Rouge, Louisiana 70809-4115.

          At the meeting, we will report to you on current business conditions and recent developments at Wireless One. Members of the Board of Directors and all of our executive officers will be present to discuss the affairs of Wireless One with you.

          The Company has enclosed a copy of its 1995 Annual Report for the fiscal year ended December 31, 1995 and its Quarterly Report for the fiscal quarter ended March 31, 1996 with this letter, notice of annual meeting of stockholders and proxy statement. If you would like another copy of the 1995 Annual Report or the Quarterly Report, please contact Michael Ellis, Vice President -- Controller, at Wireless One, and you will be sent one.

          It is important that your shares be represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope to ensure your shares will be represented. If you do attend the Annual Meeting, you may, of course, withdraw your proxy should you wish to vote in person.

          On behalf of the Board of Directors and management of Wireless One, I would like to thank you for choosing to invest in our Company. We are very excited about the future of the Company and are looking forward to our first annual meeting since the successful completion of our initial public offering in October 1995.

                                     Sincerely,



                                     Hans J. Sternberg
                                     Chairman of the Board

                              WIRELESS ONE, INC.
                          11301 INDUSTRIPLEX, SUITE 4
                      BATON ROUGE, LOUISIANA  70809-4115

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                ________, 1996

          The Annual Meeting of Stockholders of Wireless One, Inc., a Delaware corporation (the "Company"), is currently scheduled to be held on ______, 1996, at 10:00 a.m. (the "Annual Meeting"), at the Company's corporate headquarters, 11301 Industriplex, Suite 4, Baton Rouge, Louisiana, for the purpose of:

          (1) Electing three (3) Directors to serve until the annual meeting of stockholders in 1999 and until their successors are duly elected and qualified;

          (2) Approving the issuance of up to 3,553,333 shares of the Company's common stock, par value $.01 per share;

          (3) Approving the appointment of the independent certified public accountants of the Company for the fiscal year ending December 31, 1996; and

          (4) Transacting such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

          The Board of Directors has fixed the close of business on ______, 1996, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

                                 By Order of the Board of Directors



                                 William C. Norris, Jr.
                                 Secretary

________, 1996

          The Company's 1995 Annual Report for the fiscal year ended December 31, 1995 and its Quarterly Report for the fiscal quarter ended March 31, 1996 are enclosed.

- --------------------------------------------------------------------------------
EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD. A SELF-ADDRESSED ENVELOPE IS ENCLOSED
FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.
- --------------------------------------------------------------------------------

                              WIRELESS ONE, INC.
                          11301 INDUSTRIPLEX, SUITE 4
                      BATON ROUGE, LOUISIANA  70809-4115

                                PROXY STATEMENT

                   ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                               ON _______, 1996

          This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Wireless One, Inc., a Delaware corporation (the "Company"), of proxies to be used at the annual meeting of stockholders of the Company currently scheduled to be held on ______, 1996 (the "Annual Meeting"). This Proxy Statement and the related proxy card are being mailed to holders of the Company's common stock, par value $.01 per share (the "Common Stock"), commencing on or about ______, 1996.

          If the enclosed proxy card is executed and returned, the shares represented by it will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so. In addition, the proxy may be revoked at any time prior to its exercise either by giving written notice to the Company or by submission of a later-dated proxy.

          Stockholders of record of the Company's Common Stock at the close of business on _______, 1996 will be entitled to vote at the Annual Meeting. On that date, the Company had outstanding ________ shares of Common Stock. A list of the Company's stockholders will be open to the examination of any stockholder, for any purpose germane to the meeting, at the Company's headquarters for a period of ten days prior to the meeting. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to stockholders. At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the stockholders' voting. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. In accordance with the General Corporation Law of the State of Delaware (the "DGCL"), properly executed proxies marked "abstain" as well as proxies held in street name by brokers that are not voted on all proposals to come before the Annual Meeting ("broker non-votes"), will be considered "present" for the purposes of determining whether a quorum has been achieved at the Annual Meeting.

          The three nominees for Director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy shall be elected.
Consequently, any shares of Common Stock present in person or by proxy at the Annual Meeting but not voted for any reason have no impact in the election of Directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes. All other matters to be considered at the Annual Meeting require for approval the favorable vote of a majority of the shares entitled to vote at the meeting either in person or by proxy. Stockholders have no right to cumulative voting as to any matter, including the election of Directors. If any proposal at the Annual Meeting must receive a specific percentage of favorable votes for approval, abstentions in respect of such proposal are treated as present and entitled to vote under the DGCL and therefore have the effect of a vote against such proposal. Broker non-votes in respect of any proposal are not counted for purposes of determining whether such proposal has received the requisite approval under the DGCL.

          The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted:
(i) for the three nominees for Director named in this Proxy Statement; (ii) for approval of the issuance of up to 3,553,333 shares of Common Stock as described in this Proxy Statement; (iii) for approval of the appointment of KPMG Peat Marwick LLP as independent certified public accountants; and (iv) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters which properly come before the Annual Meeting or any adjournment or postponement thereof.


                             ELECTION OF DIRECTORS

          The Board of Directors is currently comprised of eight Directors divided into three classes. The term of each class expires in different years. The Board of Directors has nominated and recommends the election for the class of Directors up for election at the Annual Meeting ("Class I") the three nominees set forth below. Each nominee currently serves as Director of the Company. If any nominee becomes unavailable for any reason or should a vacancy occur before the election (which events are not anticipated), the persons named on the enclosed proxy card may substitute another person as a nominee or may add or reduce the number of nominees to such extent as they shall deem advisable.
At the Annual Meeting, three Directors are to be elected as members of Class I to serve until the annual meeting in 1999 and until their successors are elected and qualified or until their earlier removal or resignation. Newly created directorships resulting from an increase in the authorized number of Directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification or removal for cause may be filled by a vote of a majority of the total number of the remaining Directors then in office. All of the current Directors were elected to the Board of Directors pursuant to a stockholders agreement. See "Beneficial Ownership of Common Stock --Stockholders Agreement." Mr. Shimer was appointed to the Board of Directors in February 1996 to fill a vacancy on the Board. Messrs. Burkhalter and Chavkin were appointed to the Board of Directors by Chase Manhattan Capital Corporation ("CMCC") in April 1996 pursuant to the stockholders agreement. See "Certain Relationships and Related Transactions". At present, non-employee Directors of the Company receive an annual fee of $5,000 and a meeting fee of $500 per meeting attended, plus reimbursement of out-of-pocket expenses, for their services as Directors of the Company. In addition, each non-employee Director of the Company who does not serve on the Compensation Committee of the Board of Directors is eligible to receive stock options under the Company's 1995 Directors' Option Plan.
Directors who are also employees of the Company do not receive any additional compensation for serving on the Board of Directors. In addition, the Directors do not receive any additional compensation for committee participation.

          Information regarding the nominees for Director of the Company set forth below:


NAME                 AGE         POSITION
- ----                 ---         --------
Hans J. Sternberg     60   Chairman of the Board

Arnold L. Chavkin     44        Director

David E. Webb(1)      49        Director


               Information regarding Directors of the Company not subject to reelection at the Annual Meeting is set forth below:


            NAME               AGE          POSITION
            ----               ---          --------
Sean E. Reilly(1)               34  Chief Executive Officer,
                                     President and Director

Henry M. Burkhalter             48          Director

J. R. Holland, Jr.(1)(2)(3)     52          Director

William K. Luby(1)(2)(3)        35          Director

Daniel L. Shimer(2)             51          Director


- ----------------------------------
(1)  Member of the Operating Committee.
(2)  Member of the Compensation Committee.
(3)  Member of the Audit Committee.

               There are no family relationships between or among any Directors or executive officers of the Company.

DIRECTOR NOMINEES (CLASS I DIRECTORS) (TERM EXPIRING AT THE 1999 ANNUAL MEETING)

          HANS J. STERNBERG has served as Chairman of the Company since its founding in June 1995 and as Chairman of the Board of the Company's predecessor ("Old Wireless One") since its founding 1993. He has also served as the Chairman and Chief Executive Officer of Starmount Life Insurance Company ("Starmount") since 1983. He is a former owner and President and Chief Executive Officer of Maison Blanche Department Stores, a chain of 24 department stores which had annual revenues of approximately $480 million prior to its 1992 sale. He invested in cellular telephones in the early 1980s, began in cable television in 1972 as a founding partner and director of Cablesystems of Hammond, Inc., and later helped found Cablesystems of Alabama, Inc. He was an owner and a director of radio stations WQXY, KOXY, WLCS and WWUN. Mr. Sternberg graduated from Princeton University in 1957.

          ARNOLD L. CHAVKIN has been a general partner of Chase Capital Partners (which was known as "Chemical Venture Capital" until March 1996) since January 1992 and has served as the President of Chemical Investments, Inc. since March 1991. Prior to joining Chase Capital Partners, Mr. Chavkin was a member of Chemical Bank's merchant banking group and a generalist in its corporate finance group specializing in mergers and acquisitions and private placements for the energy industry. His experience prior to Chemical Bank included corporate development for Freeport McMoRan as well as positions with Gulf and Western Industries and Arthur Young & Company. Mr. Chavkin has been a director TruVision Wireless, Inc. since August 1994 and is also a director of Reading & Bates Corporation, American Radio Systems Corporation, Inc., Bell Sports, Inc., Envirotest Systems, Forcenergy Gas Exploration, Inc. and several privately held firms.

          DAVID E. WEBB became a Director of the Company in June 1995. He is a co-founder of Heartland Wireless Communications, Inc. ("Heartland"), and has been President and Chief Executive Officer and a director of Heartland since its founding in September 1990. During 1989 and 1990, Mr. Webb began acquiring rights to wireless cable channels. From 1979 to January 1989, Mr. Webb was a shareholder, director and manager of Durant Cablevision, Inc. and its predecessor, a traditional hard-wire cable system company. Mr. Webb has been a shareholder and director of several media/communications companies involved in network and independent television stations, AM and FM radio stations, paging and telephony.

CLASS II DIRECTORS (TERM EXPIRING AT THE 1997 ANNUAL MEETING)

          WILLIAM K. LUBY became a Director of the Company in June 1995 and a director of Old Wireless One in April 1995. From June 1992 to March 1996, Mr. Luby was a managing director at CMCC, a private equity investing affiliate of the Chase Manhattan Corporation. From 1985 to 1992, Mr. Luby held various positions in the Leveraged Lending and Restructuring groups at The Chase Manhattan Bank, N.A. He is currently a director of numerous private companies.

          J. R. HOLLAND, JR. became a Director of the Company in June 1995. He began advising Heartland as a consultant in October 1992 and became Chairman of the Board of Directors of Heartland in October 1993. Mr. Holland has been employed as President of Unity Hunt Resources, Inc. since September 1991. Unity Hunt Resources is a large international, private holding company with interests in entertainment, cable television, retail, investments, real estate, natural resources and energy businesses. Mr. Holland is also the President of Hunt Capital, a principal stockholder of Heartland. From November 1988 to September 1991, Mr. Holland was Chairman of the Board and Chief Executive Officer of Nedinco, Inc., a large diversified international holding company. Prior to that, Mr. Holland was President and a director of KSA Industries, Inc., a private, diversified company involved in entertainment, retail, transportation and energy businesses, and President and a director of Western Services International, Inc., a company involved in energy services, equipment and chemicals. Mr. Holland began his career with Booz-Allen & Hamilton, Inc., a major management consulting firm. In addition, Mr. Holland is currently a director of Placid Refining Company and Optical Securities Group, Inc.

CLASS III DIRECTORS (TERM EXPIRING AT THE 1998 ANNUAL MEETING)

          SEAN E. REILLY has served as Chief Executive Officer, President and Director of the Company since its founding in June 1995 and as Chief Executive Officer and President of Old Wireless One since its founding in late 1993. Prior to joining Old Wireless One, Mr. Reilly served as Vice-President of Real Estate/Mergers and Acquisitions for Lamar Advertising Company ("Lamar"), an outdoor advertising company, and continues to serve as a member of the Lamar board of directors. Mr. Reilly served in the Louisiana Legislature as a State Representative from March 1988 to January 1996. Mr. Reilly graduated from Harvard University in 1984 and from Harvard Law School in 1989.

          HENRY M. BURKHALTER became a Director in April 1996. Mr. Burkhalter has served as Chairman of the Board of Directors, President and Chief Executive Officer of TruVision Wireless, Inc. since its incorporation in April 1994.
Since 1993, he has been a Director, President and Chief Executive Officer of Wireless TV, Inc. Since 1992, Mr. Burkhalter has been a Director, President and Chief Executive Officer of Vision Communications, Inc., and since 1990 he has been the Chairman of Pacific Coast Paging, Inc. From 1974 through 1992, Mr. Burkhalter was the President and founder of Burkhalter & Company, a certified public accounting firm.

          DANIEL L. SHIMER became a Director in March 1996. Mr. Shimer has served as Executive Vice President and Chief Financial Officer of COREStaff, Inc. since April 1994. Formed in late 1993, COREStaff has rapidly grown, principally through acquisitions, to a $400 million top ten provider of staffing services in the United States. From March 1991 to March 1994, Mr. Shimer served as the Executive Vice-President, Chief Financial Officer, and President of National Accounts for Brice Foods, Inc. From February 1983 to

March 1991, he was associated with Bard & Company, Inc. in various senior financial capacities among its publicly traded affiliates, including Foxmeyer Corporation, Coast America Corporation, and Computerland Corporation. Mr. Shimer, a certified public accountant, began his career at KPMG Peat Marwick LLP and has over 25 years of financial management experience.

COMMITTEES AND DIRECTORS' MEETINGS

          The Board of Directors has three standing committees: the Operating Committee, the Audit Committee and the Compensation Committee. These committees were established in October 1995 in connection with the Company's initial public offering.

          The Operating Committee is authorized to oversee the operations of the Company and to make reports to the full Board. The Operating Committee did not conduct any meetings in 1995.

          The Audit Committee is authorized to oversee the activities of the Company's independent auditors, including approving the scope of the annual audit activities of the independent auditors, and review such audit results and the internal audit controls of the Company. The Audit Committee did not conduct any meetings in 1995.

          The Compensation Committee is authorized to make recommendations to the Board with respect to general employee benefit levels, determine the compensation and benefits of the Company's executive officers and administer the Company's stock option plans. The Compensation Committee held two meetings in 1995.

          The Board of Directors held three meetings during the Company's preceding fiscal year. All of the Directors attended 75% or more of the total number of meetings of the Board of Directors and of the total number of meetings held by all committees of the Board on which he served as a member conducted during the period in which each served as a Director and as a member of such committee.

          The Company does not have a nominating committee. The entire Board of Directors currently is responsible for filling vacancies on the Board as they occur and recommending candidates for election as Directors at the annual meetings of stockholders. The Board will consider individuals recommended for nominations by stockholders of the Company. Such recommendations should be submitted in writing to the Chairman of the Board, who will submit them to the entire Board for its consideration. The recommendation must be accompanied by the consent of the individual nominated to be elected and to serve.

          In addition, the By-Laws of the Company (the "By-Laws") require that advance notice of nominations for the election of Directors to be made by a stockholder (as distinguished from a stockholder's recommendation to the Board) be given to the Secretary of the Company in the case of an annual meeting, no later than 130 days prior to the first anniversary of the preceding year's annual meeting of stockholders, provided, that in the event that the date of the annual meeting is changed from 30 days from such anniversary date, notice by stockholders must be received no later than the close of business on the tenth
(10th) day following the earlier of the date on which this notice was mailed or public announcement of the meeting was made and, in the case of a special meeting, not later than the tenth (10th) day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. Such notice must include (i) as to each person whom the stockholder proposes to nominate for election as a Director at such meeting all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to the stockholder giving the notice, (A) the name and address, as they appear on the Company's books, of such stockholder and (B) the class and number of shares of the Company which are beneficially owned by such stockholder and also which are owned of record by such stockholder; and (iii) as to the beneficial owner, if any, on whose behalf the nomination is made, (A) the name and address of such person and (B) the class and number of shares of the Company which are beneficially owned by such person.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The members of the Company's Compensation Committee are Messrs. Holland, Luby and Shimer. No officers or employees of the Company serve on the Compensation Committee. The Compensation Committee was established in October 1995 in connection with the Company's initial public offering. Previous compensation levels for Messrs. Sternberg, Reilly and William C. Norris, Senior Vice President--System Launches and Secretary, were established pursuant to the terms of their respective employment agreements. See "Employment Agreements." The compensation for Messrs. J. Robert Gary and Alton C. Rye, the other executive officers of the Company, was approved by the full Board of Directors upon the recommendation of Hans J. Sternberg, Chairman of the Board. Executive officers who are also Directors of the Company did not participate in discussions relating to their individual compensation arrangements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Preferred Stock Investments. In April 1995, certain investors purchased redeemable convertible preferred stock and warrants to acquire common stock of Old Wireless One in a private placement resulting in net proceeds of approximately $14 million to Old Wireless One. The following investors purchased redeemable convertible preferred stock and warrants to acquire common stock in the amounts indicated: CMCC--8,000 preferred shares and warrants to purchase 320,000 shares of common stock ($8.0 million); Premier Venture Capital Corporation--2,500 preferred shares and warrants to purchase 100,000 shares of common stock ($2.5 million); affiliates of Advantage Capital Corporation--2,000 preferred shares and warrants to purchase 80,000 shares of common stock ($2.0 million); and certain members of Mr. Sternberg's immediate family--252 preferred shares and warrants to purchase 8,400 shares of common stock. All such preferred shares and warrants to purchase shares of common stock were converted into shares of Common Stock of the Company in the Heartland Transaction (defined below).

          Heartland Transaction. In October 1995, Heartland and all the stockholders of Old Wireless One consummated a transaction (the "Heartland Transaction"), whereby the Company acquired (i) all of the outstanding capital stock of Old Wireless One (which retained all of its assets and liabilities except its wireless cable television assets and certain related liabilities with respect to the Springfield, Missouri market which Heartland acquired) through the merger of a subsidiary of the Company with Old Wireless One and (ii) the wireless cable television assets and all related liabilities of certain subsidiaries of Heartland with respect to certain of Heartland's markets located in Texas, Louisiana, Alabama, Georgia and Florida. In connection with the Heartland Transaction, the contributing subsidiaries of Heartland and the stockholders of Old Wireless One received an aggregate of approximately 3.5 million and approximately 6.5 million shares of Common Stock, respectively, with an aggregate of 200,000 of such shares of Common Stock placed in escrow to be distributed to either the Old Wireless One stockholders and/or the contributing subsidiaries of Heartland, but not to the Company. The distribution of the shares of Common Stock held in escrow will depend upon certain working capital post-closing adjustments. Upon consummation of the Heartland Transaction, the contributing subsidiaries of Heartland received a promissory note for $3 million and a promissory note for $7 million, which notes were repaid from the proceeds of the Company's debt and equity offerings.

          In connection with the Heartland Transaction, Heartland and the Company entered into an agreement whereby (i) the Company agreed not to compete with Heartland or any of Heartland's subsidiaries in the wireless cable television business in specified markets in which Heartland and its subsidiaries operate or have significant channel rights, (ii) Heartland agreed not to compete with the Company in the wireless cable television business in specified markets, including all of the markets described herein and (iii) if at any time a wireless cable television system operated by the Company interferes with the signal transmission of a wireless cable television system operated by Heartland or one of Heartland's subsidiaries (or vice versa), then the Company, Heartland and their respective subsidiaries will use their best efforts to negotiate and enter into an appropriate non-interference agreement.

          In connection with the Heartland Transaction, the Company entered into a registration agreement with Heartland, the contributing Heartland subsidiaries and all of the former stockholders of Old Wireless One (the "Registration Agreement"). Under the Registration Agreement, at any time after the second anniversary of the Heartland Transaction, the holders of a majority of the Common Stock issued to the former stockholders of Old Wireless One in the Heartland Transaction and the holders of a majority of the Common Stock issued to certain of Heartland's subsidiaries in the Heartland Transaction shall each have the right, subject to certain conditions, to require the Company to register any or all of such Common Stock under the Securities Act on Form S-1 on three occasions at the Company's expense and on Form S-2 or S-3 on an additional three occasions at the Company's expense. Heartland and its subsidiaries and the stockholders of Old Wireless One are also entitled to request the inclusion of any Common Stock subject to the Registration Agreement in any registration statement at the Company's expense whenever the Company proposes to register any of its securities under the Securities Act, subject to certain conditions.

          In connection with the Heartland Transaction, the Company, Heartland and certain of the Old Wireless One stockholders entered into a stockholders agreement (as presently in effect, the "Stockholders Agreement"). See "Beneficial Ownership of Common Stock - Stockholders Agreement."

          TruVision Transaction. On April 25, 1996, pursuant to an Agreement and Plan of Merger among the Company, TruVision Wireless, Inc. ("TruVision") and Wireless One MergerSub, Inc. (the "TruVision Merger Agreement"), the Company agreed to acquire all of the outstanding capital stock of TruVision through the merger of a subsidiary of the Company with TruVision (together with the issuance to Vision Communications, Inc. described below, the "TruVision Transaction").
In that merger, the Company will issue to the TruVision shareholders up to 3,373,333 shares of Common Stock, subject to certain adjustments, and certain of such shares may be placed in escrow. The former TruVision shareholders will receive shares placed in escrow upon the satisfaction of certain conditions relating to the ownership of certain assets by TruVision and the closing of certain pending TruVision acquisitions. Shares of Common Stock placed in escrow and not distributed to the former TruVision shareholders will be returned to the Company.

          TruVision acquires, develops, owns and operates wireless cable television systems within the southeastern United States. TruVision currently
(i) operates wireless cable systems in four markets located in Jackson, Mississippi and the Delta and the Gulf Coast regions of Mississippi, and Demopolis, Alabama (ii) holds wireless cable rights for the remainder of the State of Mississippi, and in Tuscaloosa, Alabama and in Memphis and Flippin, Tennessee, where it expects to launch wireless cable systems in 1996 and 1997 and (iii) has acquisition transactions pending in a number of additional markets including Chattanooga, Jackson and Lawrenceburg, Tennessee; Huntsville and Gadsden, Alabama; Hot Springs, Arkansas and Jacksonville, North Carolina.

          Chase Venture Partners Associates, an affiliate of Chemical Bank which was formerly known as "Chemical Venture Capital Associates" ("CVCA"), owns 45.1% of the outstanding TruVision common stock on a fully-diluted basis, and CMCC, a subsidiary of The Chase Manhattan Bank, N.A., owns 14.8% of the

Common Stock of the Company. In addition, CVCA is a general partner of Baseball Partners, which owns 2.9% of the Common Stock of the Company. In March 1996, the parent company of Chemical Bank merged with and into The Chase Manhattan Corporation, the parent company of The Chase Manhattan Bank, N.A., and The Chase Manhattan Corporation thereby became the indirect owner of 45.1% of the outstanding TruVision common stock on a fully-diluted basis. Mr. Chavkin is an officer of certain subsidiaries of The Chase Manhattan Corporation. In addition, 52.2% of the outstanding TruVision common stock, on a fully-diluted basis, is owned by Mississippi Wireless TV, L.P., a partnership which is controlled by Mr. Burkhalter.

          In connection with the merger described above, the Company will issue to Vision Communications, Inc., a corporation controlled by Mr. Burkhalter ("Vision Communications"), 180,000 shares of Common Stock, and will pay to Vision Communications $1.8 million in cash, in each case in satisfaction of certain obligations of TruVision. Upon the consummation of the TruVision Transaction, the Company will enter into employment agreements with Mr. Burkhalter, who is the Chairman of the Board, President and Chief Executive Officer of TruVision, and William R. Byer, Jr., the Executive Vice President and Chief Operating Officer of TruVision. In addition, upon the consummation of the TruVision Transaction, the Company will assume the non-qualified stock options issued by TruVision. As assumed by the Company, such options will cover the following number of shares at the weighted average exercise prices indicated:
Mr. Burkhalter --78,105 shares of Common Stock, $6.82 per share; Mr. Byer -- 62,411 of Common Stock, $6.82 per share; all other persons--36,467 shares of Common Stock, $6.82 per share. All such options will be fully vested. The present shareholders of TruVision, the persons who will receive such options, and Vision Communications are collectively referred to as the "former TruVision Stockholders."

          The shares of Common Stock to be issued in connection with the TruVision Transaction will not be registered under the Securities Act. The Registration Agreement will be amended and restated in connection with the consummation of the TruVision Transaction, with the former TruVision Stockholders becoming parties thereto. Under such amended and restated Registration Agreement (the "New Registration Agreement"), (a) at any time after October 24, 1997, any of (i) the holders of a majority of the Common Stock issued to the former stockholders of Old Wireless One (other than CMCC and Baseball Partners) in the Heartland Transaction, (ii) the holders of a majority of the Common Stock issued to Heartland and/or certain of Heartland's subsidiaries in the Heartland Transaction, (iii) the holders of a majority of the Common Stock to be issued to the Former TruVision Stockholders (other than CVCA) in the TruVision Transaction, and/or (iv) the holders of a majority of the Common Stock issued to CMCC and Baseball Partners in the Heartland Transaction or to be issued to CVCA in the TruVision Transaction, shall each have the right, subject to certain conditions, to require the Company to register any or all of such Common Stock under the Securities Act on Form S-1 on three occasions at the Company's expense and on Form S-2 or S-3 on an additional three occasions at the Company's expense, and (b) at any time after October 24, 1996, the holders of a majority of the Common Stock issued to Vision Communications shall have the right, subject to certain conditions, to require the Company to register any or all of such Common Stock under the Securities Act on Form S-3 on one occasion at the Company's expense. The holders of any such shares of Common Stock also will be entitled to request the inclusion of any Common Stock subject to the Registration Agreement in any registration statement at the Company's expense whenever the Company proposes to register any of its securities under the Securities Act, subject to certain conditions.

          In connection with the execution of the TruVision Merger Agreement, the Company, Heartland and certain of the Old Wireless One stockholders amended the Stockholders Agreement to increase the size of the Board from seven to eight. At that time, James J. Collis resigned as a Director, and CMCC appointed Messrs. Burkhalter and Chavkin as Directors pursuant to the Stockholders Agreement.

          In connection with the TruVision Transaction, CMCC, Baseball Partners, Heartland Wireless Communications, Inc., Hans J. Sternberg, Sean Reilly, Premier Venture Capital Corporation and Lamar Advertising Company, Inc. entered into the Wireless One Voting Agreement (the "Voting Agreement"), pursuant to which they have agreed to vote their shares to approve and adopt actions related to the consummation of the TruVision Transaction. Collectively, the parties to the Voting Agreement own 52.7% of the Common Stock. Accordingly, the proposal to issue Common Stock will be adopted by the Company if the shares owned by such parties are voted in accordance with the Voting Agreement.

          Other Transactions. The Company leases approximately 2,500 square feet of office space for its corporate headquarters in Baton Rouge, Louisiana, under a lease from Starmount. Mr. Sternberg is Chairman, Chief Executive Officer and owner of Starmount. The Company pays approximately $25,000 to Starmount annually for such space. The Company believes the lease was entered into on terms reflecting then current market rates. The lease with Starmount expires on April 30, 1997. The Company moved into larger corporate headquarters and terminated such lease on April 30, 1996 without further payment or penalty.

          The terms of the transactions described above were determined by the parties thereto, and the Company believes that such transactions involving affiliates were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties in arms-length transactions. The Company expects that all future transactions between the Company and its officers, Directors, principal stockholders and affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

          Section 16(a) of the Exchange Act requires the Company's officers, Directors and persons who beneficially own more than ten percent of the Company's Common Stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission ("SEC"). Officers, Directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

          Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Form 5 filings were required, the Company believes that during the period from October 19, 1995 (the date the Company's Common Stock became registered under the Exchange Act) through December 31, 1995, all Section 16(a) filing requirements applicable to its officers, Directors and greater than ten percent beneficial owners were complied with other than by Messrs. Gary and Rye, each of whom filed a late Form 4 disclosing the purchase of shares of Common Stock.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

          Except as otherwise noted, the following table sets forth certain information as of April 1, 1996 as to the security ownership of those persons owning of record or known to the Company to be the beneficial owner of more than five percent of the voting securities of the Company and the security ownership of equity securities of the Company by (i) each of the Directors of the Company,
(ii) each of the Director nominees, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all Directors and executive officers as a group. All information with respect to beneficial ownership has been furnished by the respective Director, Director nominees, executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the Common Stock has been determined for this purpose in accordance with the applicable rules and regulations promulgated under the Exchange Act.

                                                                          COMMON STOCK (1)
                                                                     --------------------------
                                                                                       PERCENT
         DIRECTORS, OFFICERS AND 5% STOCKHOLDERS                     NUMBER OF SHARES  OF CLASS
- ------------------------------------------------------------         ----------------  --------
Heartland Wireless Communications, Inc. (2)(3)................              3,361,538      24.9%
          903 North Bowser, Suite 140
          Richardson, Texas  75081

Chase Manhattan Capital Corporation (2)(4)....................              2,384,916      17.7%
          One Chase Manhattan Plaza
          New York, New York  10081

Premier Venture Capital Corporation (2)(5)....................                754,268       5.6%
          451 Florida Street
          Baton Rouge, Louisiana  70821

Advantage Capital Corporation (2)(6)..........................                630,489       4.7%
          LL&E Tower
          909 Poydras Street, Suite 2230
          New Orleans, Louisiana  70112

Hans J. Sternberg (2)(7)......................................                374,193       2.7%

Sean E. Reilly (2)(8).........................................                101,755         *

Henry M. Burkhalter...........................................                     --        --

Arnold L. Chavkin (12)........................................              2,384,916      17.7%

J. R. Holland, Jr. (9)........................................              3,361,538      24.9%

William K. Luby (10)..........................................                393,226       2.9%

Daniel L. Shimer..............................................                  4,800         *

David E. Webb (1).............................................              3,361,538      24.9%

All Directors and executive officers as a group...............              4,376,222      32.4%
          (11 persons, including those listed above)

- ---------------------------------------
* Less than one percent.

(1) Does not include an aggregate of 200,000 of such shares currently being held in escrow. Such shares will be distributed to either the Old Wireless One stockholders or the Heartland subsidiaries. The distribution of shares held in escrow will depend upon certain working capital post-closing adjustments relating to the Heartland Transaction.

(2) Heartland and certain of its subsidiaries, CMCC, Baseball Partners, Premier Venture Capital Corporation, Advantage Capital Partners Limited Partnership and Advantage Capital Partners II Limited Partnership, Mr. Sternberg and Mr. Reilly, each of whose ownership of Common Stock is disclosed in the table, are parties to Stockholders Agreement. See "Stockholders Agreement." Each of the parties to the Stockholders Agreement disclaims beneficial ownership of the shares of Common Stock owned by the other parties to such agreement.

(3) Heartland reported on a Schedule 13G filed with the SEC, as of December 31, 1995, shared voting and dispositive power with respect to an aggregate of 3,361,538 shares of Common Stock owned by certain direct and indirect subsidiaries of Heartland.

(4) CMCC reported on a Schedule 13G filed with the SEC, as of December 31, 1995, shared voting and dispositive power with respect to 1,991,690 shares of Common Stock, together with The Chase Manhattan Bank (National Association), the direct parent of CMCC, and The Chase Manhattan Corporation, the ultimate parent of CMCC. Baseball Partners has agreed to grant CMCC an irrevocable proxy to vote all of the 393,226 shares of Common Stock owned by Baseball Partners.

(5) As reported on a Schedule 13G filed with the SEC with respect to the shares of Common Stock held by Premier Venture Capital Corporation ("PVCC") as of December 31, 1995. PVCC is an indirect wholly owned subsidiary of Premier Bancorp, Inc., which is a publicly-traded corporation.

(6) Advantage Capital Corporation ("ACC"), as the sole general partner of Advantage Capital Partners Limited Partnership and Advantage Capital Limited Partners II Limited Partnership, reported on a Schedule 13G filed with the SEC, as of December 31, 1995, sole voting and dispositive power with respect to the shares held by such partnerships. Mr. Steven T. Stull is the majority stockholder of ACC.

(7) Includes 12,520 shares owned by Mr. Sternberg's wife and 85,537 shares issuable upon the exercise of presently exercisable options.

(8) Includes 85,537 shares issuable upon the exercise of presently exercisable options.

(9) Includes 3,361,538 shares beneficially owned by Heartland. Mr. Holland is the Manager and President of Hunt Capital Group, L.L.C., a principal stockholder of Heartland. Mr. Holland is the Chairman of the Board of Heartland. Mr. Holland disclaims beneficial ownership of shares owned by Heartland.

(10) Reflects shares of Common Stock which are beneficially owned by Baseball Partners. Mr. Luby is a general partner of Baseball Partners and therefore may be deemed to be a beneficial owner of such shares. Mr. Luby disclaims beneficial ownership of all of the shares of Common Stock owned by Baseball Partners in which Mr. Luby has no pecuniary interest. Certain affiliates of CMCC, including CVCA, are general partners of Baseball Partners.

(11) Includes 3,361,538 shares beneficially owned by Heartland. Mr. Webb is President and Chief Executive Officer and a director and principal stockholder of Heartland. Mr. Webb disclaims beneficial ownership of the shares of Common Stock owned by Heartland and in which Mr. Webb has no pecuniary interest.

(12) Reflects 393,226 shares of Common Stock which are beneficially owned by Baseball Partners and 1,991,690 shares of Common Stock which are beneficially owned by CMCC. Mr. Chavkin is a general partner of CVCA, which is a general partner of Baseball Partners and an affiliate of CMCC, and therefore may be deemed to be a beneficial owner of such shares. Mr. Chavkin disclaims beneficial ownership of all of the shares of Common Stock owned by Baseball Partners and CMCC.

STOCKHOLDERS AGREEMENT

          In connection with the Heartland Transaction, CMCC, Baseball Partners, Premier Venture Capital Corporation, affiliates of Advantage Capital Corporation ("ACC"), Mr. Sternberg and Mr. Reilly, each of whom was a former stockholder of Old Wireless One, and Heartland and certain of its subsidiaries entered into a stockholders agreement. As amended in connection with the execution of the TruVision Merger Agreement, the Stockholders Agreement requires, among other things, that the parties thereto vote their Common Stock so that the Board of Directors of the Company will have up to eight members, one of whom will be Sean Reilly (so long as he is the President of the Company), up to three of whom will be designated by Heartland (at least one of whom must be independent of Heartland, the Company and the Old Wireless One stockholders who are parties to the Stockholders Agreement), up to two of whom will be designated by a majority of the Old Wireless One stockholders who are parties to the Stockholders Agreement other than CMCC and Baseball Partners (at least one of whom must be independent of Heartland, the Company and such stockholders), and up to two of whom will be designated by CMCC and Baseball Partners. The current Directors proposed by Heartland are Messrs. Holland, Shimer and Webb; the current Directors proposed by the Old Wireless One stockholders are Messrs. Sternberg and Luby; the current Directors proposed by CMCC and Baseball Partners are Messrs. Burkhalter and Chavkin.

          Based upon certain filings made by the parties to the Stockholders Agreement with the SEC, the Company believes that the parties to the Stockholders Agreement collectively beneficially own an aggregate of 7,607,159 shares of Common Stock (including 171,074 shares of Common Stock issuable upon the exercise of presently exercisable stock options held by Messrs. Sternberg and Reilly), which represents approximately 55.6% of the outstanding Common Stock. As a result, such stockholders are able to control the election of the members of the Company's Board of Directors and to generally exercise control over the Company's affairs. The Stockholders Agreement also provides that, without the prior approval of the Board and until October 24, 1998, the parties to the Stockholders Agreement may not, without the approval of a majority of the Directors, (i) acquire equity securities of the Company (or rights or options to acquire equity securities of the Company other than equity securities issued or issuable with respect to such Common Stock, securities issued to them pursuant to Board-approved option plans and the acquisition of up to 250,000 shares of Common Stock by Heartland or ACC), (ii) solicit proxies or consents in opposition to solicitations made by or on behalf of the Board or (iii) other than in connection with the Stockholders Agreement, act together with any other person to acquire, hold, vote or dispose of securities of the Company.

          The Stockholders Agreement will be amended and restated in connection with the consummation of the TruVision Transaction, with the Former TruVision Stockholders becoming parties thereto. In such amended and restated agreement (the "New Stockholders Agreement"), the parties thereto, among other things, will agree to vote their Common Stock so that the Board of Directors of the Company will have up to nine members, up to three of whom will be designated by Heartland (at least one of whom must be independent of Heartland, the Company and the Old Wireless One stockholders who are parties to the Stockholders Agreement), up to three of whom will be designated by a majority of the Old Wireless One stockholders who are parties to the Stockholders Agreement other than CMCC and Baseball Partners (at least one of whom must be independent of Wireless One, the Company and such stockholders), up to two of whom will be designated by CMCC, Baseball Partners and CVCA, collectively, and one of whom may be designated by the Former TruVision Stockholders other than CVCA.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

          The table below provides information relating to compensation for the Company's last two fiscal years for the Chief Executive Officer. No other executive officers of the Company received compensation in excess of $100,000 in either of those years. The amounts shown include compensation for services in all capacities that were provided to the Company or Old Wireless One and their respective subsidiaries.

                                                               Long-Term
                                                              Compensation
                                                        ------------------------
                                                                 Awards
                                                        ------------------------


                               Annual Compensation        Restricted   Securities
        Name and           ---------------------------      Stock      Underlying      All Other
   Principal Position      Year   Salary($)   Bonus ($)   Awards($)    Options(#)     Compensation
   ------------------     -----  ---------    --------  ------------  -----------   ---------------

Sean E. Reilly             1995   $87,692       --           --        201,395(1)          --
    President and Chief    1994   $35,000(2)    --           --        113,144(3)          --
    Executive Officer

- ------------------------------------

(1) Such options were originally issued in April 1995 and were to purchase shares of common stock of Old Wireless One. Such options were assumed by the Company under its 1995 Long-Term Performance Incentive Plan (the "Incentive Plan") in October 1995 in connection with the Heartland Transaction.
(2)  Mr. Reilly began receiving compensation from Old Wireless One on June 1,
     1994.
(3) Such options were originally issued in September 1994 and were to purchase shares of common stock of Old Wireless One. Such options were assumed by the Company under its Incentive Plan in October 1995 in connection with the Heartland Transaction.

STOCK OPTION GRANTS

          The following table provides information relating to the stock options awarded to the Chief Executive Officer during the Company's last fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants                                                             Potential Realizable Value at
                                                                              Assumed Annual Rates of Stock
                                                                                         Price
                                                                              Appreciation for Option Term
                        Individual Grants                                                 (1)
- ----------------------------------------------------------------------     ------------------------------------


                  Number of
                  Securities
                  Underlying          Percent of Total
                  Options             Options Granted      Exercise Price  Expiration
    Name          Granted (#)(2)      in Fiscal Year             ($)        Date(3)     5% ($)    10% ($)
- ------------      --------------      ----------------     --------------  ----------   ------    --------
Sean E. Reilly     201,395(4)              36.3%                 (5)        4/14/01     $57,196   $199,784

- ----------------------------------

(1) Amounts reflect certain assumed rates of appreciation set forth in the SEC's executive compensation disclosure rules. Actual gains, if any, on stock options exercises depend on future performance of the Company's Common Stock and overall market conditions. The fair market value of the common stock on the date of grant was estimated to be $4.16 per share.

     See Note (4). At an annual rate of appreciation of 5% per year for the option term, the stock price would be $5.57 per share. At an annual rate of appreciation of 10% per year for the option term, the stock price would be $7.37 per share.

(2) All options vest in five equal installments, with accelerated vesting in the event of a change in control of the Company.

(3) All options listed in the table also expire one year following the termination of employment with the Company of such holder for any reason.

(4) Such options were originally issued in April 1995 and were to purchase shares of common stock of Old Wireless One. Such options were assumed by the Company under its Incentive Plan in October 1995 in connection with the Heartland Transaction.

(5) The exercise price of such options varies depending upon the date such options become exercisable. The exercise price with respect to the first 20% installment of options is $4.16 per share, which is increased 35% per year for each of the remaining four installments.

STOCK OPTION HOLDINGS

          The following table sets forth information with respect to the Chief Executive Officer concerning the stock options held as of December 31, 1995. There were no stock options exercised during the last fiscal year of the Company.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES


                                               Number of Securities Underlying
                                             Unexercised Options at Fiscal Year-     Value of Unexercised In-the-Money
                                                          End (#)                     Options at Fiscal Year-End ($)
                                             -----------------------------------     ---------------------------------
              Name                               Exercisable/Unexercisable             Exercisable/Unexercisable(2)
- ------------------------------------         -----------------------------------     ---------------------------------
Sean E. Reilly (1)..................                   62,908/251,631                       $729,893/$2,088,212
- ----------------------

(1) Of these shares underlying the options held by Mr. Reilly, options for 113,144 shares are exercisable at a price of $6.21 per share and options for 201,395 shares are exercisable at various prices depending upon the date such options became exercisable. The first 20% installment of options are exercisable at $4.16 per share, which is increased 35% per year for each of the remaining four installments.

(2) The closing sale price of the Common Stock on December 29, 1995 was $16.50 as reported by the Nasdaq National Market. The value of such options at the fiscal year end is calculated on the basis of the difference between the option exercise price and $16.50 multiplied by the number of shares of Common Stock underlying the option.

EMPLOYMENT AGREEMENTS

          In connection with the consummation of the Heartland Transaction, the Company entered into employment agreements with Messrs. Sternberg, Reilly and Norris. The employment agreements provide for payment of a specified base salary indexed to inflation and bonuses in the sole discretion of the Compensation Committee based upon the executive's performance and the Company's operating results. The term of each agreement is for two years, subject to automatic annual renewal until the tenth anniversary of the date of such agreement. Each employment agreement provides that each executive may be terminated with or without cause, and will provide that the executive will not compete with the Company or its subsidiaries within a specified area during the period of employment and for the two years thereafter. Each executive will be entitled to receive a severance payment in the event of a resignation caused by the relocation of the Company's executive offices to a location more than 60 miles from its present location.

1995 LONG-TERM INCENTIVE PLAN

          BACKGROUND AND PURPOSE. Set forth below is a description of the Wireless One, Inc. 1995 Long-Term Performance Incentive Plan. The Incentive Plan was adopted by the Board of Directors of the Company on October 17, 1995 and approved by the stockholders of the Company and became effective on October 18, 1995. The Incentive Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The purpose of the Incentive Plan is to provide incentives to certain employees of the Company and any of its subsidiaries and other key individuals.

          ADMINISTRATION. The Incentive Plan is administered solely by the Compensation Committee (the "Committee") of the Company's Board of Directors; provided that the Committee may, at any time or from time to time, delegate the administration of the Incentive Plan in whole or in part, on such terms and conditions, to such other person or persons as it may determine in its discretion, if and to the extent that both (a) Rule 16b-3 or any successor rule ("Rule 16b-3") under the Exchange Act, so permits without adversely affecting the ability of the Incentive Plan to comply with the conditions for exemption from Section 16 of the Exchange Act (or any successor provision), and (b)
Section 162(m) (or any successor provision) of the Code, and any implementing regulations (or any successor provisions), so permits without adversely affecting the deductibility of certain executive compensation. No member of the Committee may have within one year prior to his appointment received awards under the Incentive Plan ("Awards") or under any other plan, program or arrangement of the Company or any of its affiliates if such receipt would cause such member to cease to be a "disinterested person" under Rule 16b-3.

          The Committee has the powers vested in it by the terms of the Incentive Plan, such powers to include exclusive authority (except as may be delegated as permitted herein) (i) to select the employees of the Company or any subsidiary of the Company and other key individuals to be granted Awards under the Incentive Plan, (ii) to determine the type, size and terms of the Award to be made to each individual selected, subject to certain limitations, (iii) to modify the terms of any Award that has been granted, (iv) to determine the time when Awards will be granted, (v) to establish performance objectives, (vi) to make any adjustments necessary or desirable as a result of the granting of Awards to eligible individuals located outside the United States and (vii) to prescribe the form of the instruments embodying Awards made under the Incentive Plan. In addition, the Committee is authorized (A) to interpret the Incentive Plan and the Awards granted under the Incentive Plan, (B) to establish, amend and rescind any rules and regulations relating to the Incentive Plan, and (C) to make any other determinations which it deems necessary or desirable for the administration of the Incentive Plan.

          ELIGIBILITY. Consistent with the purposes of the Incentive Plan, the Committee has exclusive power (except as may be delegated as permitted herein) to select the key employees of the Company or any subsidiary of the Company and other key individuals performing services for the Company or any of its subsidiaries who may participate in the Incentive Plan and be granted Awards under the Incentive Plan. Eligible individuals may be selected individually or by groups or categories, as determined by the Committee in its discretion. No non-employee director of the Company shall be eligible to receive an Award under the Incentive Plan. The term "subsidiary" as used in this Incentive Plan means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          AWARDS UNDER THE INCENTIVE PLAN. Awards under the Incentive Plan may include, but need not be limited to, one or more of the following types, either alone or in any combination thereof: (i) "Stock

Options," (ii) "Stock Appreciation Rights," (iii) "Restricted Stock," (iv) "Performance Grants" and (v) any other type of Award deemed by the Committee in its discretion to be consistent with the purposes of the Incentive Plan (including, but not limited to, Awards of or options or similar rights granted with respect to unbundled stock units or components thereof, and Awards to be made to participants who are foreign nationals or are employed or performing services outside the United States). Stock Options, which include "Nonqualified Stock Options" (which may be awarded to participants or sold at a price determined by the Committee ("Purchased Options")) and "Incentive Stock Options" or combinations thereof, are rights to purchase common shares of the Company having a par value of $.01 per share and stock of any other class into which such shares may thereafter be changed (the "Common Shares").

          There may be issued under the Incentive Plan (as Restricted Stock, in payment of Performance Grants, pursuant to the exercise of Stock Options or Stock Appreciation Rights, or in payment of or pursuant to the exercise of such other Awards as the Committee, in its discretion, may determine) an aggregate of not more than 1,300,000 Common Shares, subject to adjustment as provided in the Incentive Plan. The maximum number of Common Shares with respect to which Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Grants or any other Award may be granted to any one participant in any one taxable year of the Company may not exceed 325,000 Common Shares (the "Participant Limitation"). Common Shares issued pursuant to the Incentive Plan may be authorized but unissued shares, treasury shares, reacquired shares, or any combination thereof. If any Common Shares issued as Restricted Stock or otherwise subject to repurchase or forfeiture rights are reacquired by the Company pursuant to such rights, or if any Award is canceled, terminates or expires unexercised, any Common Shares that would otherwise have been issuable pursuant thereto will be available for issuance under new Awards. Unless otherwise determined by the Committee in its discretion, a participant to whom an Award of Restricted Stock has been made (and any person succeeding to such a participant's rights pursuant to the Incentive Plan) shall have, after issuance of a certificate for the number of Common Shares awarded and prior to the expiration of any restrictions thereon, ownership of such Common Shares, including the right to vote the same and to receive dividends or other distributions made or paid with respect to such Common Shares, subject, however, to the options, restrictions and limitations imposed thereon pursuant to the Incentive Plan. Notwithstanding the foregoing, a participant with whom an Award agreement is made to issue Common Shares in the future, shall have no rights as a stockholder with respect to Common Shares related to such agreement until issuance of a certificate to him. Unless otherwise determined by the Committee in its discretion, a participant to whom a grant of Stock Options, Stock Appreciation Rights, Performance Grants or any other Award is made (and any person succeeding to such a participant's rights pursuant to the Incentive Plan) shall have no rights as a stockholder with respect to any Common Shares or as a holder with respect to other securities, if any, issuable pursuant to any such Award until the date of the issuance of a stock certificate to him for such Common Shares or other instrument of ownership, if any.

          Stock Options. The Committee may grant or sell Stock Options either alone, or in conjunction with Stock Appreciation Rights, Performance Grants or other Awards, either at the time of grant or by amendment thereafter; provided, that (A) an Incentive Stock Option may be granted only to an eligible employee of the Company or of any parent or Subsidiary of the Company; (B) no Incentive Stock Option shall be issued in conjunction with or include an alternative right if the exercise of either such alternative right or the Incentive Stock Option would affect the right to exercise the other or would otherwise permit the avoidance of the requirements of Code (S)422(b); and (C) any arrangement under which a Stock Appreciation Right is issued in conjunction with an Incentive Stock Option shall meet the requirements of applicable Temporary Treasury regulations. Each Stock Option (referred to herein as an "Option") granted or sold under the Incentive Plan must be evidenced by an instrument in such form as the Committee shall prescribe from time to time in accordance with the Incentive Plan (an "Award Instrument") and shall comply with certain terms and conditions set forth in the Incentive Plan, and with such other terms and conditions, including, but not limited to, restrictions upon the Option or the Common Shares issuable upon exercise thereof, as the Committee, in its discretion, shall establish. Among other things, the Incentive Plan provides that the exercise price of an Incentive Stock Option may not be less than 100% of the fair market value of the Common Stock on the date of grant and the term of any such Option may not exceed 10 years from the date of grant.

          Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights either alone, or in conjunction with Stock Options, Performance Grants or other Awards, either at the time of grant or by amendment thereafter. Each Award of Stock Appreciation Rights granted under the Incentive Plan shall be evidenced by an Award Instrument and shall comply with the certain terms and conditions set forth in the Incentive Plan, and with such other terms and conditions, including, but not limited to, restrictions upon the Award of Stock Appreciation Rights or the Common Shares issuable upon exercise thereof, as the Committee, in its discretion, shall establish.

          Restricted Stock. Each Award of Restricted Stock under the Incentive Plan shall be evidenced by an Award Instrument in such form as the Committee shall prescribe from time to time in accordance with the Incentive Plan and shall comply with the certain terms and conditions set forth in the Incentive Plan, and with such other terms and conditions as the Committee, in its discretion, shall establish.

          Performance Grants. The Award of a Performance Grant to a participant will entitle him to receive a specified amount determined by the Committee (the "Actual Value"), if the terms and conditions specified herein and in the Award are satisfied. Each Award of a Performance Grant shall be subject to certain terms and conditions set forth in the Incentive Plan, and to such other terms and conditions, including but not limited to, restrictions upon any cash, Common Shares, other securities of the Company or property, other forms of payment, or any combination thereof, issued in respect of the Performance Grant, as the Committee, in its discretion, shall establish, and shall be embodied in an Award Instrument in such form and substance as is determined by the Committee.

          DEFERRAL OF COMPENSATION. The Committee is authorized to determine whether or not an Award shall be made in conjunction with deferral of the participant's salary, bonus or other compensation, or any combination thereof, and whether or not such deferred amounts may be (i) forfeited to the Company, to other participants or any combination thereof, under certain circumstances (which may include, but need not be limited to, certain types of termination of employment or performance of services for the Company), (ii) subject to increase or decrease in value based upon the attainment of or failure to attain, respectively, certain performance measures, and/or (iii) credited with income equivalents (which may include, but need not be limited to, interest, dividends or other rates of return) until the date or dates of payment of the Award, if any.

          DEFERRED PAYMENT OF AWARDS. The Committee may specify that the payment of all or any portion of cash, Common Shares, other securities of the Company or property, any other form of payment, or any combination thereof, under an Award shall be deferred until a later date. Deferrals shall be for such periods or until the occurrence of such events, and upon such terms, as the Committee shall determine in its discretion. Deferred payments of Awards may be made by undertaking to make payment in the future based upon the performance of certain investment equivalents (which may include, but need not be limited to, government securities, Common Shares, other securities, property or consideration, or any combination thereof), together with such additional amounts of income equivalents (which may be compounded and may include, but need not be limited to, interest, dividends or other rates of return, or any combination thereof) as may accrue thereon until the date or dates of payment, such investment equivalents and such additional amounts of income equivalents to be determined by the Committee in its discretion.

          AMENDMENT OR SUBSTITUTION OF AWARDS UNDER THE INCENTIVE PLAN. The terms of any outstanding Award under the Incentive Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate (including, but not limited to, acceleration of the date of exercise of any Award and/or payments thereunder); provided that no such amendment shall adversely affect in a material manner any right of a participant under the Award without his written consent, unless (except as otherwise provided in an Award Instrument) the Committee determines in its discretion that there have occurred or are about to occur significant changes in the participant's position, duties or responsibilities, or significant changes in economic, legislative, regulatory, tax, accounting or cost/benefit conditions which are determined by the Committee in its discretion to have or to be expected to have a substantial effect on the performance of the Company, or any Subsidiary, affiliate, division or department thereof, on the Incentive Plan or on any Award under the Incentive Plan. The Committee may, in its discretion, permit holders of Awards under the Incentive Plan to surrender outstanding Awards in order to exercise or realize rights under other Awards, or in exchange for the grant of new Awards, or require holders of Awards to surrender outstanding Awards as a condition precedent to the grant of new Awards under the Incentive Plan.

          DEATH AND DISABILITY. Unless otherwise specifically provided in an Award Instrument, if a participant to whom an Award has been granted under the Incentive Plan shall die or suffer a total and permanent disability while employed by the Company or any of its Subsidiaries, such Award may be exercised, to the extent that the participant was entitled to do so at the termination of employment, as set forth herein, by the participant, legal guardian of the participant (unless such exercise would disqualify an option as an Incentive Stock Option), a legatee or legatees of the participant under the participant's last will, or by the participant's legal representatives or distributees, whichever is applicable, at any time within one (1) year after the date of the participant's death or total disability, but in no event later than the date on which the Award terminates. Notwithstanding the above, if a participant whose employment terminates by reason of total and permanent disability shall die, a legatee or legatees of such participant under the participant's last will, or the legal representative of such participant's estate, shall have the right to exercise such Award to the extent that the participant was entitled to do so at the termination of employment, only during the period ending one (1) year after the date of the participant's termination of employment by reason of disability. For purposes of the Incentive Plan, "total and permanent disability" has the meaning set forth in Code Section 22(e)(3), or any successor provision thereto.

          TERMINATION OF A PARTICIPANT. For all purposes under the Incentive Plan, the Committee shall determine whether a participant has terminated employment with, or the performance of services for, the Company (or parent or any Subsidiary of the Company).

          DILUTION AND OTHER ADJUSTMENTS. Unless otherwise specifically provided in an Award Instrument, in the event of any change in the outstanding Common Shares of the Company by reason of any stock split, dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, a sale by the Company of all of its assets, any distribution to stockholders other than a normal cash dividend, or other extraordinary or unusual event, if the Committee shall determine, in its discretion, that such change equitably requires an adjustment in the terms of any Award or the number of Common Shares available for Awards, such adjustment may be made by the Committee and shall be final, conclusive and binding for all purposes of the Incentive Plan.

          In the event of the proposed dissolution or liquidation of the Company, all outstanding Awards shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, all restrictions on any outstanding Awards shall lapse and participants shall be entitled to the full benefit of all such Awards immediately prior to the closing date of such sale or merger, unless otherwise provided by the Committee.

          DESIGNATION OF BENEFICIARY BY PARTICIPANT. Unless otherwise specifically provided in an Award Instrument, a participant may name a beneficiary to receive any payment to which he may be entitled in respect of any Award under the Incentive Plan in the event of his death, on a written form to be provided by and filed with the Committee, and in a manner determined by the Committee in its discretion. The Committee has the right to review and approve beneficiary designations. A participant may change his beneficiary from time to time in the same manner, unless such participant has made an irrevocable designation. Any designation of beneficiary under the Incentive Plan (to the extent it is valid and enforceable under applicable law) shall be controlling over any other disposition, testamentary or otherwise, as determined by the Committee in its discretion. If no designated beneficiary survives the participant and is living on the date on which any amount becomes payable to such a participant's beneficiary, such payment will be made to the legal representatives of the participant's estate, and the term "beneficiary" as used in the Incentive Plan shall be deemed to include such person or persons. If there are any questions as to the legal right of any beneficiary to receive a distribution under the Incentive Plan, the Committee in its discretion may determine that the amount in question be paid to the legal representatives of the estate of the participant, in which event the Company, the Board and the Committee and the members thereof, will have no further liability to anyone with respect to such amount.

          FINANCIAL ASSISTANCE. Unless otherwise specifically provided in an Award Instrument, if the Committee determines that such action is advisable, the Company may assist any person to whom an Award has been granted in obtaining financing from the Company (or under any program of the Company approved pursuant to applicable law), or from a bank or other third party, on such terms as are determined by the Committee, and in such amount as is required to accomplish the purposes of the Incentive Plan, including, but not limited to, to permit the exercise of an Award, the participation therein, and/or the payment of any taxes in respect thereof. Such assistance may take any form that the Committee deems appropriate, including, but not limited to, a direct loan from the Company, a guarantee of the obligation by the Company, or the maintenance by the Company of deposits with such bank or third party.

          WITHHOLDING TAXES. The Company is granted the right to deduct from any payment made under the Incentive Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to issue Common Shares, other securities of the Company or property, other securities or property, or other forms of payment, or any combination thereof, upon exercise, settlement or payment of any Award under the Incentive Plan, that the participant (or any beneficiary or person entitled to act) pay to the Company, upon its demand, such amount as may be required by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue Common Shares, other securities of the Company or property, other securities or property, other forms of payment, or any combination thereof. Notwithstanding anything in the Incentive Plan to the contrary, the Committee may, in its discretion, permit an eligible participant (or any beneficiary or person entitled to act) to elect to pay a portion or all of the amount requested by the Company for such taxes with respect to such Award, at such time and in such manner as the Committee shall deem to be appropriate (including, but not limited to, by authorizing the Company to withhold, or agreeing to surrender to the Company on or about the date such tax liability is determinable, Common Shares, other securities of the Company or property, other securities or property, other forms of payment, or any combination thereof, owned by such person or a portion of such forms of payment that would otherwise be distributed, or have been distributed, as the case may be, pursuant to such Award to such person, having a fair market value equal to the amount of such taxes).

          INCENTIVE PLAN AMENDMENT OR SUSPENSION. The Incentive Plan may be amended or suspended in whole or in part at any time and from time to time by the Board, but no amendment shall be effective unless and until the same is approved by stockholders of the Company where the failure to obtain such approval would adversely affect the compliance of the Incentive Plan with Rule 16b-3 under the Exchange Act or with other applicable law. No amendment of the Incentive Plan shall adversely affect in a material manner any right of any participant with respect to any Award theretofore granted without such participant's written consent.

          INCENTIVE PLAN TERMINATION. This Incentive Plan terminates upon the earlier of the following dates or events to occur: (a) upon the adoption of a resolution of the Board terminating the Incentive Plan; or (b) ten years from the date the Incentive Plan is initially approved and adopted by the stockholders of the Company (October 18, 2005); provided, however, that the Board may, prior to the expiration of such ten-year period, extend the term of the Incentive Plan for an additional period of up to five years for the grant of Awards other than Incentive Stock Options. No termination of the Incentive Plan shall materially alter or impair any of the rights or obligations of any person, without his consent, under any Award theretofore granted under the Incentive Plan, except that subsequent to termination of the Incentive Plan, the Committee may make those amendments permitted under the plan.

          FEDERAL INCOME TAX CONSEQUENCES. The following is a brief summary of the principal federal income tax consequences to participants of the grant and exercise of certain Awards under the Incentive Plan. This summary does not purport to address all aspects of federal income taxes that may affect participants in light of their individual circumstances. Moreover, this summary is based upon the current provisions of the Code, Treasury Regulations (including proposed Treasury Regulations) promulgated thereunder, rulings, administrative pronouncements and court interpretations thereof in effect as of the date hereof. It is possible that future legislative, regulatory, judicial or administrative changes or interpretations could modify such tax consequences and the conclusions reached below and that any such change could apply retroactively. This summary applies only to participants who acquire options under the Incentive Plan in connection with their employment by the Company or one of its Affiliates and exercise such options during their lifetimes. Because federal income tax consequences will vary as a result of individual circumstances, each option holder is urged to consult a tax advisor with respect to the tax consequences (including those under state and local tax laws) of the grant and exercise of stock options under the Incentive Plan. Moreover, the following summary relates only to option holders' federal income tax treatment. The state, local and foreign tax consequences may be substantially different from the federal income tax consequences described herein.

          A.        Taxation of Ordinary Income and Capital Gains.

          The ordinary income of an individual taxpayer currently is generally subject to a maximum federal income tax rate of 39.6%, while long-term capital gains of an individual currently are generally subject to a maximum tax rate of 28%. The effective marginal rates of some taxpayers may be higher to the extent that they are subject to the phase-out of personal exemptions or the reduction of itemized deductions that occur at certain income levels. The classification of income as capital or ordinary is also relevant for taxpayers who have capital losses or investment interest.

          B.        Restricted Stock.

          A participant who is granted restricted stock may, if the restrictions constitute a "substantial risk of forfeiture" as defined in Section 83 of the Code, make a Section 83(b) election to have the grant taxed as compensation income at the date of grant in an amount equal to the fair market value on the date of grant of the shares subject to such award less any amount paid by the participant for the shares. If the participant does not make a timely Section 83(b) election, the grant is generally taxed to him or her as compensation income at the date(s) that the restrictions imposed on the shares expire, in an amount on each such date equal to the fair market value on such date of the shares as to which the restrictions expire less any amount paid by the participant for the shares. Unless a participant makes a timely Section 83(b) election, any dividends paid on the shares subject to the award while such shares remain subject to the restrictions are compensation income to the participant. Provided such compensation income is, or is deemed to be, included in the holder's gross income, the Company is generally entitled to a deduction for any compensation income taxed to the participant.

          Upon a participant's sale of shares received pursuant to a grant of restricted stock, the difference between the selling price and the tax basis of the shares (generally, if a timely Section 83(b) election is made, the fair market value of the shares on the date of grant or, if a timely Section 83(b) election is not made, the fair market value of the shares on the date(s) on which the restrictions on the shares expire) is a capital gain or loss (long- or short-term, depending on the participant's holding period for the shares). A participant's holding period beings on the date of grant if a timely Section 83(b) election is made or on the date(s) on which the restrictions on the shares expire if no timely Section 83(b) election is made.

          An exception to the foregoing treatment may occur in the event that the participant is subject to Section 16(b) of the Exchange Act. In certain circumstances, the fair market value of particular shares may be determined, and the participant's holding period for such shares may commence, on a date other than the date of grant or the date on which the restrictions on such shares lapse unless the participant makes a timely Section 83(b) election with respect to such shares.

          C.        Options.

          Under the Incentive Plan, a participant may be granted options that qualify as incentive stock options under Section 422 of the Code ("ISO") or options that do not so qualify (nonqualified options or "NQOs") or both. Generally, the tax consequences to an option holder with respect to ISOs will be different from the tax consequences with respect to NQOs, as more fully explained below. In addition, the discussion below assumes that at the time an NQO is exercised, the shares received are either fully vested or the holder makes a timely election under Section 83(b).

               i.        Nonqualified Options.

     The holder of an NQO does not recognize taxable income upon the grant of the NQO, nor is the Company entitled, for income tax purposes, to a deduction upon such a grant. The option holder recognizes ordinary compensation income (subject to withholding taxes) on the exercise of an NQO equal to the excess of the fair market value of the shares received on exercise over the option exercise price. The fair market value of the shares is measured on the exercise date. If such taxable compensation is properly included in the holder's gross income by the holder or is deemed to have been properly included as a result of the timely satisfaction of certain reporting requirements by the Company, the Company should be entitled to a deduction in computing its federal income taxes in an amount equal to the ordinary income recognized by the option holder on the exercise of the NQO.

     If an option holder sells shares acquired pursuant to the exercise of an NQO, the option holder will recognize capital gain or loss equal to the difference between the selling price of the shares and their fair market value on the exercise date. The capital gain is long-term or short-term, depending on whether the option holder has held the option shares for more than one year after the exercise date. The Company is not entitled to any deduction with respect to any capital gain recognized by the option holder.

     The previous paragraph assumes, for simplicity, that the option holder's tax basis in the option shares sold is equal to the fair market value of such shares on the exercise date. While this would be the case if the option holder had paid the exercise price for such shares in cash, it would not normally be the case if the option holder paid the exercise price in whole or in part by delivery of other Company Common Stock. In the latter case, the option holder's tax basis in, and holding period for, the previously acquired shares surrendered carries over to an equal number of the option shares received on a share-for-share basis. Shares received in excess of the shares surrendered have a tax basis equal to the fair market value of those received shares on the exercise date and the option holder's holding period for such received shares begins on the exercise date. The option holder's capital gain or loss on a sale of option shares would be determined based on the option holder's actual basis in the shares sold and the long-term or short-term nature of any gain would be based on the option holder's actual holding period.

               ii.       Incentive Stock Options.

     The holder of an ISO does not realize taxable income upon the grant or exercise of the ISO and the Company is not entitled to any deduction with respect to such grant or exercise. However, upon exercise of an ISO, the excess of the fair market value on the exercise date of the shares acquired pursuant to the exercise of the ISO over the exercise price will be included in the option holder's alternative minimum taxable income and may cause or increase a liability for alternative minimum tax. Such alternative minimum tax may be payable even though the option holder receives no cash upon the exercise of the ISO with which to pay such tax.

     The income tax treatment of any gain or loss realized upon an option holder's disposition of option shares depends on the timing of the disposition. If the option shares have been held for at least one year and if at least two years have elapsed since the date of grant of the ISO (the "Required Holding Periods"), then the option holder recognizes (i) long-term capital gain to the extent that the selling price exceeds the exercise price or (ii) long-term capital loss to the extent that the exercise price exceeds the selling price. In either case, no deduction is allowed to the Company.

     If an option holder disposes of option shares before the expiration of the Required Holding Period ( "Disqualifying Disposition"), then (i) if the selling price exceeds the fair market value of the option shares on the date the ISO was exercised, the excess of such fair market value over the exercise price is taxable to the option holder as ordinary income and the excess of the selling price over such fair market value is taxable to the option holder as capital gain (long-term or short-term depending on whether the option holder has held the shares for more than one year), (ii) if the selling price exceeds the exercise price but does not exceed the fair market value of the option shares on the date the ISO was exercised, the excess of the selling price over the exercise price is taxable to the option holder as ordinary income and (iii) if the selling price is less than the exercise price, the difference is treated as capital loss to the option holder. If, however, the disposition is a sale to a related party (as defined in Section 267(b) of the Code to include, for example, a member of the option holder's family or a corporation majority-owned by the option holder) or a gift, then the ordinary income recognized by the option holder will not be less than the excess of the fair market value of the option shares on the exercise date over the option exercise price. In each case, the Company is entitled to a deduction equal to the amount of ordinary income (but not capital gain) recognized by the option holder on the Disqualifying Disposition, provided such taxable amount is, or is deemed to be, included in the gross income of the option holder.

     The previous paragraphs assume, for simplicity, that the option holder's tax basis in the option shares disposed of is equal to the option exercise price. While this would be the case if the option holder had paid the option exercise price for such shares in cash, it would not normally be the case if the option holder paid the option exercise price in whole or in part by delivery of the Common Stock. If an option holder delivers previously acquired Common Stock (other than shares acquired upon exercise of an ISO and not held for the Required Holding Periods) in payment of all or part of the option exercise price of an ISO, the option holder's tax basis in, and holding period for, the previously acquired shares surrendered carries over to an equal number of the option shares received (for capital gain purposes, but not for purposes of determining whether a Disqualifying Disposition occurs) on a share-for-share basis. Shares received in excess of the shares surrendered have a tax basis equal to the amount paid (if any) by the option holder to exercise the ISO in addition to the previously acquired shares, and such shares' holding period begins on the exercise date. Proposed regulations provided that where an ISO is exercised using previously acquired shares, a later Disqualifying Disposition of the shares received will be deemed to have been a disposition of the shares having the lowest basis first. The option holder's capital gain or loss on a sale of option shares would be determined based on the option holder's actual basis in such shares (increased by any ordinary income on such disposition) and the long-term or short-term nature of any gain would be based on the option holder's actual holding period.

     If an option holder pays the exercise price of an ISO in whole or in part with previously acquired Common Stock that was acquired upon the exercise of an ISO and that has not been held for the Required Holding Periods, the option holder will recognize ordinary income (but not capital gain) with respect to the surrendered shares under the rules applicable to Disqualifying Dispositions.
The Company will be entitled to a corresponding deduction. The option holder's basis in the shares received in exchange for the shares surrendered will be increased by the amount of ordinary income the option holder recognizes.

     Under the Incentive Plan, the Committee may allow options to be exercised after the termination of an option holder's employment. However, if an ISO is exercised more than three months after the termination of an option holder's employment other than because of the option holder's death (or more than one year after the termination of an option holder's employment because of disability) the option holder will be taxed on the exercise as if the ISO were an NQO.

               iii. Effect of Section 16(b) of the Securities Exchange Act of 1934.

     The tax consequences to an option holder of the exercise of either an ISO or an NQO may vary from those described above if the option holder is a person who is subject to liability under Section 16(b) of the Exchange Act (typically, officers, directors and major shareholders of a company) for certain dealings in the Common Stock (a "16(b) Person"). In general, an option holder who is a 16(b) Person will not recognize income on receipt of the Common Stock until such holder is no longer subject to a liability under Section 16(b) with respect to the disposition of such Common Stock. However, the option holder may elect to be taxed based on the fair market value of the shares on the exercise date (and have a holding period beginning on the exercise date) by filing an election under Section 83(b) of the Code within 30 days of the exercise date.

     D.        Other Awards.

     Because other awards may take many forms, as determined by the Committee, it is not possible to describe generally what their tax treatment will be.

     E.        Effect of Section 162(m) of the Internal Revenue Code.

     Starting with tax years beginning after January 1, 1994, a publicly held corporation may not deduct compensation paid to its CEO and its four other most-highly compensated officers in excess of $1 million per officer during a corporate taxable year except to the extent such amounts in excess of $1 million qualify for an exception to this limitation. To qualify for this exception, such amounts must be determined on the basis of preestablished, objective, nondiscretionary formulae that meet certain shareholder and outside director approval requirements. For this purpose, "compensation" is broadly defined and would include, for example, income realized on the exercise of non-qualified options or SARs, disqualifying dispositions of ISO shares, and the receipt (if a timely Section 83(b) election is made) or vesting (if no Section 83(b) election is made) of restricted stock. Thus, to the extent awards granted to the Chief Executive Officer and the four other most highly compensated officers do not qualify for the performance based-exception, the Company's deductions with respect to such awards may be subject to the $1 million per executive deduction limitation.

     INCENTIVE PLAN BENEFITS. The following table sets forth the number of nonqualified stock options that have been granted under the Incentive Plan as of the date of the Proxy Statement to (i) the Chief Executive Officer, (ii) all current executive officers as a group, (iii) all current Directors who are not executive officers as a group, and (iv) all employees, including all current officers who are not executive officers, as a group.

                   1995 LONG-TERM PERFORMANCE INCENTIVE PLAN

                                                              NUMBER OF
NAME AND POSITION                                        NONQUALIFIED STOCK
- -----------------                                          OPTIONS GRANTED
                                                         -------------------

Sean E. Reilly, President and Chief Executive Officer...       314,539

Executive Group (5 persons).............................       746,987

Non-Executive Director Group............................            --

Non-Executive Officer Employee Group....................        63,200


     No other Awards have been granted under the Incentive Plan to date. The type or number of future Awards that will be granted under the Incentive Plan to the above-named individuals and groups in the future is not determinable at this time.

1995 DIRECTORS' OPTION PLAN

     BACKGROUND AND PURPOSE. Set forth below is a description of the Wireless One, Inc. 1995 Directors' Option Plan (the "Directors' Plan"). The Directors' Plan was adopted by the Board of Directors of the Company on October 17, 1995 and approved by the stockholders of the Company and became effective on October 18, 1995. The Directors' Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code.

     The purpose of the Directors' Plan is to compensate non-management Directors for services rendered by such persons and to provide them with significant additional incentives to promote the financial success of the Company. In addition, the Directors' Plan may provide an incentive which may be used to induce able persons to become or remain as directors of the Company.

     ADMINISTRATION OF THE PLAN. The Directors' Plan is administered by the Committee. The Committee must be composed of at least two members of the Board each of whom has not, during the one year prior to service as an administrator of the Directors' Plan, or during such service, been granted or awarded equity securities pursuant to the Directors' Plan or any other plan of the Company or any subsidiary; provided that: (i) participation in a formula plan meeting the conditions of Rule 16b-3(c) (2) (ii) of the Exchange Act, (ii)
participation in an ongoing securities acquisition plan meeting the conditions of Rule 16b-3 (d) (2) (i) of the Exchange Act and (iii) an election to receive an annual retainer fee in either cash or an equivalent amount of securities, or partly in cash and partly in securities, shall not disqualify a director from serving on the Committee. Subject to the preceding sentence, the Board has the power to determine the number of members which the Committee shall have and to change the number of membership positions on the Committee from time to time. The Committee has the full power and authority to prescribe, amend and rescind
rules and procedures governing administration of the Directors' Plan.   In
addition, the Committee has been granted the full power and authority (i) to interpret the terms of the Plan, the terms of the options granted under the plan and the rules and procedures established by the Committee and (ii) to determine the meaning of or require ments imposed by or rights of any person under the plan, any option or any rule or procedure established by the Committee.

     PERSONS ELIGIBLE TO RECEIVE OPTIONS. A person shall be eligible to be granted an option under the Directors' Plan only if on the proposed date of grant for such option such person is a non-management director of the Company. A person eligible to be granted an option is hereinafter referred to as a "Non-management Director."

     GRANT OF OPTIONS. The Committee has the right and the power to grant at any time to any Non-management Director an option entitling such person to purchase Common Stock from the Company in such quantity, at such price, on such terms and subject to such conditions consistent with the provisions of the plan as may be established by the Committee on or prior to the date of grant for such option. Each option to purchase Common Stock which shall be granted by the Committee pursuant to the provisions of the plan is hereinafter referred to as an "Option." All options granted under the Directors' Plan must be nonqualified options for federal income tax purposes. As of the date of this Proxy Statement, no options have been granted under the Directors' Plan.

     OPTION TERMS. The Committee has the power to determine the Non-management Directors to whom Options are granted, the number of shares subject to each Option, the number of Options awarded to each Non-management Director and the time at which each Option is granted. Except as otherwise expressly provided in the plan, the Committee is authorized also to determine, at the time of the grant of each Option, all terms and conditions governing the rights and obligations of the holder with respect to such Option, including but not limited to: (a) the purchase price per share or the method by which the purchase price per share will be determined; (b) the length of the period during which the Option may be exercised and any limitations on the number of shares purchasable with the Option at any given time during such period; (c) the times at which the Option may be exercised; (d) any conditions precedent to be satisfied before the Option may be exercised; and (e) any restrictions on resale of any shares purchased upon exercise of the Option. Notwithstanding the foregoing, the price at which each share may be purchased upon the exercise of any Option may not be less than the per share market value on the date of grant for such Option. The per share market value is equal to the fair market value of one share of Common Stock, as determined in such manner as prescribed by the Committee in good faith.

     TRANSFER LIMITATIONS. No Option granted under the Directors' Plan may be transferable other than by will or the laws of descent and distribution or exercisable during the lifetime of the person to whom the Option is initially granted by anyone other than the initial grantee.

     NO RIGHT TO EMPLOYMENT CONFERRED. Nothing in the Directors' Plan or (in the absence of an express provision to the contrary) in any agreement evidencing the option grant (the "Option Agreement") (i) confers any right or obligation on any person to continue as a director of the Company or (ii) affects or shall affect in any way any person's right or the right of the Company or any subsidiary, the stockholders or the Board of Directors to terminate such person's retention as a director with the Company or any subsidiary at any time, for any reason, with or without cause.

     EXERCISE PROCEDURES. Each Option must be exercised by written notice to the Company. Any holder of any Option is required, as a condition to such holder's right to purchase securities with such Option, to supply the Committee at such person's expense with such evidence, representations, agreements or assurances (including, but not limited to, opinions of counsel satisfactory to the Committee) as the Committee may deem necessary or desirable in order to establish to the satisfaction of the Committee the right of such person to exercise such Option and of the propriety of the sale of securities by reason of such exercise under the Securities Act and any other laws or requirements of any governmental authority specified by the Committee. The Company is not be obligated to sell any Shares subject to such Option until all evidence, representations, agreements and assurances required by the Committee have been supplied. An Option holder does not have any rights as a stockholder with respect to shares issuable under any Option until and unless such shares are sold and delivered to such holder.

     PAYMENT OF PURCHASE PRICE. The purchase price of shares purchased upon the exercise of an Option must be paid in full in cash or by check by the holder at the time of the delivery of such shares, provided that the Committee may (but need not) permit payment to be made by (i) delivery to the Company of outstanding shares, (ii) retention by the Company of shares which would otherwise be transferred to the Option holder upon exercise of the Option or
(iii) any combination of cash, check, the holder's delivery of outstanding shares and retention by the Company of shares which would otherwise be transferred to the Option holder upon exercise of the Option. In the event any Common Stock is delivered to or retained by the Company to satisfy all or any part of the purchase price, the part of the purchase price deemed to have been satisfied by such Common Stock shall be equal to the product derived by multiplying (i) the per share market value as of the date of exercise by (ii) the number of shares delivered to or retained by the Company. No fractional shares will be delivered to or retained by the Company in satisfaction of the purchase price. To the extent such fractional share would result, the holder shall make up such difference in cash. Any part of the purchase price paid in cash or by check upon the exercise of any Option will be added to the general funds of the Company and may be used for any proper corporate purpose. Unless the Board shall otherwise determine, for each share delivered to or retained by the Company as payment of all or part of the purchase price upon the exercise of any Option, the aggregate number of shares subject to the Directors' Plan will be increased by one share.

     DEATH, PERMANENT DISABILITY OR TERMINATION WITHOUT CAUSE OF OPTION HOLDER. Except as otherwise provided in the Option Agreement, if the holder of an Option dies while such Option holder is still employed by the Company or any subsidiary, then the right to exercise all unexpired installments of such Option shall be accelerated and shall accrue as of the date of death. Except as otherwise provided in the Option Agreement, if the holder of an Option dies and such Option is exercisable at the date of death (for any reason including acceleration pursuant to the preceding sentence), then such holder's estate or the person or persons to whom the holder's rights under the Option shall pass by reason of the holder's death shall have the right to exercise the Option for 90 days after the date of death, and the Option shall expire at the end of such 90 day period.

     Except as otherwise provided in the Option Agreement, if the holder of an Option suffers a Permanent Disability while such holder is still employed by the Company or any subsidiary, then the right to exercise all unexpired installments of such Option shall be accelerated and shall accrue as of the later of the date of such Permanent Disability or the date of discovery of such Permanent Disability (the "Permanent Disability Date"). Except as otherwise provided in the Option Agreement, if the holder of an Option suffers a Permanent Disability and such Option is exercisable at the Permanent Disability Date (for any reason including acceleration pursuant to the preceding sentence), then such holder shall have the right to exercise such Option for 90 days after the Permanent Disability Date, and the Option shall expire at the end of such 90 day period. Under the Directors' Plan, "Permanent Disability" is defined to mean a physical or mental disability suffered by an initial grantee of an Option which the Committee determines in its sole discretion will permanently prevent such initial grantee from working for the Company in the same or a substantially similar position as such initial grantee occupied prior to suffering such disability.

     Except as otherwise provided in the Option Agreement, if the holder of an Option is terminated without Cause and such Option is currently exercisable at the time of such termination, then such holder has the right to exercise such Option for 30 days after the date of such termination, and the Option shall expire at the end of such 30 day period. Under the Directors' Plan, "Cause" is defined to mean (i) the commission of any act involving moral turpitude or any act which brings or could bring the Company into disrepute or materially damages its relations with its customers, suppliers, licensors or financing sources or
(ii) the violation of any statutory or common law duty of loyalty to the Company.

     WITHHOLDING TAXES. The Company or any subsidiary are entitled, if the Committee deems it necessary or desirable, to withhold from an Option holder's salary or other compensation (or to secure payment from the Option holder in lieu of withholding) all or any portion of any withholding or other tax due from the Company or any subsidiary with respect to any shares deliverable under such holder's Option or the Committee may (but need not) permit payment of such withholding by the Company's retention of shares which would otherwise be transferred to the Option holder upon exercise of the Option.

     SECURITIES LAW COMPLIANCE. Each Option granted under the Directors' Plan is subject to the condition that such Option may not be exercised if and to the extent the Committee determines that the sale of securities upon exercise of the Option may violate the Securities Act or any other law or requirement of any governmental authority. Under the Directors' Plan, the Company does not have any obligation to register the shares subject to any Option granted under the plan under the Securities Act or to maintain in effect any registration of such shares which may be made at any time under the Securities Act.

     SHARES SUBJECT TO THE PLAN. An aggregate of 100,000 shares of Common Stock has been reserved for the option grants under the Directors' Plan. Except as otherwise provided in the plan, the Options shall be limited so that the sum of the following shall not as of any given time exceed 100,000 shares: (i) all shares subject to Options outstanding under the plan at the given time and (ii) all shares which shall have been sold by the Company by reason of the exercise at or prior to the given time of any of the Options. The Common Stock issued under the plan may be either authorized and unissued shares, shares reacquired and held in the treasury of the Company, or both, all as from time to time determined by the Board. In the event any Option shall expire or be terminated before it is fully exercised, then all shares formerly subject to such Option as to which such Option was not exercised shall be available for any Option subsequently granted in accordance with the provisions of the plan.

     ADJUSTMENTS TO REFLECT ORGANIC CHANGES. The Board is required to appropriately and proportionately adjust the number and kind of shares subject to outstanding Options, the price for which shares may be purchased upon the exercise of outstanding Options, and the number and kind of shares available for Options subsequently granted under the Directors' Plan to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in the capitalization of the Company which the Board determines to be similar, in its substantive effect upon the plan or the Options, to any of the changes expressly indicated in this sentence. The Board may (but shall not be required to) make any appropriate adjustment to the number and kind of shares subject to outstanding Options, the price for which shares may be purchased upon the exercise of outstanding Options, and the number and kind of shares available for Options subsequently granted under this plan to reflect any spin-off, spin-out or other distribution of assets to stockholders or any acquisition of the Company's stock or assets or other change which the Board determines to be similar, in its substantive effect upon the plan or the Options, to any of the changes expressly indicated in this sentence. The Committee shall have the power to determine the amount of the adjustment to be made in each case described in the preceding two sentences, but no adjustment approved by the Committee shall be effective until and unless it is approved by the Board. In the event of any reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Company's assets which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, the Board may (but shall not be required to) substitute the per share amount of such stock, securities or assets for shares upon any subsequent exercise of any Option. If any fractional Share becomes subject to any Option as a result of any such adjustment, then (i) such Option may not be exercised with respect to such fractional share until and unless such Option is exercised as to all other shares subject to such Option and (ii) if such Option is exercised with respect to such fractional share, the Company has the right to deliver to the holder in lieu of such fractional share cash in an amount equal to the product derived by multiplying the fraction representing the portion of a full share represented by such fractional share times the per share market value on the exercise date of the Option with respect to such fractional share established as prescribed in the plan.

     AMENDMENT OF DIRECTORS' PLAN. Except as provided in the following two sentences, the Board has the complete power and authority to amend the plan at any time and no approval by the Company's stockholders or by any other person, committee or other entity of any kind is required to make any amendment approved by the Board effective. The Board does not, without the affirmative vote of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with applicable law, make any amendment to the plan which materially (i) increases the benefits accruing to participants under the plan, (ii) increases the number of shares of Common Stock which may be issued under the plan or (iii) modifies the requirements as to eligibility for participation in the plan. No termination or amendment of the plan may, without the consent of the holder of any Option prior to termination or the adoption of such amendment, materially and adversely affect the rights of such holder under such Option.

     TERMINATION OF DIRECTORS' PLAN. The Board has the right and the power to terminate the Directors' Plan at any time. No Option shall be granted under the plan after its termination, but the termination of the plan will not have any other effect. Any Option outstanding at the time of the termination of the plan may be exercised after termination of the plan at any time prior to the expiration date of such Option to the same extent such Option would have been exercisable had this Plan not terminated. "Expiration Date" as applied to any Option means the date specified in the Option Agreement between the Company and the Holder as the expiration date of such Option. If no expiration date is specified in the Option Agreement relating to any Option, then the Expiration Date of such Option is the day prior to the seventh anniversary of the date of grant of such Option.

     FEDERAL INCOME TAX CONSEQUENCES. The following is a brief summary of the principal federal income tax consequences to participants of the grant and exercise of certain Options under the Directors' Plan. This summary does not purport to address all aspects of federal income taxes that may affect participants in light of their individual circumstances. Moreover, this summary is based upon the current provisions of the Code, Treasury Regulations (including proposed Treasury Regulations) promulgated thereunder, rulings, administrative pronouncements and court interpretations thereof in effect as of the date hereof. It is possible that future legislative, regulatory, judicial or administrative changes or interpretations could modify such tax consequences and the conclusions reached below and that any such change could apply retroactively. This summary applies only to participants who acquire Options under the Directors' Plan in connection with their service as a member of the Board and exercise such options during their lifetimes. Because federal income tax consequences will vary as a result of individual circumstances, each option holder is urged to consult a tax advisor with respect to the tax consequences (including those under state and local tax laws) of the grant and exercise of stock options under the Directors' Plan. Moreover, the following summary relates only to option holders' federal income tax treatment. The state, local and foreign tax consequences may be substantially different from the federal income tax consequences described herein.

     A.        Taxation of Ordinary Income and Capital Gains.

     The ordinary income of an individual taxpayer currently is generally subject to a maximum federal income tax rate of 39.6%, while long-term capital gains of an individual currently are generally subject to a maximum tax rate of 28%. The effective marginal rates of some taxpayers may be higher to the extent that they are subject to the phase-out of personal exemptions or the reduction of itemized deductions that occur at certain income levels. The classification of income as capital or ordinary is also relevant for taxpayers who have capital losses or investment interest.

     B.        Nonqualified Options.

     Under the Directors' Plan, a participant may only be granted options that do not qualify as incentive stock options under Section 422 of the Code (nonqualified options or "NQOs"). The holder of an NQO does not recognize taxable income upon the grant of the NQO, nor is the Company entitled, for income tax purposes, to a deduction upon such a grant. The option holder recognizes ordinary compensation income (subject to withholding taxes) on the exercise of an NQO equal to the excess of the fair market value of the shares received on exercise over the option exercise price. The fair market value of the shares is measured on the exercise date. If such taxable compensation is properly included in the holder's gross income by the holder or is deemed to have been properly included as a result of the timely satisfaction of certain reporting requirements by the Company, the Company should be entitled to a deduction in computing its federal income taxes in an amount equal to the ordinary income recognized by the option holder on the exercise of the NQO.

     If an option holder sells shares acquired pursuant to the exercise of an NQO, the option holder will recognize capital gain or loss equal to the difference between the selling price of the shares and their fair market value on the exercise date. The capital gain is long-term or short-term, depending on whether the option holder has held the option shares for more than one year after the exercise date. The Company is not entitled to any deduction with respect to any capital gain recognized by the option holder.

     The previous paragraph assumes, for simplicity, that the option holder's tax basis in the option shares sold is equal to the fair market value of such shares on the exercise date. While this would be the case if the option holder had paid the exercise price for such shares in cash, it would not normally be the case if the option holder paid the exercise price in whole or in part by delivery of other Company Common Stock. In the latter case, the option holder's tax basis in, and holding period for, the previously acquired shares surrendered carries over to an equal number of the option shares received on a share-for-share basis. Shares received in excess of the shares surrendered have a tax basis equal to the fair market value of those received shares on the exercise date and the option holder's holding period for such received shares begins on the exercise date. The option holder's capital gain or loss on a sale of option shares would be determined based on the option holder's actual basis in the shares sold and the long-term or short-term nature of any gain would be based on the option holder's actual holding period.

     C.        Effect of Section 16(b) of the Securities Exchange Act of 1934.

     The tax consequences to an option holder of the exercise of an NQO may vary from those described above if the option holder is a person who is subject to liability under Section 16(b) of the Exchange Act (typically, officers, directors and major stockholders of a company) for certain dealings in the Common Stock (a "16(b) Person"). In general, an option holder who is a 16(b) Person will not recognize income on receipt of the Common Stock until such holder is no longer subject to a liability under Section 16(b) with respect to the disposition of such Common Stock. However, the option holder may elect to be taxed based on the fair market value of the shares on the exercise date (and have a holding period beginning on the exercise date) by filing an election under Section 83(b) of the Code within 30 days of the exercise date.

     D.        Effect of Section 162(m) of the Internal Revenue Code.

     Starting with tax years beginning after January 1, 1994, a publicly held corporation may not deduct compensation paid to its chief executive officer and its four other most-highly compensated officers in excess of $1 million per officer during a corporate taxable year except to the extent such amounts in excess of $1 million qualify for an exception to this limitation. To qualify for this exception, such amounts must be determined on the basis of preestablished, objective, nondiscretionary formulae that meet certain stockholder and outside director approval requirements. For this purpose, "compensation" is broadly defined and would include, for example, income realized on the exercise of nonqualified options or SARs disqualifying dispositions of ISO shares, and the receipt (if a timely Section 83(b) election is made) or vesting (if no Section 83(b) election is made) of restricted stock. Thus, to the extent awards granted to the Chief Executive Officer and the four other most highly compensated officers do not qualify for the performance based-exception, the Company's deductions with respect to such awards may be subject to the $1 million per executive deduction limitation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The following report has been submitted by the Compensation Committee of the Board of Directors:

     The Compensation Committee was established in connection with the Company's initial public offering in October 1995. The Compensation Committee is authorized to make recommendations to the Board of Directors with respect to general employee benefit levels, determine the compensation and benefits of the Company's officers and key employees and administer the Company's stock option plans. At the time of its creation, Messrs. J.R. Holland, Jr. and William K. Luby were appointed to the Committee. In February 1996, Mr. Daniel L. Shimer was added to the Committee. None of the members of the Committee is an officer or employee of the Company.

     At the time of the Heartland Transaction, the Company's existing executive officers (Messrs. Sternberg, Reilly and Norris) all entered into employment agreements with the Company. Such employment agreements were based in large part upon the terms of each executive's then existing employment agreement with Old Wireless One, each of which was executed in April 1995 at the time of Old Wireless One's sale of preferred stock and warrants to an investor group led by CMCC. The terms of such agreements were the result of arms-length negotiations between each executive and CMCC, as the principal investors in Old

Wireless One. The terms of the new agreements were subject to the approval of the Compensation Committee.

     In general, these employment agreements establish the base salary for each executive during the term of the agreement, which is subject to adjustment based upon increases in the Consumers Price Index. Further, the agreements establish that such executives are eligible to receive performance bonuses if granted by the Compensation Committee in its sole discretion based upon the operating performance of the Company. In determining whether to grant bonuses to these executives, the Compensation Committee intends to consider the financial condition and operational performance of the Company during the last completed fiscal year and the specific contributions of the individual executive officer to the Company's performance and the achievement of strategic business objectives.

     The Company's remaining executive officers, Messrs. Alton C. Rye and J. Robert Gary, were each hired by the Company in September 1995. The compensation arrangements for such executives were approved by the full Board upon the recommendation of Hans J. Sternberg. The salary levels for such executives were determined by Mr. Sternberg based upon a review of salaries for similar positions at comparable companies and over-all competitive and market conditions. The compensation arrangements for such executives will be reviewed annually by the Compensation Committee.

     At the time of the Heartland Transaction, the Company adopted its Incentive Plan, which authorizes the granting of options or other equity-based awards to eligible employees with respect to an aggregate of 1,300,000 shares of Common Stock. At such time, the Company assumed on the same terms and conditions the nonqualified options previously issued to Messrs. Sternberg, Reilly and Norris with respect to shares of common stock of Old Wireless One. As a result of the Heartland Transaction, Old Wireless One became a wholly owned subsidiary of the Company. In addition, the Compensation Committee approved the issuance of nonqualified stock options for the following number of shares of Common Stock with an exercise price of the initial public offering price of the Common Stock to the following executive officers: Alton C. Rye -- 30,000 shares and J. Robert Gary -- 25,000 shares. In determining the relative number of options awarded, the Compensation Committee considered the position and responsibilities of such executive. Such options were awarded as part of the overall compensation package offered to Messrs. Rye and Gary at the time of their hiring.

     For the immediate future, the Compensation Committee intends to rely on options granted under the Incentive Plan as a means to compensate key members of management while the Company uses its reserves to develop its operating systems. The Committee believes that stock options are a cost-effective method of providing management with long-term compensation. In addition, the Committee believes that stock options are a particularly appropriate long-term incentive since they align the interests of the optionee with those of the stockholders by providing value to the optionee tied directly to stock price increases. In the future, the Compensation Committee intends also to rely on cash bonuses as a means to compensate key members of management.

The foregoing report has been approved by all members of the Compensation Committee.

                              J. R. Holland, Jr., Chairman
                              William K. Luby
                              Daniel L. Shimer

                               PERFORMANCE GRAPH

     The following graph compares the Company's cumulative total stockholder return since the Common Stock became publicly traded on October 19, 1995 with the Nasdaq Total Return Index and an index of certain companies selected by the Company as comparative to the Company in that each is a wireless cable company. The graph assumes that the value of the investment in the Company's Common Stock at its initial public offering price of $10.50 per share and each index was $100.00 on October 19, 1995.

                   COMPARISON OF THE COMPANY'S COMMON STOCK,
            THE NASDAQ TOTAL RETURN INDEX AND A PEER GROUP INDEX(1)



                                [Chart to Come]





                             October 19, 1995  December 29, 1995
                             ----------------  -----------------

Wireless One, Inc.                  100                157

Nasdaq Total Return Index           100                100

Peer Group Index                    100                 95


- ------------------------
(1) The companies selected to form the Company's industry peer group index are American Telecasting Development, Inc., CAI Wireless Systems, Inc., Heartland Wireless Communications, Inc. and People's Choice TV Corp. Total returns are based on market capitalization.

                      APPROVAL OF ISSUANCE OF COMMON STOCK

     The Company proposes to issue up to an additional 3,553,333 shares of Common Stock in connection with the TruVision Transaction. See "Certain Relationships and Related Transactions-TruVision Transaction."

     A vote for this proposal would permit the Company to consummate the TruVision Transaction in accordance with the terms of the TruVision Merger Agreement. The TruVision Merger Agreement is subject to certain conditions, including: (i) the receipt of the approval of holders of a majority of Common Stock, (ii) the receipt of certain third party consent and approvals, (iii) the absence of any material adverse change in the business of TruVision and (iv) other customary conditions. Accordingly, there is no assurance that the TruVision Transaction will be consummated. If the TruVision Transaction is not consummated and this proposal is approved, the Company will not issue any additional Common Stock.

     CMCC, Baseball Partners, Heartland Wireless Communications, Inc., Hans J. Sternberg, Sean Reilly, Premier Venture Capital Corporation and Lamar Advertising are parties to the Voting Agreement, pursuant to which they have agreed to vote their shares to approve and adopt actions related to the consummation of the TruVision Transaction. Collectively, the parties to the Voting Agreement own 52.7% of the Common Stock. Accordingly, this proposal will be adopted by the Company if the shares owned by such parties are voted in accordance with the Voting Agreement. Attached as Annex A are pro forma financial statements of the Company which give effect to the issuance of the Common Stock and the consummation of the TruVision Transaction.

     Proxies will be voted for and against approval of this proposal in accordance with the specification marked thereon, and will be noted in favor of approval if no specification is made. Approval requires a favorable vote of the holders of the majority of the shares of Common Stock present at the Annual Meeting in person or by proxy, assuming a quorum. Neither the Delaware General Corporation Law nor the Company's Certificate of Incorporation provides that stockholders of the Company have cumulative voting rights. Stockholders of the Company have no preemptive rights.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.



 APPROVAL OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors recommends a vote for approval of the appointment of KPMG Peat Marwick LLP as the independent certified public accountants of the Company and its subsidiaries to audit the books and accounts for the Company and its subsidiaries for the fiscal year ended December 31, 1996. During fiscal 1995, KPMG Peat Marwick LLP examined the financial statements of the Company and its subsidiaries. It is expected that representatives of KPMG Peat Marwick LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.


  SUBMISSION OF STOCKHOLDERS' PROPOSALS AND ADDITIONAL INFORMATION

     Proposals of stockholders intended to be eligible for inclusion in the Company's proxy statement and proxy card relating to the 1997 annual meeting of stockholders of the Company must be received by the

Company on or before the close of business December 24, 1996. Such proposals should be submitted by certified mail, return receipt requested.

     The Company's By-Laws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders must give written notice to the Company's Secretary not less than 130 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice must be received prior to the close of business on the 10th day following such notice of the date of the annual meeting was mailed and public disclosure was made. In addition, such notice must meet certain other requirements. Any stockholder interested in making such a nomination or proposal should request a copy of the By-Laws provisions from the Secretary of the Company.

     The Company will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1995, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to the Chief Financial Officer, Wireless One, Inc., 11301 Industriplex, Suite 4, Baton Rouge, Louisiana 70809-4115.


                                 OTHER MATTERS

     The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the Directors, officers and employees of the Company by personal interview, telephone or telegram. Such Directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

     The Directors know of no other matters which are likely to be brought before the Annual Meeting, but if any such matters property come before the meeting the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

                              By Order of the Board of Directors



                              William C. Norris
                              Secretary

________, 1996


     IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following is incorporated in this Proxy Statement by reference and made a part hereof: (a) Items 6, 7, 8 and 9 of the Company's 1995 Annual Report for fiscal year ended December 31, 1995 (b) Items 1 and 2 of the Company's Quarterly Report for the fiscal quarter ended March 31, 1996 and (c) the financial statements of TruVision attached hereto as Annex B.

                                                                         ANNEX A

         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information consists of an Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 1996 and Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1995 and the three months ended March 31, 1996 (collectively, the "Pro Forma Statements"). The Unaudited Pro Forma Condensed Combined Statements of Operations give effect to (i) the TruVision Purchase,
(ii) the Madison Purchase, (iii) the Shoal Purchase, and (iv) the conversion of the TruVision Convertible Preferred Stock into TruVision common stock, in each case as if such transactions had occurred on January 1, 1995. The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to (i) the events referred to in the previous sentence, (ii) the AWS Purchase, (iii) the Heartland Purchase, (iv) the Jacksonville Purchase, (v) the Chattanooga Purchase, (vi) the Gadsden Purchase, (vii) the Skyview Purchase, and (viii) the channel rights to be purchased by both TruVision and Wireless One via the BTA Auction. All transactions are accounted for under the purchase method of accounting.

The Pro Forma Statements and accompanying notes should be read in conjunction with Wireless One's consolidated financial statements incorporated by reference into this Proxy and TruVisions financial statements included herein. The Pro Forma Statements do not purport to represent what the Company's results of operations or financial position would actually have been if the aforementioned transactions or events occurred on the dates specified or to project the Company's results of operations or financial position for any future periods or at any future date. The pro forma adjustments are based upon available information and certain adjustments that management believes are reasonable. In the opinion of management, all adjustments have been made that are necessary to present fairly the Pro Forma Statements.

                            PRO FORMA BALANCE SHEET
                                MARCH 31, 1996

                                    Wireless One    TruVision      Madison       Shoal       Proforma         Proforma
                                     Historical     Historical   Historical    Historical   Adjustments       Combined
                                    ------------    ----------   ----------    ----------   -----------     -----------
Current assets:
  Cash and cash equivalents          98,964,157        536,411       63,946        5,074    (1,800,000)(1)   74,372,348
                                                                                               (69,020)(5)
                                                                                            (6,880,000)(6)
                                                                                           (16,448,220)(7)
  Marketable investment securities
   -restricted                       17,735,150             --           --           --                     17,735,150
  Other current assets                1,540,727        380,577      126,008        2,720        32,000 (2)    2,082,032
                                    -----------     ----------    ---------      -------   -----------      -----------
  Total current assets              118,240,034        916,988      189,954        7,794   (25,165,240)      94,189,530
Property and equipment, net          22,912,095     11,862,038    1,133,925      409,610       580,000 (2)   36,897,668
Intangibles                          28,491,658      2,447,387       64,999       12,153   103,713,840 (2)  134,730,037
Marketable investment securities
 -restricted                         35,946,439             --           --           --                     35,946,439
Other assets                          7,703,873      3,781,054        1,835           --      (900,000)(8)   10,586,762
                                    -----------     ----------    ---------      -------   -----------      -----------
Total assets                        213,294,099     19,007,467    1,390,713      429,557    78,228,600      312,350,436
                                    ===========     ==========    =========      =======   ===========      ===========

                       NOTES TO PRO FORMA BALANCE SHEET
                                MARCH 31, 1996

                                    Wireless One    TruVision     Madison        Shoal       Proforma         Proforma
                                     Historical     Historical   Historical    Historical   Adjustments       Combined
                                    ------------    ----------   ----------    ----------   -----------     -----------
Current liabilities:
  Short-term debt                       384,366     10,084,894      100,000       85,058      (185,058)(5)   10,469,260
  Other current liabilities          12,346,619      3,336,475      450,532      442,101      (892,633)(5)   15,683,094
                                    -----------     ----------   ----------     --------   -----------      -----------
  Total current liabilities          12,730,985     13,421,369      550,532      527,159    (1,077,691)      26,152,354
Deferred income taxes                       --             --                              10,905,334 (9)   10,905,334
BTA Auction indebtedness                    --             --                              23,712,880 (8)   23,712,880
Long-term debt                     150,993,259             --           --           --                    150,993,259
Stockholders' equity:
  Preferred stock                            --         11,000           --           --       (11,000)(3)           --
  Common stock                          134,988         24,000        1,000          300        35,533 (4)      170,521
                                                                                               (25,300)(3)
  Additional paid-in capital         65,631,596     10,698,679    2,475,192       17,604    49,711,129 (4)  116,612,817
                                                                                           (13,191,475)(3)
                                                                                             1,270,092 (10)
  Accumulated deficit               (16,196,729)    (5,147,581)  (1,636,011)    (115,506)    6,899,098 (3)  (16,196,729)
                                    -----------     ----------   ----------     --------   -----------      -----------
  Total stockholders' equity         49,569,855      5,586,098      840,181      (97,602)   44,688,077      100,586,609
                                    -----------     ----------   ----------     --------   -----------      -----------
                                    213,294,099     19,007,467    1,390,713      429,557    78,228,600      312,350,436
                                    ===========     ==========   ==========     ========   ===========      ===========

                       NOTES TO PRO FORMA BALANCE SHEET
                                MARCH 31, 1996

 (1) This adjustment represents the cash paid to VCI in accordance with terms of the Agreement and Plan of Merger.

 (2) This adjustment represents the estimated fair value of the equipment and other assets acquired and the excess of cost over tangible assets acquired as part of the TruVision, Madison, and Shoal purchases and the License and Channel Rights purchases. For purposes of Pro Forma Financial Statements, the Company has tentatively considered the fair value of the acquired tangible assets to approximate their historical carrying value, with the excess acquisition costs being attributable to channel rights and license agreements. It is the Company's intention, subsequent to the acquisition, to more fully evaluate the acquired assets and, as a result, the allocation of the acquisition costs among tangible and intangible assets acquired may change.

 (3) These adjustments represent the elimination of the TruVision, Madison and Shoal equity accounts.

 (4) These adjustments represent the issuance of 3,373,333 and 180,000 shares of Wireless One common stock to the TruVision shareholders and VCI, respectively, in accordance with the terms of the Agreement and Plan of Merger.

 (5) These adjustments reflect the elimination of certain assets and liabilities that the Company will not acquire as part of the Madison Purchase and the Shoal Purchase as set forth in the respective agreements.

 (6) This adjustment represents the $5.7 million cash paid for Madison and the $1,180,000 cash paid for Shoal.

 (7) This adjustment represents $3.9 million, $2.7 million, $1.5 million, $1.5 million, $950,000, and $820,000 paid for channel rights in the Memphis, Jackson, Flippin, Hot Springs, Gadsden, and Jacksonville markets, respectively, and the $5 million cash portion of the channel rights obtained via the BTA auction.

 (8) These adjustments represent debt to the United States government to finance approximately $23.7 million of the purchase price and the utilization of the $900,000 deposit for the channel rights obtained via the BTA auction.

 (9) This adjustment reflects the recognition of deferred income taxes at an estimated 35% effective tax rate on excess book value over tax basis relating to the TruVision net assets acquired. The related increase in intangibles will be amortized over an estimated useful life of 20 years.

(10) This adjustment reflects the value assigned to the options issued to certain TruVision employees in exchange for TruVision options as set forth in the TruVision Agreement and Plan of Merger.

                       PRO FORMA STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995

                                    Wireless One    TruVision      Madison       Shoal       Proforma         Proforma
                                     Historical     Historical   Historical    Historical   Adjustments       Combined
                                    ------------    ----------   ----------    ----------   -----------     ------------
Revenues                              1,343,969      3,081,614    1,582,147       83,867      (486,100)(1)     5,605,497
Expenses
  Systems operations                    841,819      2,103,053      888,707       53,015      (134,787)(1)     3,751,807
  Selling, general and
   administrative                     4,431,839      2,086,200      404,804       49,915                       6,972,758
  Depreciation and amortization       1,783,066      1,266,301      577,240       61,306       (35,131)(2)     4,958,045
                                                                                               759,996 (4)
                                                                                               545,267 (5)
                                     ----------     ----------    ---------     --------    ----------       -----------
  Total operating expenses            7,056,724      5,455,554    1,870,751      164,236     1,135,345        15,682,610
                                     ----------     ----------    ---------     --------    ----------       -----------
Operating loss                       (5,712,755)    (2,373,940)    (288,604)     (80,369)   (1,621,445)      (10,077,113)
                                     ----------     ----------    ---------     --------    ----------       -----------
Interest income                       2,024,116         15,063           --           --                       2,039,179
Interest expense                     (4,070,184)      (143,505)     (17,440)     (35,137)                     (4,266,266)
Other                                    66,349             --       36,271           --                         102,620
                                     ----------     ----------    ---------     --------    ----------       -----------
  Net Loss                           (7,692,474)    (2,502,382)    (269,773)    (115,506)   (1,621,445)      (12,201,580)
Preferred stock dividends and
 discount accretion                    (786,389)      (687,000)          --           --       687,000 (3)      (786,389)
                                     ----------     ----------    ---------     --------    ----------       -----------
  Net loss applicable to common
   stock                             (8,478,863)    (3,189,382)    (269,773)    (115,506)     (934,445)      (12,987,969)
                                     ==========     ==========    =========     ========    ==========       ===========
  Net loss per common share               (2.02)                                                                   (1.68)
                                     ==========                                             ==========       ===========
  Weighted average common shares
   outstanding                        4,187,736                                              3,553,333         7,741,069
                                     ==========                                             ==========       ===========


                  NOTES TO PRO FORMA STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1995

(1) These adjustments represent the elimination of TruVision's, Madison's and Shoal's installation revenue and direct commissions in order to conform accounting policies for the costs of subscriber installations.

(2) This adjustment represents the reduction in depreciation expense as a result of the conforming adjustments in note 1.

(3) This adjustment reflects the elimination of TruVision's preferred dividends as a result of the conversion of TruVision's convertible preferred stock into common stock of Wireless One, Inc. prior to the merger.

(4) This adjustment reflects amortization of the intangible assets acquired from TruVision, Madison and Shoal. For purposes of these Pro Forma Financial Statements, lives of 20 years have been used for licenses and channel rights.

(5) This adjustment reflects the incremental amortization of excess purchase price over the fair value of net identifiable assets acquired in the TruVision acquisition over 20 years.

                       PRO FORMA STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1996

                                    Wireless One    TruVision      Madison       Shoal       Proforma         Proforma
                                     Historical     Historical   Historical    Historical   Adjustments       Combined
                                    ------------    ----------   ----------    ----------   -----------     -----------
Revenues                                940,777      1,286,026      392,629       20,967      (138,197)(1)     2,502,202
Expenses
  Systems operations                    555,942        885,711      152,554       13,254       (36,668)(1)     1,570,793
  Selling, general and
   administrative                     2,637,553        911,024      191,675       12,479                       3,752,731
  Depreciation and amortization         964,005        584,544      129,134       15,327       (17,566)(2)     2,097,854
                                                                                               286,093 (4)
                                                                                               136,317 (5)
                                     ----------     ----------    ---------     --------    ----------       -----------
  Total operating expenses            4,157,500      2,381,279      473,363       41,060       368,176         7,421,378
                                     ----------     ----------    ---------     --------    ----------       -----------
Operating loss                       (3,216,723)    (1,095,253)     (80,734)     (20,093)     (506,373)       (4,919,176)
                                     ----------     ----------    ---------     --------    ----------       -----------
Interest income                       2,126,360             --           --           --                       2,126,360
Interest expense                     (5,009,893)      (163,998)      (2,910)      (8,784)                     (5,185,585)
Other                                    20,424       (744,186)      19,703           --                        (704,059)
                                     ----------     ----------    ---------     --------    ----------       -----------
  Net Loss                           (6,079,832)    (2,003,437)     (63,941)     (28,877)     (506,373)       (8,682,460)
Preferred stock dividends and
 discount accretion                          --       (220,000)          --           --       220,000 (3)            --
                                     ----------     ----------    ---------     --------    ----------       -----------
  Net loss applicable to common
   stock                             (6,079,832)    (2,223,437)     (63,941)     (28,877)     (286,373)       (8,682,460)
                                     ==========     ==========    =========     ========    ==========       ===========
  Net loss per common share               (0.45)                                                                   (0.51)
                                     ==========                                             ==========       ===========
  Weighted average common shares
   outstanding                       13,498,752                                              3,553,333        17,052,085
                                     ==========                                             ==========       ===========


                  NOTES TO PRO FORMA STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1996

(1) These adjustments represent the elimination of TruVision's, Madison's, and Shoal's installation revenue and direct commissions in order to conform accounting policies for the costs of subscriber installations.

(2) This adjustment represents the reduction in depreciation expense as a result of the conforming adjustments in note 1.

(3) This adjustment reflects the elimination of TruVision's preferred dividends as a result of the conversion of TruVision's convertible preferred stock into common stock of Wireless One, Inc. prior to the merger.

(4) This adjustment reflects amortization of the intangible assets acquired from TruVision, Madison and Shoal. For purposes of these Pro Forma Financial Statements, lives of 20 years have been used for licenses and channel rights.

(5) This adjustment reflects the incremental amortization of excess purchase price over the fair value of net identifiable assets acquired in the TruVision acquisition.

                                                                         ANNEX B

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of TruVision Wireless, Inc.:

  We have audited the accompanying balance sheets of TruVision Wireless, Inc. (a Delaware corporation formerly named TruVision Cable, Inc.) as of December 31, 1994 and 1995, and the related statements of operations, changes in stockholders' equity and cash flows for the period from inception (August 25, 1994) through December 31, 1994 and for the year ended December 31, 1995. We have also audited the statements of operations, partners' capital and cash flows of Mississippi Wireless TV L. P. (the predecessor entity to TruVision Wireless, Inc.) for the period from inception (November 2, 1993) to December 31, 1993 and the period from January 1, 1994 through August 24, 1994. TruVision Wireless, Inc. and Mississippi Wireless TV L. P. are hereinafter together referred to as "the Company." These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TruVision Wireless, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the period from inception (August 25, 1994) through December 31, 1994 and for the year ended December 31, 1995, and the results of operations and cash flows of Mississippi Wireless TV L. P. for the period from inception (November 2, 1993) through December 31, 1993 and the period from January 1, 1994 through August 24, 1994, all in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Jackson, Mississippi,
March 26, 1996.

                            TRUVISION WIRELESS, INC.

                                 BALANCE SHEETS

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1994        1995
                                                       ----------  -----------
                                   ASSETS
Current assets:
 Cash and cash equivalents............................ $2,712,851  $    88,882
 Short-term investments...............................     75,000       36,300
 Accounts receivable (less allowance for doubtful
  accounts of $34,000 and
  $150,426, respectively).............................     41,178      283,656
 Other current assets.................................     11,005      108,376
                                                       ----------  -----------
  Total current assets................................  2,840,034      517,214
                                                       ----------  -----------
Property, plant and equipment:
 Transmission equipment...............................  1,197,425    3,029,214
 Subscriber premises equipment and installation costs.  1,841,868    6,866,806
 Office furniture and equipment.......................    263,743      437,169
 Vehicles.............................................    223,996      215,344
 Buildings and improvements...........................    204,340      326,090
                                                       ----------  -----------
                                                        3,731,372   10,874,623
 Less: accumulated depreciation.......................   (217,676)  (1,375,402)
                                                       ----------  -----------
                                                        3,513,696    9,499,221
 Uninstalled subscriber premises equipment............  1,006,854      546,316
                                                       ----------  -----------
                                                        4,520,550   10,045,537
                                                       ----------  -----------
License costs, net--Notes 2 and 3.....................    157,480      179,592
Organizational costs, net.............................    374,654      285,318
Deferred costs, net and other assets--Note 7..........     90,341    1,849,556
                                                       ----------  -----------
  Total assets........................................ $7,983,059  $12,877,217
                                                       ==========  ===========
                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Trade accounts payable............................... $  813,471  $   713,218
 Accrued expenses.....................................     77,671       43,000
 Short-term debt......................................        --     4,531,464
                                                       ----------  -----------
  Total current liabilities...........................    891,142    5,287,682
                                                       ----------  -----------
Commitments and contingencies
Stockholders' equity--Notes 5 and 6:*
 Series A, Convertible Preferred Stock, $.01 par
  value; 800,000 authorized, issued and outstanding;
  (liquidation preference of $8,000,000)..............      8,000        8,000
 Series B, Convertible Preferred Stock, $.01 par
  value; 300,000 authorized, issued and outstanding in
  1995 (liquidation preference of $3,000,000).........        --         3,000
 Common Stock, $.01 par value; 6,000,000 shares
  authorized, 2,400,000 shares issued and outstanding.     24,000       24,000
 Additional paid-in capital...........................  7,701,679   10,698,679
 Accumulated deficit..................................   (641,762)  (3,144,144)
                                                       ----------  -----------
  Total stockholders' equity..........................  7,091,917    7,589,535
                                                       ----------  -----------
  Total liabilities and stockholders' equity.......... $7,983,059  $12,877,217
                                                       ==========  ===========

- --------
* Restated to reflect the 2-for-1 common stock split. See Note 2.

   The accompanying notes are an integral part of these financial statements.

                            TRUVISION WIRELESS, INC.

                       STATEMENTS OF OPERATIONS (NOTE 1)

                              MISSISSIPPI WIRELESS TV L.P.            TRUVISION WIRELESS, INC.
                          ------------------------------------- ------------------------------------
                             PERIOD FROM
                              INCEPTION
                          (NOVEMBER 2, 1993)
                           TO DECEMBER 31,   JANUARY 1, 1994 TO AUGUST 25, 1994 TO    YEAR ENDED
                                 1993         AUGUST 24, 1994   DECEMBER 31, 1994  DECEMBER 31, 1995
                          ------------------ ------------------ ------------------ -----------------
Revenues:
  Service revenues......      $     --           $   16,233         $  264,491        $ 2,595,514
  Installation revenues.            --               57,137            166,043            486,100
                              ---------          ----------         ----------        -----------
   Total revenues.......            --               73,370            430,534          3,081,614
                              ---------          ----------         ----------        -----------
Expenses:
  System operating
   expenses.............        116,733             278,000            425,603          2,103,053
  Selling, general and
   administrative
   expenses.............        111,186             668,009            534,431          2,086,200
  Depreciation and
   amortization.........            --               82,196            167,990          1,266,301
                              ---------          ----------         ----------        -----------
   Total operating
    expenses............        227,919           1,028,205          1,128,024          5,455,554
                              ---------          ----------         ----------        -----------
Loss from operations....       (227,919)           (954,835)          (697,490)        (2,373,940)
Interest income.........            --                6,632             55,728             15,063
Interest expense........            --                  --                 --            (143,505)
                              ---------          ----------         ----------        -----------
Net loss................       (227,919)           (948,203)          (641,762)        (2,502,382)
                              ---------          ----------         ----------        -----------
Preferred dividend
 requirement............            --                  --            (227,000)          (687,000)
                              ---------          ----------         ----------        -----------
Net loss attributable to
 common stockholders....      $(227,919)         $ (948,203)        $ (868,762)       $(3,189,382)
                              =========          ==========         ==========        ===========
Loss per common share*..            N/A                 N/A         $    (0.36)       $     (1.33)
                              =========          ==========         ==========        ===========
Weighted average shares
 outstanding*...........            N/A                 N/A          2,400,000          2,400,000
                              =========          ==========         ==========        ===========

- --------
* Restated to reflect the 2-for-1 common stock split. See Note 2.


   The accompanying notes are an integral part of these financial statements.

                         MISSISSIPPI WIRELESS TV L. P.

                    STATEMENTS OF PARTNERS' CAPITAL (NOTE 1)
   FOR THE PERIOD FROM INCEPTION (NOVEMBER 2, 1993) THROUGH DECEMBER 31, 1993
          AND THE PERIOD FROM JANUARY 1, 1994 THROUGH AUGUST 24, 1994

                                           GENERAL    LIMITED    TOTAL PARTNERS'
                                           PARTNER    PARTNER        CAPITAL
                                          ---------  ----------  ---------------
Initial investment....................... $     --   $1,081,000    $1,081,000
Net loss.................................    (2,279)   (225,640)     (227,919)
                                          ---------  ----------    ----------
Balance, December 31, 1993...............    (2,279)    855,360       853,081
Net loss.................................  (170,677)   (777,526)     (948,203)
Partners' contributions..................   229,162     361,000       590,162
                                          ---------  ----------    ----------
Balance, August 24, 1994................. $  56,206  $  438,834    $  495,040
                                          =========  ==========    ==========



   The accompanying notes are an integral part of these financial statements.

                            TRUVISION WIRELESS, INC.

             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (NOTE 1)
         FOR THE PERIOD FROM AUGUST 25, 1994 THROUGH DECEMBER 31, 1994
                      AND THE YEAR ENDED DECEMBER 31, 1995

                             SERIES A       SERIES B
                           CONVERTIBLE    CONVERTIBLE
                            PREFERRED      PREFERRED
                              STOCK          STOCK        COMMON STOCK*   ADDITIONAL
                          -------------- -------------- -----------------   PAID-IN   ACCUMULATED
                          SHARES  AMOUNT SHARES  AMOUNT  SHARES   AMOUNT   CAPITAL*     DEFICIT
                          ------- ------ ------- ------ --------- ------- ----------- -----------
Exchange of the net
 assets of Mississippi
 Wireless TV L.P. for
 common stock of the
 Company................      --  $  --      --  $  --  2,400,000 $24,000 $   471,040 $       --
Sale of preferred stock,
 net of issuance costs
 of $761,361............  800,000  8,000     --     --        --      --    7,230,639         --
Net loss for the period
 from inception through
 December 31, 1994......      --     --      --     --        --      --          --     (641,762)
                          ------- ------ ------- ------ --------- ------- ----------- -----------
BALANCE, DECEMBER 31,
 1994...................  800,000  8,000     --     --  2,400,000  24,000   7,701,679    (641,762)
Net loss................      --     --      --     --        --      --          --   (2,502,382)
Sale of preferred stock.      --     --  300,000  3,000       --      --    2,997,000         --
                          ------- ------ ------- ------ --------- ------- ----------- -----------
BALANCE, DECEMBER 31,
 1995...................  800,000 $8,000 300,000 $3,000 2,400,000 $24,000 $10,698,679 $(3,144,144)
                          ======= ====== ======= ====== ========= ======= =========== ===========


       * Restated to reflect the 2-for-1 common stock split. See Note 2.

   The accompanying notes are an integral part of these financial statements.

                            TRUVISION WIRELESS, INC.

                       STATEMENTS OF CASH FLOWS (NOTE 1)

                            MISSISSIPPI WIRELESS TV L.P.      TRUVISION WIRELESS, INC.
                         ---------------------------------- ----------------------------
                            PERIOD FROM
                             INCEPTION
                         (NOVEMBER 2, 1993) JANUARY 1, 1994 AUGUST 25, 1994  YEAR ENDED
                              THROUGH        TO AUGUST 24,  TO DECEMBER 31, DECEMBER 31,
                         DECEMBER 31, 1993       1994            1994           1995
                         ------------------ --------------- --------------- ------------
Cash flows from operat-
 ing activities:
  Net loss.............      $ (227,919)      $  (948,203)    $  (641,762)  $(2,502,382)
  Adjustments to recon-
   cile net loss to net
   cash provided by op-
   erating activities:
    Depreciation and
     amortization......             --             82,196         167,990     1,266,301
    Provision for
     losses on accounts
     receivable........             --                --           34,000       126,370
    Changes in operat-
     ing assets and
     liabilities:
      Increase in ac-
       counts receiv-
       able............             --           (105,395)        (23,783)     (368,848)
      Decrease
       (increase) in
       other current
       assets..........             --            (76,969)         63,014       (97,371)
      Increase (de-
       crease) in ac-
       counts
       payable.........          17,785           431,319         364,367      (100,254)
      Increase (de-
       crease) in ac-
       crued
       liabilities.....             --                --           77,671       (34,671)
                             ----------       -----------     -----------   -----------
Cash provided by (used
 in) operating activi-
 ties:                         (210,134)         (617,052)         41,497    (1,710,855)
                             ----------       -----------     -----------   -----------
Cash flows from invest-
 ing activities:
  Capital expenditures.        (177,000)       (2,555,318)     (1,896,615)   (6,682,712)
  Payments for license
   and organizational
   costs...............             --           (541,823)       (165,505)          --
  Increase in deferred
   costs...............             --                --              --     (1,250,566)
  Deposits for acquisi-
   tions...............             --                --              --       (100,000)
  Deposit for FCC auc-
   tion................             --                --              --       (450,000)
  Proceeds from short-
   term investments....             --                --              --         38,700
  Purchase of short-
   term investments....             --                --          (75,000)          --
                             ----------       -----------     -----------   -----------
  Net cash used in in-
   vesting activities..        (177,000)       (3,097,141)     (2,137,120)   (8,444,578)
                             ----------       -----------     -----------   -----------
Cash flows from financ-
 ing activities:
  Proceeds from issu-
   ance of preferred
   stock...............             --                --        8,000,000     3,000,000
  Preferred stock issu-
   ance costs..........             --                --         (761,361)          --
  Principal payments on
   notes payable.......             --                --       (3,308,000)          --
  Proceeds from issu-
   ance of short-term
   debt................             --          3,308,000             --      4,531,464
  Proceeds from part-
   ners' contributions.       1,081,000           590,162             --            --
                             ----------       -----------     -----------   -----------
Net cash provided by
 financing activities..       1,081,000         3,898,162       3,930,639     7,531,464
                             ----------       -----------     -----------   -----------
Net increase (decrease)
 in cash and cash
 equivalents...........         693,866           183,969       1,835,016    (2,623,969)
Cash and cash equiva-
 lents at beginning of
 period................             --            693,866         877,835     2,712,851
                             ----------       -----------     -----------   -----------
Cash and cash equiva-
 lents at end of peri-
 od....................      $  693,866       $   877,835     $ 2,712,851   $    88,882
                             ==========       ===========     ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                           TRUVISION WIRELESS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1: THE COMPANY

HISTORY AND ORGANIZATION

  TruVision Cable, Inc. ("TruVision" or the "Company"), a Delaware corporation, was incorporated in April 1994, and began business activities on August 25, 1994. The Company's name was changed to TruVision Wireless, Inc. on February 6, 1996. The Company is engaged in building, managing and owning wireless cable systems which retransmit television and programming received at a head-end via encryptic microwave signals from multichannel broadcast towers to subscribers within an approximate 40 mile radius of each tower. The Company has exclusive lease rights to substantially all of the ITFS wireless cable channels in the State of Mississippi licensed by the Federal Communications Commission ("FCC").

  Mississippi Wireless TV L. P. ("MWTV"), a Mississippi limited partnership, was formed on November 2, 1993. For the period from inception through August 24, 1994, MWTV's business activities consisted primarily of development and initial operational activities related to certain of its wireless cable rights which had been assigned to it by an affiliate.

  TruVision began business activities upon the contribution of all of the net assets of MWTV in exchange for 1,200,000 shares (2,400,000 after the 2-for-1 common stock split--See Note 2) of common stock in the Company. At the same time, an unrelated party, Chase Venture Capital Associates ("CVCA") (formerly Chemical Venture Capital Associates), a California limited partnership, contributed $8,000,000 cash in exchange for 800,000 shares of Series A Convertible Preferred Stock. This transfer of the net assets of MWTV to TruVision has been accounted for as a transfer of net assets between related parties, and accordingly, the Company has recorded the net assets received in the exchange at MWTV's historical carrying values.

  The Company is developing its Mississippi wireless cable operations in two phases. Phase I will consist of five markets which cover West, Central and South Mississippi. In May 1994, the Company placed its first market in operation in the Jackson, Mississippi area. In July 1995, the Company placed its second market in operation in the Delta area. A third market, serving portions of the Gulf Coast, is expected to begin operations in the first quarter of 1996. Construction plans call for the development of the additional markets within the Phase I area.

  Plans for the development of Phase II, which consists of four markets primarily in North Mississippi, have not been finalized. Pursuant to a stockholders' agreement between CVCA and MWTV, the Company has the option to complete development of Phase II within a five-year period. Under the terms of the option, each of the parties to the agreement will contribute their respective portions of the development costs in cash. In the event the Company participates in an initial public offering or sale prior to commencing development of each cell of Phase II, Vision Communications, Inc. ("VCI"), an entity owned primarily by the general partner of MWTV, will be eligible to receive a payment (the "Phase II Payment") for its contribution of frequency rights equal to $1,125,000 per market (total of $4.5 million), payable in cash or in shares of Common Stock of the Company based on the fair value of such shares at the time of the Phase II Payment. See Note 10.

RISKS AND OTHER FACTORS

  The Company has recorded net losses in each period of its operations. At December 31, 1995, the Company's accumulated deficit was approximately $3,144,000. Losses incurred since inception are attributable primarily to start-up costs, marketing and sales costs and depreciation of assets used in the Company's wireless cable systems in various markets. The Company expects to continue to

                            TRUVISION WIRELESS, INC.

experience net losses while it develops and expands its wireless cable systems, although mature individual systems of the Company may reach profitability sooner than the Company on a consolidated basis. In the opinion of management, the Company will ultimately achieve positive cash flow and net income sufficient to realize its investment in its assets; however, there can be no assurance that the Company will generate sufficient operating revenues to achieve positive cash flow or net income.

  The growth of the Company's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for expansion of the Company's customer base and system development. Management expects that the Company will require significant additional financings, through debt or equity financings, joint ventures or other arrangements, to achieve its targeted subscriber levels in its current business plans in its operating systems and target markets and to cover ongoing operating losses. Additional debt or equity also may be required to finance future acquisitions of wireless cable companies, wireless cable systems or channel rights. While management believes the Company will be able to obtain additional debt or equity capital on satisfactory terms to meet its future financing needs, there can be no assurance that either additional debt or equity capital will be available.

  The Company is dependent on leases with unaffiliated third parties for substantially all of its wireless cable channel rights. ITFS licenses generally are granted for a term of 10 years and are subject to renewal by the FCC. MDS licenses generally will expire on May 1, 2001 unless renewed. FCC licenses also specify construction deadlines which, if not met by the Company or extended by the FCC, could result in the loss of the license. There can be no assurance that the FCC will grant any particular extension request or license renewal request. The remaining initial terms of most of the Company's ITFS channel leases are approximately five to 10 years. The Company's MDS leases generally are for substantially longer terms and the Company has acquired options to purchase a majority of the underlying MDS licenses. The use of wireless cable channels by the license holders is subject to regulation by the FCC and the Company is dependent upon the continuing compliance by channel license holders with applicable regulations. The termination or non-renewal of a channel lease or of a channel license, or the failure to grant an application for an extension of the time to construct an authorized station, would result in the Company being unable to deliver programming on the channels authorized pursuant thereto. Although the Company does not believe that the termination of or failures to renew a single channel lease other than that with EdNet would materially adversely affect the Company, several of such terminations or failure to renew in one or more markets that the Company actively serves or intends to serve could have a material adverse effect on the Company. In addition, the termination, forfeiture, revocation or failure to renew or extend an authorization or license held by the Company's lessors could have a material adverse effect on the Company.

  The Company contracts for the commercial use of 20 ITFS channels in various markets throughout the state of Mississippi with EdNet. The commercial use of these channels represents the majority of the Company's channels in Mississippi and the loss of, or inability to renew, the EdNet Agreement would have a material adverse effect on the Company's operations. See Note 3.

  See "Risk Factors" in the Company's Prospectus for further discussion.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            TRUVISION WIRELESS, INC.

REVENUE RECOGNITION

  Revenues from monthly service charges are recognized as the service is provided to the customer. Customers are billed in the month services are rendered. Installation fees are recognized as income to the extent the Company has incurred direct selling costs.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

  The Company recognizes an allowance for doubtful accounts to the extent it believes receivables are not collectible. The provision for doubtful accounts was approximately $34,000 and $126,000 for 1994 and 1995, respectively. No writeoffs were made in 1994. Writeoffs of accounts receivable were approximately $45,000 in 1995.

CASH AND CASH EQUIVALENTS

  The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents.

SHORT-TERM INVESTMENTS

  Short-term investments represent certificates of deposit of approximately $75,000 in 1994 and $36,000 in 1995 restricted for use under a programming contract.

SYSTEM OPERATING EXPENSES

  System operating expenses consist principally of programming fees, license fees, tower rental, maintenance, engineering and other costs incidental to providing service to customers. Administrative and marketing expenses incurred by systems during their launch period are expensed as incurred.

SYSTEM LAUNCH COSTS

  The costs incurred to prepare a market for launch (marketing, pre-opening administration, training, etc.) are expensed in the period incurred.

PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are stated at cost. Depreciation is recorded on the straight-line basis for financial reporting purposes. Costs incurred for repair and maintenance of property, plant and equipment are charged to expense when incurred. Costs incurred for renewals and improvements are capitalized. Costs of subscriber equipment, including installation labor and other direct installation costs, are capitalized. Subscriber premises equipment and installation costs are depreciated using a composite method over five years which factors in the Company's estimates of useful lives of recoverable equipment and average subscriber lives of nonrecoverable installation costs. Materials and supplies used to provide service to customers are included in office furniture and equipment and are valued at the lower of cost or market.

  Depreciation is recorded over the estimated useful lives as follows:

       Transmission equipment........................................ 5-10 years
       Subscriber premises equipment and installation costs..........    5 years
       Office furniture and equipment................................   10 years
       Vehicles......................................................    5 years
       Buildings and improvements....................................   31 years

                            TRUVISION WIRELESS, INC.

LICENSE AND ORGANIZATIONAL COSTS

  License costs include the costs of acquiring the rights to use certain FCC frequencies to broadcast programming to the Company's customers. These costs, net of amortization of $6,000 and $25,000 at December 31, 1994, and 1995, respectively, are being amortized over a ten-year period beginning with inception of service in a market. The Company from time to time reevaluates the carrying amounts of the licenses based on estimated undiscounted future cash flows as well as the amortization period to determine whether current events or circumstances warrant adjustments to the carrying amounts or a revised estimate of the useful life.

  Organizational costs include legal fees and other professional fees and expenses incident to organizing the Company. These costs, net of amortization of $28,000 and $118,000 at December 31, 1994 and 1995, respectively, are being amortized over a five-year period.

INCOME TAXES

  Income taxes are provided using an asset and liability approach. The current provision for income taxes represents actual or estimated amounts payable or refundable on tax returns filed or to be filed for each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of (a) temporary differences between the tax basis of assets and liabilities and amounts reported in balance sheets, and (b) operating loss and tax credit carry forwards. The overall change in deferred tax assets and liabilities for the period measures the deferred tax expense for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expense in the period of enactment. The measurement of deferred tax assets may be reduced by a valuation allowance based on judgmental assessment of available evidence if deemed more likely than not that some or all of the deferred tax assets will not be realized.

  The following summarizes the Company's deferred tax assets and liabilities as of December 31, 1994 and 1995:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1994      1995
                                                            -------- ----------
Deferred tax assets:
  Net operating loss carryforwards......................... $287,820 $1,827,540
  Allowance for bad debt...................................   13,260     62,400
                                                            -------- ----------
    Total deferred tax assets..............................  301,080  1,889,940
    Valuation allowance....................................  249,990  1,224,210
                                                            -------- ----------
                                                              51,090    665,730
                                                            -------- ----------
Deferred tax liabilities:
  Depreciation.............................................   25,350    540,150
  Deferred cost............................................   25,740    125,580
                                                            -------- ----------
    Total deferred tax liabilities.........................   51,090    665,730
                                                            -------- ----------
Net deferred tax asset..................................... $    --  $      --
                                                            ======== ==========

  The Company recognizes a deferred tax asset to the extent such amounts offset deferred tax liabilities. The $974,000 change in the valuation allowance from December 31, 1994 to December 31, 1995 is due primarily to the increase in the net operating loss carryforwards, which gives rise to deferred tax assets, over the increase in the temporary differences related to depreciation, which gives rise to deferred tax liabilities.

                            TRUVISION WIRELESS, INC.

  The Company has net operating loss carryforwards for Federal income tax purposes of approximately $4,686,000 as of December 31, 1995. The carryforwards expire in years 2009 and 2010.

STOCK SPLIT

  On March 26, 1996, the Board of Directors authorized a 2-for-1 stock split in the form of a 100% stock dividend which will be distributed on April 15, 1996 to shareholders of record on March 15, 1996. Unless otherwise indicated, all per share data, number of common shares and the statements of stockholder's equity have been retroactively adjusted to reflect this stock split.

NET LOSS PER COMMON SHARE

  Net loss per common share is based on the net loss attributable to the weighted average number of common shares outstanding during the period presented (2,400,000 as of December 31, 1994 and 1995.) Conversion of the Series A and B Convertible Preferred Stock into Common Stock is not assumed because the impact is antidilutive. Shares issuable upon exercise of stock options are antidilutive and have been excluded from the calculation. For all periods presented, fully diluted loss per common share and primary loss per common share are the same.

STATEMENT OF CASH FLOWS

  In 1994, the Company issued 2,400,000 shares of Class B Common Stock to MWTV in exchange for assets with a carrying amount of $4,252,144 and liabilities of $3,757,104. This exchange has been treated as a non-cash transaction except for the cash balances of $877,835 acquired from MWTV. No interest or income taxes were paid in 1994. Interest of $137,385 was paid during 1995 of which approximately $65,000 was capitalized. No income taxes were paid in 1995.

DISCLOSURE ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

  The fair value of the Company's financial instruments (which consist of cash, accounts receivable and payable, and short-term debt) approximate their carrying amounts.

RECENTLY ISSUED ACCOUNTING STANDARDS

  In 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The Statement does not apply to deferred acquisition costs or deferred tax assets. The Company plans to adopt this statement effective January 1, 1996; however, management believes that its adoption will not have a material effect on the Company's financial statements.

  In October 1995, the FASB issued SFAS No. 123, Accounting for Stock Based Compensation, which generally requires disclosure of additional information concerning stock based employee compensation arrangements. The Company plans to adopt SFAS No. 123 effective January 1, 1996.

                            TRUVISION WIRELESS, INC.

NOTE 3: LICENSE CONTRACTS

  In August 1993, VCI signed a renewable long-term agreement with the Mississippi EdNet Institute, Inc. ("EdNet"), a non-profit, quasi-governmental body which manages the licenses designated to various state educational entities. Subsequently, VCI assigned its rights under the EdNet agreement to the Company. See Note 1. This lease gives the Company exclusive rights to utilize excess air time (that portion of a channel's airtime available for commercial broadcasting according to FCC regulations) on the 20 ITFS channels in Mississippi. The terms of the channel leases are 10 years, commencing in 1992. The contract provides for the monthly payment of $0.05 per subscriber per channel or, beginning one year after operating the first market, a minimum of $7,500 per month. Expense for 1994 and 1995 related to this agreement was $9,300 and $69,000, respectively.

  The contract also requires TruVision to make advances to EdNet during the first 24 months of operations in the amount of $6,000 per month. These advances are being recovered as a credit against license fees owed to EdNet.

  The agreement with EdNet contains the following major provisions and requirements to be met by TruVision:

  . The system is to ultimately cover at least 95% of the population of the licensed Mississippi geographic coverage area (including the areas designated as Phase II by the Company).

  . The system must be interconnected by a two-way audio/video link between TruVision/EdNet transmission sites and Mississippi Authority for Educational Television headquarters in Jackson, Mississippi. The cost of this interconnection must be borne by TruVision within certain limits.

  . TruVision will provide standard installations at locations as EdNet may designate.

  . TruVision will install and equip an electronic classroom in each of its Mississippi markets.

  .  TruVision will complete the network by July 1, 1998.

  The Company capitalizes the cost incurred to comply with the facility installation and interconnection requirements of the EdNet Agreement and depreciates such cost over the estimated life of the related equipment.

NOTE 4: SHORT-TERM DEBT

  Short-term debt consists of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1994     1995
                                                              ------ ----------
   Borrowings under $6,000,000 revolving line of credit with
    a bank, due June 30, 1996, with interest due monthly at
    1% above the bank's prime rate (9.50% at December 31,
    1995). .................................................  $  --  $4,531,464

  The borrowings are secured by substantially all of the assets of the Company, including licenses, accounts receivable, inventory, property and equipment, and contract rights. Additionally, the borrowings are guaranteed by the Company's president and a stockholder. The Company may prepay its obligations without penalty at any time.

                            TRUVISION WIRELESS, INC.

NOTE 5: STOCK OPTION PLANS AND EMPLOYMENT CONTRACTS

  The Company has established a stock option plan for executives and other key employees. The plan provides for a maximum of 500,000 shares of Common Stock to be reserved for such options. Terms and conditions of the Company's options generally are at the discretion of the board of directors; however, no options are exercisable after June 8, 2004.

  In August 1994, the Company granted options totaling 191,490 shares to two key employees at an exercise price of $5.00 per share. In June 1995 and August 1995, options to purchase shares of 30,000 and 20,000, respectively, were granted to two additional key employees at a price of $5.00 per share. The options granted in 1995 vest over a five-year period. As of December 31, 1995, options for 140,426 shares are exercisable. No compensation expense has been recorded on these options granted since the option price was equal to the estimated fair market value of the option shares on the date the options were granted.

NOTE 6: PREFERRED AND COMMON STOCK RIGHTS

  In October 1995, the Company issued 300,000 shares of Series B Convertible Preferred Stock for gross proceeds of $3,000,000. Pursuant to a prior commitment, CVCA acquired 270,000 shares and 30,000 shares were issued to a common stockholder. MWTV has pledged its shares of the Company's Common Stock to CVCA.

  Series A and Series B Convertible Preferred Stock is senior to all other shares of stock. Convertible Preferred Stock dividend rights are cumulative at 8% per annum based on a stated value of $10 per share. As of December 31, 1994 and 1995, the aggregate amount of Convertible Preferred Stock dividends in arrears was approximately $227,000 and $914,000, respectively. No preferred dividends have been declared. See Note 10.

  In the event of any liquidation, holders of Series A and Series B Convertible Preferred Stock would first be entitled to receive the greater of (i) the total $11,000,000 liquidation preference ($8,000,000 for Series A and $3,000,000 for Series B) plus all accrued but unpaid dividends, or (ii) the amount that would have been paid, or the value of property that would have been distributed if, prior to liquidation, the shares had been converted to Common Stock plus all accrued but unpaid dividends.

  Each Share of Convertible Preferred Stock carries voting rights as if converted into shares of Common Stock and, at the option of the holder, is convertible at any point in time into one fully paid, nonassessable share (two shares after the 2-for-1 common stock split--see Note 2) of Common Stock plus cash equal to accrued but unpaid dividends. If the conversion is not made pursuant to an initial public offering, TruVision may, at its option, issue a promissory note in lieu of paying the dividends. It is anticipated that the Convertible Preferred Stock will be converted into Common Stock upon completion of the Offering. See Note 10.

  The holders of Convertible Preferred Stock are also entitled to elect two of the five member Board of Directors of the Company. Pursuant to the terms of a stockholder's agreement certain restrictions have been placed on the stockholders' ability to vote on specified matters.

                            TRUVISION WIRELESS, INC.

  In October 1995, the corporate charter was amended to combine Class A and Class B Common Stock into a single class of $0.01 par value, Common Stock.

  Holders of Common Stock are not eligible to receive dividends as long as any shares of Convertible Preferred Stock are outstanding.

  In the event of liquidation, after distribution in full of preferential amounts to be distributed to holders of Convertible Preferred Stock, the holders of Common Stock would receive distributions in proportion to the number of shares held.

NOTE 7: DEFERRED COSTS AND OTHER ASSETS

                                                                DECEMBER 31,
                                                             ------------------
                                                              1994      1995
                                                             ------- ----------
Deferred costs and other assets consist of:
  Deferred acquisition costs................................ $   --  $1,027,216
  Advances to EdNet--Note 3.................................  84,000    132,000
  Deposit for future acquisition--Note 10...................     --     100,000
  FCC auction deposit.......................................     --     450,000
  Other.....................................................   6,341    140,340
                                                             ------- ----------
                                                             $90,341 $1,849,556
                                                             ======= ==========

  Deferred acquisition costs consist primarily of professional fees, engineering costs, travel costs and other related costs associated with the acquisition of channel rights, licenses and related cable systems which are currently subject to letters of intent or definitive agreements (see Note 10). Such costs will be amortized over periods ranging from five to 10 years, beginning when each acquisition is consummated, or, if the acquisition is not consummated, written off.

NOTE 8: COMMITMENTS AND CONTINGENCIES

  The Company leases office space, antenna space and certain channel broadcast rights under noncancelable operating leases with remaining terms ranging from four to eight and one-half years. The following is a schedule by years of future minimum rentals due under the leases at December 31, 1995:

       1996............................................................ $369,920
       1997............................................................  397,744
       1998............................................................  309,657
       1999............................................................  190,228
       2000............................................................  132,502
       Thereafter......................................................  225,711

  Rent under these leases was $55,004 for the period August 25, 1994 to December 31, 1994 and $254,512 for the year ended December 31, 1995.

  The Company is participating in an auction conducted by the FCC for rights to obtain use of available MDS commercial channels in certain basic trading areas. The Company's outstanding bids for these rights aggregate approximately $16 million. If the Company is the highest bidder in any, or all, of the areas, the Company will be required to pay up to $14 million (net of a small business bidding credit), a portion of which will be financed by the U.S. government.

                            TRUVISION WIRELESS, INC.

  The Company is involved in certain legal proceedings generally incidental to its business. While the results of any litigation contain an element of uncertainty, management believes that the outcome of any known or threatened legal proceeding will not have a material effect on the Company's financial position or results of operations.

NOTE 9: CONCENTRATIONS OF CREDIT RISK

  Financial instruments which potentially expose the Company to concentrations of credit risk, consist primarily of cash and accounts receivable. The Company has not experienced any losses on its deposits. Subscriber accounts receivable collectibility is impacted by economic trends in each of the Company's markets. Such receivables are typically collected within 30 days, and the Company has provided an allowance which it believes is adequate to absorb losses from uncollectible accounts.

NOTE 10: BUSINESS COMBINATIONS AND PROPOSED FINANCING TRANSACTIONS

  In February 1996, TruVision acquired all the outstanding common stock of BarTel, Inc., a company holding wireless cable license rights in the Demopolis and Tuscaloosa, Alabama markets for cash of approximately $1.7 million and, if certain conditions are met, notes payable of $652,000. Additionally, TruVision has entered into a definitive agreement to purchase substantially all of the assets of Madison Communications, Inc. and Beasley Communications, Inc. ("Madison"), a wired and wireless cable provider located near Huntsville, Alabama, for approximately $6.0 million.

  In March 1996, the Company entered into a letter of intent to acquire substantially all of the assets of Shoal Wireless, Inc., a wireless cable provider located in Lawrenceburg, Tennessee, for $1,180,000 in cash.

  TruVision has also entered into agreements to purchase licenses, channel rights and equipment in several other markets for cash of approximately $11.9 million. None of these markets is currently operating and no significant liabilities are expected to be assumed in connection with these asset acquisitions.

  The Company expects to finance the acquisitions described above with the short-term line of credit discussed in Note 4 and with an Interim Facility of up to $12.0 million provided by CVCA in the form of a 10% note payable (due on demand after June 30, 1996). The Company also has in process a public offering of Units, comprising Senior Discount Notes and Warrants, and an initial public offering of Common Stock (the "Offerings") with expected aggregate net proceeds of approximately $125 million.

  In connection with the Offerings it is expected that all of the shares of Series A and B Convertible Preferred Stock will be converted into shares of Common Stock and all accrued and unpaid preferred dividends ($914,000 at December 31, 1995) will be paid. The proceeds from the Offerings are expected to be used to pay the cash portion of certain of the acquisitions discussed above, repay debt incurred as a result of the acquisitions, pay the Convertible Preferred Stock dividends, pay the Phase II Payment (see Note 1) and finance the launch, initial development and expansion of certain wireless cable markets.

  The Company's Certificate of Incorporation will provide for a Board of Directors comprised of seven members. Pursuant to a stockholders agreement between MWTV and CVCA, four directors will be designated by MWTV and two directors will be designated by CVCA. The stockholders agreement will prohibit certain directors from being employees or affiliates of the Company, MWTV or CVCA.

TruVision Wireless, Inc.
Balance Sheet
(Unaudited)

                                                   12/31/95         3/31/96
                                                   --------         -------
ASSETS
Cash and Short-Term Investments                      125,182          536,411
Accounts Receivable (Net)                            283,656          237,644
Other Current Assets                                 108,376          142,933
                                                  ----------       ----------
Total Current Assets                                 517,214          916,988
                                                  ----------       ----------
Property, Plant, and Equipment
Transmission Equipment                             3,029,214        3,419,840
Subscriber Equipment                               6,886,806        8,476,038
Office Furniture and Equipment                       437,169          610,224
Vehicles                                             215,344          216,144
Buildings and Leasehold Improvements                 326,090          348,654
Uninstalled Subscriber Premises Equipment            546,316          696,493
                                                  ----------       ----------
                                                  11,420,939       13,767,393
Less: Accumulated Depreciation                    (1,375,402)      (1,905,355)
                                                  ----------       ----------
                                                  10,045,537       11,862,038
License Cost, Net                                    179,592        2,447,387
Organizational Costs, Net                            285,318          253,370
Non-compete agreements                                    --          100,000
Deferred Costs and other assets, net               1,849,556        4,171,870
                                                          --               --
                                                  ----------       ----------
Total Assets                                      12,877,217       19,751,653
                                                  ==========       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts Payable/Accrued Expenses                    756,218        3,336,475
Notes Payable                                      4,531,464       10,084,894
Other Liabilities                                         --               --
                                                  ----------       ----------
Total Current Liabilities                          5,287,682       13,421,369
                                                  ----------       ----------
STOCKHOLDERS' EQUITY
Common Stock                                          24,000           24,000
Preferred Stock                                       11,000           11,000
Additional Paid in Capital                        10,698,679       10,698,679
Accumulated Deficit                               (3,144,144)      (4,403,395)
                                                  ----------       ----------
Total Stockholders' Equity                         7,589,535        6,330,284
                                                  ----------       ----------
Total Liabilities and Stockholders' Equity        12,877,217       19,751,653
                                                  ==========       ==========

TruVision Wireless, Inc.
Statement of Operations
For the 3 months ended March 31, 1996
(Unaudited)

Revenues                               1,286,026
Expenses:
   Operating                             885,711
   Selling, general and
    administrative                       911,024
   Depreciation and amortization         584,544
                                      ----------
Income (loss) from Operations         (1,095,253)
Other income (expense):
   Interest income                            --
   Interest  expense                    (163,998)
   Other income                               --
                                      ----------
Income (loss) before income taxes     (1,259,251)
Provision for taxes                           --
                                      ----------
Net Loss                              (1,259,251)
Preferred dividend requirement          (220,000)
                                      ----------
Net loss applicable to common
 shareholders                         (1,479,251)
                                      ==========
Number of shares issued and
 outstanding:                          2,400,000
Earnings per share:                        (0.62)

                               WIRELESS ONE, INC.

                                     PROXY


             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ______, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby constitutes and appoints Sean E. Reilly, William K. Luby and William C. Norris, and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Wireless One, Inc., a Delaware corporation (the "Company"), which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's corporate headquarters, 11301 Industriplex, Suite 4, Baton Rouge, Louisiana 70809-4115 on _____, ______, 1996 at 10:00 a.m. or at any adjournment or postponement thereof, as shown on the voting side of this card.



                                                          See Reverse
                                                          Side

     Please mark your votes as in this example.
[X]
     This proxy will be voted as specified. If a choice is not specified, this proxy will be voted FOR the nominees for Class I Directors, FOR Proposal 2 and FOR Proposal 3.


1.   Election of All Nominees for Class I Directors Listed   FOR     Withheld
     Hereon.                                                 [_]       [_]

     Nominees:      Arnold L. Chavkin
                    Hans J. Sternberg
                    David E. Webb

     For all nominees listed hereon, except vote withheld form the following nominee(s):

____________________________________


2.   Approval of the Issuance of up to 3,553,333      FOR   AGAINST   ABSTAIN
     shares of Common Stock.                          [_]     [_]       [_]


3.   Approval of the appointment of KPMG Peat         FOR   AGAINST   ABSTAIN
     MarwicK LLP as the independent certified public  [_]     [_]       [_]
     accountants for the Company's 1996 fiscal year.
     The Board of Directors recommends a vote FOR this proposal.


4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.



This proxy should be dated, signed by the stockholder exactly as the stockholder's name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



________________________________________


________________________________________
Signature(s)                               Date

                                                                    May 21, 1996


TO OUR STOCKHOLDERS:

     It is with feelings of satisfaction that we present our stockholders with Wireless One's first annual report. 1995 was an exciting year of growth -- both operationally and financially. We brought in new financial and strategic partners, completed initial public offerings of both debt and equity, added seven new systems to our operations, and through our licensing activities added significant additional spectrum rights to our portfolio. These accomplishments and others will be discussed in this letter as we look forward to a challenging 1996 for your Company.

NEW FINANCIAL AND STRATEGIC PARTNERS

     In April, 1995, Wireless One completed a preferred stock offering led by Chase Capital, in which the Company raised approximately $14.8 million. This financing enabled Wireless One to complete its acquisition of additional spectrum rights in Texas and Louisiana, as well as providing needed capital for system launches and subscriber growth. Contemporaneous with Wireless One's initial public offering, the Company completed a successful merger with Heartland Wireless Communications, Inc., whereby Heartland contributed to Wireless One significantly all of its wireless cable operations and spectrum rights in the Southeast. This merger doubled Wireless One's line of sight households and provided the Company with a strategic partner.

INITIAL PUBLIC OFFERINGS

     In October, 1995 Wireless One completed its initial public offerings of 3,450,000 shares of Common Stock priced at $10.50 per share and $150,000,000 of Senior Notes. Total gross proceeds from the transaction aggregated approximately $186 million. This capital will enable the Company to accelerate its growth and to take advantage of additional consolidation opportunities in its target markets. Our stock is listed on the Nasdaq National Market under the symbol "WIRL" and currently exceeds its price at the time of the public offering.

NEW SYSTEMS IN OPERATION

     During 1995, we launched five new systems and acquired two operating systems through our merger with Heartland. In the final quarter of 1995 after our initial public offering, our subscriber base grew from approximately 5,500 subscribers to approximately 7,500 subscribers at year end (a 40% increase). With the 1995 launches and acquisitions, Wireless One had 10 systems in operation at year end and since then has expanded that number to 14 systems in operation with over 15,000 subscribers. The chart below indicates the new systems added in 1995:

                                                      LAUNCH OR
     MARKET                                        ACQUISITION DATE
- --------------------------------------------------------------------------------

        Bryan, Texas                                     May
        Pensacola, Florida                              July
        Panama City, Florida                          September
        Monroe, Louisiana                             October
        Milano, Texas                                 October
        Tullahoma, Tennessee                          November
        Bunkie, Louisiana                             December

LICENSING ACTIVITY AND FCC AUCTION RESULTS

     In September and October of 1995, the FCC accepted applications for new and modified ITFS frequencies which Wireless One incorporates into its wireless cable systems. Through the efforts of our licensing team, Wireless One submitted applications for wireless cable frequencies which should significantly enhance our market coverage. These applications include new markets extending our coverage over an additional half a million households in Alabama, Georgia, and Louisiana. In addition, Wireless One has recently completed its participation in the FCC auction of wireless cable BTA rights which began in November, 1995. We believe that our efforts at the auction and future aggregation efforts will lead to the addition of substantial households in BTA clusters which we have secured in Kentucky and South Carolina. Finally, we are pleased with the aggregation efforts of our 50% owned joint venture in North Carolina with the Concord Telephone Company. Through our ITFS application efforts and bidding in the FCC's BTA auction, our share of the secured channel rights should cover approximately 500,000 new line of sight households in the state of North Carolina. Our efforts in North Carolina are ongoing, but it is clear to date we have aggregated significant spectrum rights at a low basis.

1996 OUTLOOK

     Demonstrably, Wireless One enjoyed a successful 1995. Many opportunities and challenges lie ahead. We are hitting our launch target of approximately one new system a month and are adding subscribers, both in existing systems and newly launched systems. Because of our successful fund raising activities, we have the capital to fund our growth. Moreover, we have in place the personnel to manage our growth prudently and effectively. Our management team understands and appreciates the task ahead of it. We are focused on our strategy of acquiring customers in rural southeastern markets as quickly as possible. We appreciate the trust represented by your investment in Wireless One and look forward to reporting successful results in 1996. Our goal is increased shareholder value, and we are dedicated to that.




                                           /s/ Sean Reilly
Hans J. Sternberg                          Sean Reilly
Chairman                        President and Chief Executive Officer

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-K

[X]  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
       EXCHANGE ACT OF 1934 (FEE REQUIRED)

     For the fiscal year ended           December 31, 1995           or
                               -------------------------------------

[_]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
       EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

     For the transition period from ______ to ________

                   Commission file number         0-26836
                                            -------------------

                               WIRELESS ONE, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                          72-1300837
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                         Identification No.)

5551 Corporate Boulevard, Suite 2K, Baton Rouge, LA           70808
(Address of principal executive offices)                   (Zip Code)

      Registrant's telephone number, including area code: (504) 926-7778

  SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:  Not applicable

          SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                    Common Stock, par value $.01 per share
       ----------------------------------------------------------------
                               (Title of Class)

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days. Yes   x      No _____
                                              -----

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

     The aggregate market value of voting stock held by non-affiliates of the Registrant as of March 21, 1996 at a closing sale price of $14.25 as reported by the Nasdaq National Market was approximately $81,626,237.

     As of March 21, 1996, the Registrant had 13,498,752 shares of Common Stock outstanding.

                      DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the Registrant's Proxy Statement to be used in connection with the solicitation of proxies for the Annual Meeting to be held on May 30, 1996 (the "Proxy Statement") are incorporated by reference in Part III of this Annual Report of Form 10-K (the "Form 10-K").

                               WIRELESS ONE, INC.

                      INDEX TO ANNUAL REPORT ON FORM 10-K

                                                                                                 PAGE NO.
                                                                                                 --------

PART I ...........................................................................................    1

Item 1.                 Business..................................................................    1
Item 2.                 Properties................................................................   21
Item 3.                 Legal Proceedings.........................................................   21
Item 4.                 Submission of Matters to a Vote of Security-Holders.......................   21
Item 4A.                Executive Officers of the Registrant......................................   22

PART II...........................................................................................   23

Item 5.                 Market for the Registrant's Common Equity and Related Stockholder Matters.   23
Item 6.                 Selected Financial Data...................................................   23
Item 7.                 Management's Discussion and Analysis of Financial Condition and
                        Results of Operations.....................................................   24
Item 8.                 Financial Statements and Supplementary Data...............................   30
Item 9.                 Changes in and Disagreements with Accountants on Accounting and
                        Financial Disclosure......................................................   30

PART III..........................................................................................   30

Item 10.                Directors and Executive Officers of the Registrant........................   30
Item 11.                Executive Compensation....................................................   30
Item 12.                Security Ownership of Certain Beneficial Owners and Management............   30
Item 13.                Certain Relationships and Related Transactions............................   30

PART IV...........................................................................................   31

Item 14.                Exhibits, Financial Statement Schedules and Reports on Form 8-K...........   31

                                     PART I

 ITEM 1.        BUSINESS.

 OVERVIEW

      The Company develops, owns and operates wireless cable television systems, primarily in small to mid-size markets located in the southeastern United States. Wireless cable television systems transmit programming via microwave frequencies from a headend to a small receive-site antenna at each subscriber's location. The Company has targeted 37 markets located in Texas, Louisiana, Tennessee, Alabama, Georgia and Florida, representing approximately 4.7 million households, approximately 3.4 million of which the Company believes can be served by line-of-sight ("LOS") transmissions. LOS transmissions generally require a direct, unobstructed transmission path from the central transmitting antenna to an antenna located at the subscriber's location.

      The Company targets small to mid-size markets with a significant number of LOS households that are unpassed by traditional hard-wire cable. Many of these households, particularly in rural areas, have limited access to local off-air VHF/UHF programming (such as ABC, NBC, CBS and Fox), and typically do not have access to subscription television service except via satellite receivers which generally are more costly than wireless cable. The Company offers its subscribers local off-air VHF/UHF programming, as well as HBO, Showtime, The Disney Channel, ESPN, CNN, USA, WGN, WTBS, The Discovery Channel, The Nashville Network, A&E and other programming services. The programming that the Company offers in each market varies depending upon market conditions and the availability of channel capacity. Generally, once a system is launched, the Company increases channel offerings when possible. Substantially all of the Company's subscribers have set-top converters that are addressable, which enhances the Company's ability to offer subscribers pay-per-view services. The Company markets its wireless cable service by highlighting four major competitive advantages over traditional hard-wire cable services and other subscription television alternatives: picture quality and reliability, customer service, programming features and price.

      The Company's targeted markets include (i) 13 markets in which the Company currently has systems in operation (the "Operating Systems"), (ii) two markets in which the Company's systems are currently under construction and in which the Company expects to begin operations by April 1996, (iii) 10 near-term launch markets in which the Company believes that it has obtained sufficient wireless cable channel rights to launch commercially viable systems, and (iv) 12 long-term launch markets in which the Company believes that it has obtained or expects to obtain, subject to necessary approvals by the Federal Communications Commission (the "FCC"), sufficient wireless cable channel rights to launch commercially viable systems. At December 31, 1995 and February 29, 1996, the Company's Operating Systems had approximately 7,525 and 10,372 subscribers, respectively.

      In October 1995, the Company acquired (i) the wireless cable business previously conducted by Wireless One Operating Company ("Old Wireless One") and
 (ii) the wireless cable television assets and all related liabilities of certain subsidiaries of Heartland Wireless Communications, Inc. ("Heartland") with respect to certain of Heartland's markets (the "Heartland Division"). Unless the context otherwise requires, references herein to the "Company" include (i) Wireless One, Inc. and its direct and indirect subsidiaries, including the operations of the Heartland Division subsequent to its acquisition by the Company, and (ii) the business conducted by Old Wireless One and its direct and indirect subsidiaries prior to the Company's acquisition of the Heartland Division.

 BUSINESS OPERATING STRATEGY

      The Company's primary business objective is to develop, own and operate wireless cable television systems in rural markets in which the Company believes it can achieve positive system cash flow within 18 months after commencing operations. The Company plans to further its business objective through implementation of the following operating strategies.

      Rural Market Focus. The Company obtains wireless cable channel rights and locates operations in geographic clusters of small to mid-size markets that have a significant number of households not currently passed by traditional hard-wire cable. The Company believes that such markets have less competition from alternative forms of entertainment and that wireless cable service is the most economical subscription television alternative for many of these households. The Company believes that it can commence service successfully in most of its markets with as few as 12 wireless cable channels. Nevertheless, the Company typically commences operations in a given market utilizing all of the channels available to it at such time, which in most cases has exceeded 12. This strategy gives the Company a leading position in its markets, facilitating the Company's ability to acquire additional wireless cable channel rights in such markets. In addition, the Company enjoys low labor costs in its rural markets. Finally, the Company believes that its markets typically have a stable base of potential subscribers that will enable it to maintain a subscriber turnover rate of below 2% per month, as compared to a turnover rate of approximately 3% per month typically experienced by traditional hard-wire cable operators, resulting in reduced installation and marketing expenses. Consequently, the Company believes that its rural market focus will enable it to achieve positive system cash flow with relatively few subscribers.

      Low Cost Structure. Wireless cable systems typically cost significantly less to build and operate than traditional hard-wire cable systems. While both traditional hard-wire cable operators and wireless cable operators must construct a headend in each market, traditional hard-wire operators must install an extensive network of co-axial or fiber optic cable, amplifiers and related equipment (the "Cable Plant") in order to transmit signals from the headend to subscribers. In contrast, once the headend is constructed, the additional costs to add a subscriber are variable and are further offset by installation fees paid by subscribers. Additionally, without a Cable Plant, wireless cable operators typically incur lower system maintenance costs and depreciation costs. At December 31, 1995, the Company estimates that each additional wireless cable subscriber with a single set-top converter requires an incremental capital expenditure of approximately $425, consisting of, on average, $290 of materials and $135 of installation labor and overhead charges.

      Managed Subscriber Penetration. The Company attempts to manage system launch costs and subscriber growth in order to achieve positive system cash flow rapidly. Within a system, the Company initially directs its marketing efforts at households not currently passed by hard-wire cable. The Company then expands its marketing efforts into the more competitive segments of the market, targeting both passed and unpassed households.

      Geographic Clusters and Economies of Scale. The Company believes that its geographic clustering strategy will enable it to achieve cost savings through economies of scale in management, sales and customer service.

 OPERATING SYSTEMS AND THE COMPANY'S MARKETS

      The table below provides information regarding the Company's markets. "Estimated Total Households" represents the Company's estimate of the total households that are within the Company's service area (i.e., signal pattern). "Estimated LOS Households" represents the Company's estimate of the households that can receive the Company's signal after applying a discount to account for those homes that the Company estimates will be unable to receive service due to certain characteristics of the particular market, such as terrain and foliage.

      The Company does not hold directly any of the FCC channel licenses. Instead, the Company has acquired the right to transmit over those channels under leases with holders of channel licenses and applicants for channel licenses. Although the Company has obtained or anticipates that it will be able to obtain access to a sufficient number of channels to operate commercially viable wireless cable systems in its markets, if a significant number of the Company's channel leases are terminated or not renewed, a significant number of pending FCC applications in which the Company has rights are not granted or the FCC terminates, revokes or fails to extend or renew the authorizations held by the Company's channel lessors, the Company may be unable to provide a commercially viable programming package to customers in some or all of its markets. In addition, with the cooperation of the Company, certain channel lessors may file applications with the FCC to modify certain channel licenses in the near-term and long-term launch markets to allow for the relocation of some channels from their currently authorized transmission site. While the Company's leases with such licensees require their cooperation, it is possible that one or more of such lessors may hinder or delay the Company's efforts to use the channels in accordance with the Company's plans for the particular market. Further, FCC interference protection requirements may impact efforts to modify licenses.


                                                                                                                       APPROXIMATE
                                                                                                                       SUBSCRIBERS
                                ESTIMATED        ESTIMATED       ACQUISITION OR        CHANNELS                            AT
                                  TOTAL             LOS             LAUNCH           AT LAUNCH OR        CURRENT      DECEMBER 31,
                             HOUSEHOLDS/(1)/  HOUSEHOLDS/(1)/         DATE         ACQUISITION/(2)/   CHANNELS/(2)/       1995
                             ---------------  ---------------  ------------------  -----------------  -------------   -------------


OPERATING SYSTEMS:
Brenham, Tx.................          42,931           38,638  February 1996                      20             20              -
Bryan/College Station, Tx...         102,676           92,408  May 1995                           31             32          1,445
Milano, Tx..................          40,880           36,792  October 1995                       20             20          1,297
Wharton, Tx.................         102,252           92,027  June 1994                          20             21          1,579
Bunkie, La..................          96,157           81,752  December 1995                      20             20             62
Lafayette, La/(3)/..........         180,277          144,222  January 1994                       11             11            593
Lake Charles, La/(3)/.......         111,560           89,248  April 1994                         17             23            487
Monroe, La..................         114,137           87,885  October 1995                       10             23            829
Gainesville, Fl.............         121,768           93,761  January 1996                       14             14              -
Panama City, Fl.............         108,327           83,412  September 1995                     23             23            442
Pensacola, Fl...............         230,122          184,098  July 1995                          28             28            658
Jeffersonville, Ga..........         189,321          145,777  March 1996                         20             20              -
Tullahoma, Tn...............          151082           76,498  November 1995                      20             20            133
                                   ---------        ---------                                                                -----
Total Operating.............       1,591,490        1,246,518                                                                7,525
 Systems....................       ---------        ---------                                                                =====

                                                               ESTIMATED TOTAL     ESTIMATED LOS      EXPECTED CHANNELS AT
                                                               HOUSEHOLDS/(1)  /   HOUSEHOLDS/(1)/    LAUNCH/(2)(5)/
                                                               ------------------  -----------------  --------------------
SYSTEMS UNDER CONSTRUCTION/(4)/:
Bucks, Al/(6)/........................................                    150,802            113,102          20
Fort Walton Beach, Fl.................................                     64,216             54,584          19
                                                                          -------            -------
       Total Systems Under Construction...............                    215,018            167,686
                                                                          -------            -------



                                                               ESTIMATED TOTAL     ESTIMATED LOS      EXPECTED CHANNELS AT
                                                                HOUSEHOLDS/(1)/    HOUSEHOLDS/(1)/       LAUNCH/(2)(5)/
                                                               ------------------  -----------------   --------------------
NEAR-TERM LAUNCH MARKETS/(7)/:
Bedias/Huntsville, Tx.......................                               74,681             67,213            20
Freeport, Tx................................                              140,116            126,104            16
Houma, La...................................                               81,741             69,480            26
Alexandria, La..............................                               31,683             25,864            23
Ruston, La..................................                               44,697             26,968            18
Chattanooga, Tn.............................                              257,082            133,734            18
Florence, Al................................                              112,820             82,358            20
Tarboro, Ga.................................                               81,492             52,970            20
Ocala, Fl...................................                              284,926            227,940            15
Tallahassee, Fl.............................                              149,368            104,558            16
                                                                        ---------            -------
       Total Near-Term Launch Markets.......                            1,258,606            917,189
                                                                        ---------            -------
                                                               ESTIMATED TOTAL      ESTIMATED LOS     EXPECTED CHANNELS AT
                                                               HOUSEHOLDS/(1)/     HOUSEHOLDS/(1)/       LAUNCH/(2)(5)/
                                                               ------------------  -----------------      -------------
LONG-TERM LAUNCH MARKETS/(9)/:
Abita Springs, La/(10)/...................                                219,915            175,948            20
Amite, La/(11)/...........................                                 99,208             74,404            20
Baton Rouge, La/(12)/.....................                                261,691            201,501            15
Bankston, Al..............................                                103,570             51,112            20
Selma, Al.................................                                158,661            109,535            16
Six Mile, Al..............................                                 96,424             43,287            16
Charing, Ga...............................                                156,371             78,336            16
Groveland, Ga/(8)/........................                                172,802            112,321            16
Hoggards Mill, Ga.........................                                 77,005             57,753            20
Matthews, Ga..............................                                170,271             85,136            20
Valdosta, Ga..............................                                110,381             77,267            16
Marianna, Fl..............................                                 56,734             39,714            20
                                                                        ---------          ---------
       Total Long-Term Launch Markets.....                              1,683,033          1,106,314
                                                                        ---------          ---------
          COMPANY TOTALS..................                              4,748,147          3,437,707
                                                                        =========          =========

 (1) Estimated Total Households represents the Company's estimate of the total households that are within the Company's service area. Estimated LOS Households represents the Company's estimate of the households that can receive the Company's signal after applying a discount to account for those homes that the Company estimates will be unable to receive service due to certain characteristics of the particular market, such as terrain and foliage.

 (2) Includes local off-air VHF/UHF channels, some or all of which may be retransmitted by the Company via wireless cable frequencies.

 (3) The Company is not actively marketing, and does not currently intend to actively market, its service in the Lafayette and Lake Charles markets until an increase in the channel offering is achieved, which the Company expects to occur within 3 months from the date hereof.

 (4) Systems Under Construction include markets in which the system headend is under construction and in which the Company expects to complete construction and begin operations by the end of April 1996.

 (5) Expected Channels at Launch includes channels with respect to which the Company has a lease with a channel license holder or applicant for a channel license or with a qualified, non-profit educational organization that has filed an application for an ITFS license. There can be no assurance that applications for channel licenses will be granted.

 (6) Household count based on operation at 50 watts. The present operating signal pattern covers an estimated 42,766 total households and an estimated 38,628 LOS households.

 (7) Near-Term Launch Markets include markets in which the Company has obtained sufficient wireless cable channel rights to launch commercially viable systems.

 (8) A petition to deny applications for extension of time to construct eight channels is pending before the FCC. The outcome of this matter cannot be determined.

 (9) Long-Term Launch Markets include markets in which the Company has obtained or expects to obtain, subject to necessary FCC approvals, sufficient wireless cable channel rights to launch commercially viable systems.

 (10) Approximately 50% of the Company's LOS households in this market will require high gain receive-site equipment to avoid interference from an adjacent wireless cable system.

 (11) The Company's channel rights in this market consist of channel lease agreements with educational institutions which have filed ITFS applications with the FCC in October 1995. There can be no assurance that the applications for channel rights will be granted.

 (12) An existing wireless cable operator is serving approximately 300 subscribers in this market with an 11 channel MDS system. The Company's ITFS applications for the market are subject to comparative disposition with competing applications. The outcome of that disposition cannot be reliably projected at this time.

 Operating Systems

      Brenham System. The Company launched service in the Brenham, Texas System in February 1996. The Brenham System serves portions of Washington, Austin, Waller, Burleson, Lee, Fayette and Colorado counties in Texas. The Brenham System did not have any subscribers at December 31, 1995.

      The Company leases 20 of the wireless cable channels available for the Brenham market. The Company transmits on all 20 channels. The Brenham System currently offers an 18 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $9.95. The Brenham System also offers one pay-per-view channel. The Brenham System transmits at 10 watts of power from the 500 foot level of a 709 foot tower, located .2 miles southwest of Brenham, Texas. The Brenham System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 42,931 households, of which the Company believes approximately 38,638 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Brenham is Northland Cable TV.

      Bryan/College Station System. The Company launched service in the Bryan/College Station, Texas System in May 1995. The Bryan/College Station System serves all of Brazos, Grimes and Burleson counties and parts of Washington, Madison, Robertson, Milano and Lee counties in Texas. The Bryan/College Station System had approximately 1,445 subscribers on December 31, 1995, primarily in single-family homes.

      The Company leases 32 of the wireless cable channels available for the Bryan/College Station market. The Company transmits on all 32 of these channels. The Bryan/College Station System currently offers a 27 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase four premium service channels, HBO, The Disney Channel, Showtime and Starz, for $9.95, $5.95, $6.95 and $4.95 per month, respectively. The Bryan/College Station System also offers one pay-per-view channel. The Bryan/College Station System transmits at 10 watts of power from the 484 foot level of a 499 foot tower, three miles southwest of Bryan/College Station. The Bryan/College Station System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 102,700 households, of which the Company believes approximately 92,400 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Bryan/College Station is TCA Cable TV, Inc.

      Milano System. The Company acquired the Milano, Texas System in October 1995. Prior thereto, the Milano System was operated by Heartland since December 1994. The Milano System serves all of the Milano area and parts of Milam, Burleson, Bell and Brazos counties. The Milano System had approximately 1,297 subscribers on December 31, 1995, primarily in single-family homes.

      The Company leases 20 of the wireless cable channels available for the Milano market. The Company transmits on all 20 of these channels. The Milano System currently offers an 18 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $9.95 per month. The Milano System also offers one pay-per-view channel. The Milano System transmits at 10 watts of power from the 695 foot level of a 700 foot tower, two miles northeast of Milano. The Milano signal pattern covers a radius of approximately 39 miles, encompassing approximately 40,900 households, of which the Company believes approximately 36,800 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Milano is Cable Video Enterprises.

        Wharton System. The Company launched service in the Wharton, Texas System in June 1994. The Wharton System serves all of Wharton county and parts of Fort Bend, Matagorda, Brazoria and Colorado counties. The Wharton System had approximately 1,579 subscribers on December 31, 1995, primarily in single-family homes.

      The Company leases 21 of the wireless cable channels available for the Wharton market. The Company transmits on all 21 of these channels. The Wharton System currently offers an 18 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase two premium service channels, HBO and Showtime, for $10.95 and $6.95 per month, respectively. The Wharton System also offers one pay-per-view channel. The Wharton System transmits at 50 watts of power from the 436 foot level of a 440 foot tower, 4.2 miles southeast of Wharton. The Wharton System's signal pattern covers a radius of approximately 39 miles, encompassing approximately 102,300 households, of which the Company believes approximately 92,000 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Wharton is Falcon Cable.

        Bunkie System. The Company launched service in the Bunkie, Louisiana System in December 1995. The Bunkie System serves all of Evangeline parish and parts of Acadia, Allen, Avoyelles, Point Coupee, Rapides and St. Landry parishes in Louisiana. The Bunkie System had approximately 62 subscribers on December 31, 1995, primarily in single-family homes.

      The Company leases 20 of the wireless cable channels available for the Bunkie market. The Bunkie System currently offers an 18 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $9.95 per month. The Bunkie System also offers one pay-per-view. The Bunkie System transmits at 50 watts of power from the 705 foot level of a 709 foot tower, located 3.1 miles east of Bunkie, Louisiana. The Bunkie System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 96,157 households, of which the Company believes approximately 81,752 can be served by LOS transmissions. The principal hard-wire competitor is the city of Bunkie's Laribay Cablevision Limited.

        Lafayette System. The Company launched service in the Lafayette, Louisiana System in January 1994. The Lafayette System serves all of Lafayette, St. Martin, Iberia, Vermillion and Acadia parishes, and parts of St. Landry and St. Mary parishes in Louisiana. The Lafayette System had approximately 593 subscribers on December 31, 1995, primarily in single-family homes.

      The Company leases 30 of the wireless cable channels available for the Lafayette market. The Company transmits on six of these channels. Collocation applications were recently granted for four channels. Collocation applications are pending for 12 additional channels. New station applications are pending for eight channels. The Lafayette System currently offers an 11 channel basic package, consisting of six wireless cable channels and five local off-air VHF/UHF channels, for $15.95 per month. The Lafayette System transmits at 10 watts of power from the 220 foot level of a 228 foot tower, 2.8 miles west of Lafayette.

 The Company has filed and anticipates approval of modification applications to increase to 50 watts of power, to transmit at the 588 foot level of a 604 foot tower and to move 8.6 miles south of Lafayette. Upon such modifications, the Lafayette System's signal pattern will cover a radius of approximately 38 miles, encompassing approximately 180,300 households, of which the Company believes approximately 144,200 can be served by LOS transmissions. These LOS household counts do not differ materially from the Company's present transmission site. The principal hard-wire cable competitor in the city of Lafayette is TCA Cable TV, Inc.

      Lake Charles System. The Company launched service in the Lake Charles, Louisiana System in April 1994. The Lake Charles System serves all of Calcasieu, Jefferson Davis and Cameron parishes, and parts of Beauregard and Allen parishes in Louisiana. The Lake Charles System had approximately 487 subscribers on December 31, 1995, primarily in single-family homes.

      The Company leases 31 of the wireless cable channels available for the Lake Charles market. The Company transmits on nine of these channels. Collocation applications were recently granted for two channels. New station applications are pending for the remaining twenty channels. The Lake Charles System currently offers a 16 channel basic package, consisting of eight wireless cable channels and eight local off-air VHF/UHF channels, for $19.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $9.95 per month. The Lake Charles System transmits at 50 watts of power from the 407 foot level of a 411 foot tower, 5.5 miles west of Lake Charles. Applications have been filed to operate the remaining 20 channels at 50 watts of power from the same tower. The Lake Charles System's signal pattern covers a radius of approximately 38 miles, encompassing approximately 111,600 households, of which the Company believes approximately 89,200 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Lake Charles is TCI Cable TV, Inc.

      Monroe System. The Company acquired the Monroe System in October 1995. Heartland completed construction of the Monroe System in March 1993. The Monroe System had approximately 829 subscribers on December 31, 1995, primarily in single-family homes.

      The Company leases 29 of the wireless cable channels available for the Monroe market. The Company transmits on 17 of these channels and new station applications are pending for the remaining 12 channels. Four of these channels also are subject to an administrative petition that, if granted, could result in the loss of the license therefor. The Monroe System currently offers a 21 channel basic package, consisting of 15 wireless cable channels and six local off-air VHF/UHF broadcast channels, for $19.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $9.95 per month. The Monroe System also offers one pay-per-view channel. The Monroe System transmits at 50 watts of power from the 650 foot level of a 906 foot tower, located 10.0 miles north of Monroe. The Monroe System's signal pattern covers a radius of approximately 39 miles, encompassing approximately 114,140 households, of which the Company believes approximately 87,900 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Monroe is Louisiana Cablevision.

      Gainesville System. The Company launched service in the Gainesville, Florida System in January 1996. The Gainesville System serves parts of Clay, Duval, Gilchrist, Dixie, Levy, Lafayette, Putnam, Swannee, Hamilton and Marion and all of Alachua, Bradford, Baker, Columbia and Union counties in Florida. The Gainesville System did not have any subscribers on December 31, 1995.

 The Company leases 26 of the wireless cable channels available for the Gainesville, Florida market. The Company transmits on 14 of these channels and has modification applications pending for the remaining 12 channels. The Gainesville System currently offers a 13 channel basic package, including four local off-air VHF/UHF channels which are being retransmitted, for $15.95 per month. In addition, a subscriber may purchase one premium channel, HBO, for $9.95. The Gainesville System transmits at 50 watts of power from the 706 foot level of a 709 foot tower, located 24.0 miles southeast of Lake City, Florida. The Gainesville System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 121,800 households, of which the Company believes approximately 93,760 can be served by LOS transmissions. The principal hard-wire cable competitor in the area of Gainesville is Warner Cable.

      Pensacola System. The Company launched service in the Pensacola, Florida System in July 1995. The Pensacola System serves all of Escambia and Santa Rosa counties in Florida, and parts of Okaloosa and Baldwin counties in Alabama.
 The Pensacola System had approximately 658 subscribers on December 31, 1995, primarily in single-family homes.

      The Company leases 28 of the wireless cable channels available for the Pensacola market. The Company transmits on all 28 of these channels. The Pensacola System currently offers a 22 channel basic package, including six local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase two premium services, HBO and a five channel Showtime package, for $9.95 and $10.95 per month, respectively. The Pensacola System transmits at 50 watts of power from the 493 foot level of a 499 foot tower, located 11.0 miles north of Pensacola. The Pensacola System's signal pattern covers a radius of approximately 38 miles, encompassing approximately 230,100 households, of which the Company believes approximately 184,100 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Pensacola is Cox Cable Communications.

      Panama City System. The Company launched service in the Panama City, Florida System in September 1995. The Panama City System serves all of Bay County and parts of Calhoun, Gulf Holmes, Jackson, Walton and Washington counties in Florida. The Panama City System had approximately 442 subscribers on December 31, 1995, primarily in single-family homes.

      The Company leases 27 of the wireless cable channels available for the Panama City market. The Company transmits on 23 of these channels. An application for a license for the remaining four channels was dismissed by the FCC and is subject to an administrative petition to reinstate. The Panama City System currently offers a 21 channel basic package, including five off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase HBO for $9.95 per month and Showtime for $6.95 per month. The Panama City System transmits at 50 watts of power from the 450 foot level of a 500 foot tower, located 9.7 miles north of Panama City. The Panama City System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 108,300 households, of which the Company believes approximately 83,400 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Panama City is Comcast.

      Jeffersonville System. The Company launched service in the Jeffersonville, Georgia System in March 1996. The Jeffersonville System serves portions of Laurens, Pulaski, Peach, Macon, Crawford, Monroe, Jones, Baldwin and Johnson and all of Beckly, Wilkinson, Houston, Twiggs and Bibb counties in Georgia. The Jeffersonville System did not have any subscribers at December 31, 1995.

      The Company leases 20 of the wireless cable channels available for the Jeffersonville, Georgia market. The Company transmits on all 20 channels. The Jeffersonville System currently offers an 18 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $10.95. The Jeffersonville System also offers one pay-per-view channel. The Jeffersonville System transmits at 50 watts of power from the 706 foot level of a 709 foot tower, located 3.3 miles northeast of Jeffersonville, Georgia. The Jeffersonville System's signal pattern covers a radius of approximately 39 miles, encompassing 189,321 households, of which the Company believes approximately 145,777 can be served by LOS transmissions. The principal hard-wire cable competitor in the area of Jeffersonville is Cox Cable.

      Tullahoma System. The Company launched service in the Tullahoma, Tennessee System in November 1995. The Tullahoma System serves parts of Coffee, Cannon, Bedford, Moore, Franklin, Grundy and Warren counties in Tennessee. The Tullahoma System had approximately 133 subscribers on December 31, 1995, primarily in single-family homes.

      The Company leases 20 of the wireless cable channels available for the Tullahoma, Tennessee market. The Company transmits on all 20 channels. The Tullahoma System currently offers an 18 channel basic package, including five local off-air VHF/UHF channels which are being retransmitted, for $19.95 per month. In addition, a subscriber may purchase one premium service channel, HBO, for $9.95. The Tullahoma System also offers one pay-per-view channel.
 The Company transmits at 10 watts of power from the 751 foot level of a 755 foot tower, located 7.5 miles east of Tullahoma, Tennessee. The Tullahoma System's signal pattern covers a radius of approximately 40 miles, encompassing approximately 151,082 households, of which the Company believes approximately 76,498 can be served by LOS transmissions. The principal hard-wire cable competitor in the city of Tullahoma is Tullahoma Cablevision.

      Systems Under Construction

      The Company currently has two additional systems under construction, which are located in Bucks, Alabama and Fort Walton Beach, Florida. In each of the systems, the Company will have ordered substantially all of the equipment necessary to transmit on its channels in such markets by April 1996.

      The Company currently leases 20 of the wireless cable channels available for the Bucks, Alabama market. All 20 channels are granted and collocated. The Company expects to launch this system by April 1996. The Company will transmit at 10 watts of power from the 853 foot level of a 859 foot tower, located 9.6 miles northwest of Bucks, Alabama. The Bucks System's signal pattern covers a radius of approximately 36 miles, encompassing 150,802 households, of which the Company believes approximately 113,102 can be served by LOS transmissions. The principal hard-wire cable competitor in the area of Bucks is Cablevision.

      The Company currently leases 23 of the wireless cable channels available for the Fort Walton Beach, Florida market. Fifteen of these channels are granted and collocated. Eight of these channels are subject to pending modification applications. The Company expects to launch this system by April 1996. The Company will transmit at 50 watts of power from the 276 foot level of a 279 foot tower, located approximately four miles northeast of Fort Walton Beach, Florida. The Fort Walton Beach System's signal pattern covers a radius of approximately 39 miles, encompassing 64,216 households, of which the Company believes approximately 54,584 can be served by LOS transmissions. The principal hard-wire cable competitor in the area of Fort Walton Beach is Emerald Coast Cable.

      Near-term and Long-term Launch Markets

      In these markets, the Company has obtained or expects to obtain, subject to necessary FCC approvals, sufficient wireless cable channel rights to launch commercially viable systems. In the near-term launch markets, the Company believes that it has obtained such wireless cable channel rights. Many of the Company's channel rights in the long-term launch markets are in the form of lease agreements with qualified, non-profit educational organizations that have licenses for channels ("ITFS" channels) which must be modified by the FCC to be utilized by the Company as planned, that have pending applications for ITFS channels that have not yet been granted or for which application to the FCC has yet to be made. The

 Company is considering modifying certain channel licenses in near-term and long-term markets to allow for the relocation of some channels from their currently authorized or proposed transmission sites. While management believes that the relocation would increase the total number of potential subscribers in those systems, the Company does not intend to delay construction of a new system if the modifications are not approved by the FCC.

      Currently, the FCC will not accept applications for new ITFS licenses or "major" modifications of ITFS licenses which affects channel rights in several of the Company's long-term launch markets. A five-day window for filing ITFS applications was most recently completed on October 20, 1995, in which the Company's lessors filed the majority of the applications required to effectuate its long-term launch plans. The Company's currently pending ITFS applications are expected to undergo review by FCC engineers and staff attorneys over the next 24 months. If the FCC staff determines that an application meets certain basic technical and legal qualifications, the staff will then determine whether the application proposes facilities that would result in signal interference to facilities proposed in other pending applications. If so, the conflicting applications undergo a comparative selection process. The FCC's ITFS application selection process is based on a set of objective criteria that includes whether an applicant is located in the community to be served and is an accredited educator proposing to serve its own students. Historically, the outcome of the selection process when two or more qualified applicants are competing for the same channels has been somewhat predictable based on the particular facts and circumstances. A small portion of the Company's lease agreements involve applications for channel licenses for which competing applications have been filed. The Company therefore anticipates that a substantial number of the pending applications will be granted. However, given the considerable number of applications involved, no assurance can be given as to the precise number of applications that will be granted. The failure of the Company to obtain a sufficient number of channel rights in a particular market could have a material adverse effect on the growth of the Company.

      The Company currently expects to construct and to begin operations in 10 near-term launch markets by the end of 1996 and 11 additional markets in 1997. Construction will entail the construction of a transmission building near a transmission tower and the installation of transmission equipment and, in certain cases, the construction of the transmission tower. The construction of the transmission facility will enable the Company to launch wireless cable service in such markets. For the remaining markets, the Company expects to begin operations by the end of 1998. The Company is analyzing the appropriate construction schedule for the remaining near-term launch markets and for the remaining long-term launch markets. This analysis is being performed based upon multiple factors including, but not limited to, the expiration dates of channel leases and FCC construction authorizations, the number of potential subscribers in each market, the availability of capital and the proximity of a market to operating systems and other markets ready for construction. In managing its wireless cable channel assets, the Company may, at its option, trade or exchange existing channel rights in order to acquire, directly or indirectly, channel rights in markets that have a greater strategic value to the Company.

 Other Potential Markets

      In addition to the Company's markets described above, the Company continually evaluates other potential markets in which to implement its business strategy, either independently or through one or more strategic alliances. The Company is currently attempting to acquire a sufficient number of wireless cable channel rights to operate commercially viable wireless cable systems in additional markets and is currently participating in the auction for the award of wireless cable channels that can be owned by for-profit entities ("MDS" channels), which commenced on November 13, 1995. The Company anticipates acquiring additional channel rights in the States of Kentucky and South Carolina through the auction process. In addition, the Company has entered into channel lease agreements with local, accredited educational institutions in several such markets that have filed ITFS applications with the FCC relating to such markets. Through its 50% owned joint venture, the Company has filed for ITFS channels across the State of North Carolina and expects to acquire MDS channels in 6 to 9 markets in North Carolina through the auction process. No assurance can be given that the Company will acquire a sufficient number of wireless cable channel rights to operate commercially viable wireless cable systems in such markets or that the Company will have sufficient capital resources to construct, launch and finance the addition of subscribers in such markets in the event the Company does obtain such wireless cable channel rights.

 SYSTEM COSTS

      The Company estimates that the current cost per market for transmission (or headend) equipment and a headend build-out in a typical 20 channel system will be approximately $570,000. The additional cost to expand a system to a full 32 channels is approximately $180,000. At December 31, 1995, the Company estimates that each additional wireless cable subscriber with a single set-top converter requires an incremental capital expenditure of approximately $425, consisting of, on average, $290 of materials and $135 of installation labor and overhead charges.

      The operating costs for wireless cable systems are generally lower than those for comparable traditional hard-wire systems. This is attributable to lower system network maintenance and depreciation expense. Programming is generally available to traditional hard-wire and wireless cable operators on comparable terms, although operators that have a smaller number of subscribers often are required to pay higher per subscriber fees. Accordingly, operators in the initial operating stage generally pay higher programming fees on a per subscriber basis. The Company believes that its markets typically have a stable base of potential subscribers that will enable it to maintain a subscriber turnover rate of below 2% per month, as compared to a turnover rate of approximately 3% per month typically experienced by traditional hard-wire cable operators, resulting in reduced installation and marketing expenses. By locating its operations in geographic clusters, the Company believes that it can further contain costs by taking advantage of economies of scale in management, sales and customer service. For each Operating System, the Company employs a general manager, salespersons and installation and repair personnel. All other functions are centralized, including engineering, marketing, billing, customer service, finance and administration.

 MARKETING AND CUSTOMER SERVICE

      The Company markets its wireless cable service by highlighting for major competitive advantages over traditional hard-wire cable services and other subscription television alternatives: picture quality and reliability, customer service, programming features and price.

      Picture Quality and Reliability. Wireless cable subscribers enjoy substantially outage-free, highly reliable picture quality because there is no Cable Plant between the headend and the subscriber's location, as in the case of traditional hard-wire cable. Within the signal range of the Operating Systems, the picture quality of the Company's service is generally equal or better in quality to that typically received by traditional hard-wire cable subscribers because, absent any LOS obstruction, there is less opportunity for signal degradation between the Company's headend and the subscriber.

      Customer Service. The Company has established the goal of maintaining high levels of customer satisfaction. In furtherance of that goal, the Company emphasizes responsive customer service and convenient installation scheduling. The Company has established customer retention and referral programs in an effort to obtain and retain new subscribers. Because traditional hard-wire cable companies enjoyed virtual monopolies in the past, few have had an incentive to provide as high levels of customer service as the Company provides. The regulations promulgated under the 1992 Cable Act require traditional hard-wire cable companies to provide improved customer service which may decrease the Company's competitive advantage in this area.

      Programming Features. In the Operating Systems and systems under construction, the Company believes that it has assembled sufficient channel rights and programming agreements to provide a programming package competitive with those offered by traditional hard-wire cable operators. Additionally, the Company uses equipment which (when channel availability is sufficient) enables it to offer pay-per-view programming and addressability not currently offered by many of the rural hard-wire cable operators with which it competes.

      Price. The Company offers its subscribers a programming package consisting of basic service, enhanced basic service and premium programs. The Company can offer a price to its subscribers for basic service and enhanced basic service that is typically lower than prices for the same services offered by traditional rural hard-wire cable operators because of lower capital and operating costs. The rates charged by cable operators for their programming services are regulated pursuant to the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), as modified by the Telecommunications Act of 1996 (the "1996 Act"). The Company is unable to predict precisely what effect FCC rate regulations will have on the rates charged by traditional hard-wire cable operators. Notwithstanding the regulations, however, the Company believes it will continue to be price competitive with traditional hard-wire cable operators with respect to comparable programming.

 EMPLOYEES

      As of December 31, 1995, the Company had a total of 179 employees, of whom 142 are employed by the Company's subsidiaries. None of the Company's employees is subject to a collective bargaining agreement. The Company has experienced no work stoppages and believes that it has good relations with its employees. The Company also utilizes the services of unaffiliated independent contractors to build and install its wireless cable systems and to market its service.

                            WIRELESS CABLE INDUSTRY

 SUBSCRIPTION TELEVISION INDUSTRY

      The subscription television industry began in the late 1940s to serve the needs of residents in predominantly rural areas with limited access to local off-air VHF/UHF channels. At that time, the industry was limited to "community antenna relay" systems which received off-air television broadcasts and transmitted them to homes via cable. Over time, cable television expanded to metropolitan areas due to, among other things, the fact that it offered subscribers better reception and more programming. Currently, subscription television systems offer various types of programming, which generally include basic service, enhanced basic service, premium service and, in some instances, pay-per-view service.

      A subscription television customer generally pays an initial connection charge and a fixed monthly fee for basic service. The amount of the monthly basic service fee varies from area to area and is a function, in part, of the number of channels and services included in the basic service package and the cost of such services to the subscription television system operator. In most instances, a separate monthly fee for each premium service and certain other specific programming is charged to customers, with discounts generally available to customers receiving multiple premium services. Monthly service fees for basic, enhanced basic, premium and pay-per-view services constitute the major source of revenue for subscription television systems. Subscribers typically are free to discontinue service at any time. Converter rentals, remote control rentals, advertising revenues, connection charges and reconnection charges for customers who were previously disconnected are also included in a subscription television system's revenues, but generally are not a major component of such revenues.

 TRADITIONAL HARD-WIRE CABLE TECHNOLOGY

      Most subscription television systems are traditional hard-wire cable systems which use coaxial cable to transmit television signals. Traditional hard-wire cable operators receive, at a headend, signals of programming services, such as CBS, NBC, ABC, HBO, Cinemax and CNN, which have been transmitted to such operators by broadcast or satellite. A headend consists of signal reception, decryption, retransmission, encoding and related equipment. The operator delivers the signal from the headend to customers via a Cable Plant. As a direct result of the use of a Cable Plant to deliver signals throughout a service area, traditional hard-wire cable systems are susceptible to signal quality problems. Signals can only be transmitted via coaxial cable a relatively short distance without amplification. Each time a television signal passes through an amplifier, some measure of noise is added. A series of amplifiers between the headend and the viewing customer leads to progressively greater noise and, accordingly for some viewers, a noticeably degraded picture. Also, an amplifier must be properly balanced or the signal may be improperly amplified. Failure of any one amplifier in the chain of a Cable Plant will black out the transmission signal from that point on. Regular system maintenance is required due to water ingress, temperature changes and equipment failures, all of which may affect the quality of the picture delivered to subscribers. Some traditional hard-wire cable operators have begun installing fiber optic networks which will substantially reduce the transmission and reception problems currently experienced by traditional hard-wire cable systems and will expand the channel capacity of such systems. The installation of such fiber optic networks will require a substantial investment by such operators.


 WIRELESS CABLE TECHNOLOGY

      The wireless cable industry was made commercially possible in 1983 when the FCC reallocated a portion of the electromagnetic radio spectrum located between 2500 and 2686 MHz, permitted this spectrum to be used for commercial purposes and modified its rules on the usage of the remaining portion of such spectrum. Nevertheless, regulatory and other obstacles impeded the growth of the wireless cable industry through the remainder of the 1980s. In addition, before the 1992 Cable Act became effective, the availability of some programming from hard-wire cable-controlled programmers was not assured. The factors contributing to the increasing growth of wireless cable systems since the effectiveness of the 1992 Cable Act include (i) regulatory reforms by the FCC to facilitate competition with hard-wire cable, (ii) increasing availability of programming for wireless cable systems, (iii) consumer demand for alternatives to traditional hard-wire cable service, (iv) increasing accumulation by wireless cable operators of a sufficient number of channels in each market to offer a competitive service and (v) increased availability of capital to wireless cable operators in the public and private markets.

      Wireless cable can provide subscribers the same or superior video television signal as that provided by traditional hard-wire cable. Like a traditional hard-wire cable system, a wireless cable system receives programming at a headend. Unlike traditional hard-wire cable systems, however, the programming is then retransmitted by microwave from an antenna located on a tower associated with the headend to a small receive antenna located at a subscriber's premises. At the subscriber's premises, the signals are converted to frequencies that can pass through conventional coaxial cable into a descrambling converter located on top of a television set. Wireless cable requires a clear LOS because the microwave frequencies used will not pass through dense foliage, hills, buildings or other obstructions. Some of these obstructions can be overcome with the use of signal repeaters which retransmit an otherwise blocked signal over a limited area. Because wireless cable systems do not require a Cable Plant, wireless cable operators can provide subscribers with a high quality picture with few transmission disruptions at a significantly lower system capital cost per installed subscriber than traditional hard-wire cable systems.

      To ensure the clearest LOS possible in the Company's markets, the Company has placed, and plans to place, its headend antennas on top of tall structures or accessible mountain tops located in its markets. There exists, in each of the Company's markets, a number of acceptable locations for the placement of headend antennas, and the Company does not believe that the failure to secure any one location for such placement in any single market will materially adversely affect the Company's operations in such market.


 REGULATORY ENVIRONMENT

      General. The wireless cable industry is subject to regulation by the FCC pursuant to the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act empowers the FCC, among other things, to issue, revoke, modify and renew licenses within the spectrum available to wireless cable; to approve the assignment and/or transfer of control of such licenses; to approve the location of channels that comprise wireless cable systems; to regulate the kind, configuration and operation of equipment used by wireless cable systems; and to impose certain equal employment opportunity and other reporting requirements on channel license holders and wireless cable operators.

      The FCC has determined that wireless cable systems are not "cable systems" for purposes of the Communications Act, and, therefore, a wireless cable system does not require a local franchise and is subject to fewer local regulations than a hard-wire cable system. Moreover, all transmission and reception equipment for a wireless cable system can be located on private property; hence, there is no need to make use of utility poles or dedicated easements or other public rights of way. Although wireless cable operators typically must lease the right to use wireless cable channels from the holders of channel licenses, unlike hard-wire cable operators they do not have to pay local franchise fees. Recently, legislation has been introduced in some states to authorize state and local authorities to impose on all video program distributors (including wireless cable distributors) a tax on the distributors' gross receipts comparable to the franchise fees cable operators pay. Similar legislation might be introduced in states where the Company does business or intends to do business. While the proposals vary among states, all of the proposed bills would require, if enacted, as much as 5% of gross receipts to be paid by wireless cable operators to local authorities. The wireless cable industry trade association is attempting to prevent the assessment of such state taxes through federal preemptive legislation. In addition, the industry is opposing the state bills as they are introduced, and in Virginia, it was exempted from the video tax that was eventually enacted into law. However, it is not possible to predict whether or not new state laws will be enacted which impose new taxes on wireless cable operators.

      Channels Available for Wireless Cable. The FCC licenses and regulates the use of channels by wireless cable operators to transmit video programming, entertainment services and other information. A maximum of 32 wireless cable channels (constituting a spectrum bandwidth of 192 MHz) may be authorized for use in a wireless cable market. The actual number of wireless cable channels available for licensing at any one location is determined by the FCC's interference-protection rules and by its channel allocation rules. In each of the Company's operating or targeted markets, either up to 20 or 32 wireless cable channels are available for wireless cable (in addition to any local off-air VHF/UHF channels which are not retransmitted over the wireless cable channels). Except in limited circumstances, 20 wireless cable channels in each of these geographic service areas are licensed to qualified, non-profit educational organizations (commonly referred to as ITFS channels). In general, each of these channels must be used an average of a minimum of 20 hours per week for educational programming. The remaining "excess air time" on an ITFS channel may be leased to wireless cable operators for commercial use, without further restrictions (other than the right of the ITFS license holder, at its option, to recapture up to an additional 20 hours of air time per week for educational programming). Certain program networks (e.g., Univision and The Discovery Channel) provide educational programming and thereby may facilitate greater usage by the Company of an ITFS channel. Also, a technique known as "channel mapping" permits ITFS licensees to meet their minimum educational programming requirements by transmitting educational programming over several ITFS channels at different times, but in a manner which appears to the viewer as one channel. As a result of recent FCC rule changes, lessees of ITFS "excess air time," including the Company, generally have the right to transmit to their customers the educational programming on one or more of their ITFS channels, thereby providing wireless cable operators leasing such channels, including the Company, with greater flexibility in their use of ITFS channels. The remaining 12 wireless cable channels (commonly referred to as MDS or commercial channels) available in most of the Company's operating and targeted markets are made available by the FCC for full-time commercial usage without programming restrictions. There is no FCC-imposed restriction on the length or the terms of MDS leases, other than the requirement that the licensee maintain effective control of its MDS station. The same FCC control requirement applies to ITFS licensees. In addition, ITFS excess capacity leases cannot exceed a term of 10 years from the time that the lessee begins using the channel capacity. The Company's ITFS leases generally grant the Company a right of first refusal to match any new lease offer after the end of the lease term and require the parties to negotiate in good faith to renew the lease.

      Licensing Procedures. The FCC awards licenses to ue MDS and ITFS channels based upon applications demonstrating that the applicant is qualified to hold the license and that the operation of the proposed channels will not cause impermissible interference to other channels entitled to interference protection. Once an MDS license application is granted by the FCC, a conditional license is issued, allowing construction of the station to commence upon the satisfaction of certain specified conditions. Construction of MDS stations generally must be completed within one year of the date of grant of the conditional license. Where two or more ITFS applicants file for the same channels in the same geographic area, the FCC employs a set of comparative criteria to select among the competing applications. Construction of ITFS channels generally must be completed within 18 months of the award of the license. If construction is not completed in a timely manner, the license holder must file an extension application with the FCC. If the extension application is not filed or granted, the channel license may be forfeited.
 ITFS and MDS licenses generally have terms of 10 years. FCC rules prohibit the sale for profit of a MDS conditional license or of a controlling interest in the MDS conditional license holder prior to construction of the station or, in certain instances, prior to the completion of one year of operation. The FCC, however, does permit the leasing of 100% of a MDS license holder's spectrum capacity to a third party and the granting of options to purchase a controlling interest in a license once the required license holding period has elapsed.

      In April 1992, the FCC imposed a freeze on the filing of applications and amendments to applications for new MDS licenses. In February 1993, the FCC imposed a similar freeze on the filing of applications for new ITFS licenses and, generally, for major ITFS modifications. Since February 1993, on a limited basis, the FCC has accepted applications for major ITFS modifications. The freezes were intended to allow time for the FCC to update its MDS and ITFS data bases and to allow the FCC to review and possibly modify its application rules related to these channels. The freezes do not apply to the granting of licenses applied for prior to the freeze. Recently, the FCC converted ITFS processing to a "window" filing approach in which the FCC announces five-day windows during which it will accept ITFS applications. Competing applications filed in the same window will be processed under the existing comparative criteria. A five-day window for ITFS applications was completed on October 20, 1995.

      Recently the FCC adopted a competitive bidding (auction) mechanism for the award of initial licenses for MDS channels. Auctions to award initial MDS licenses began on November 13, 1995. Successful bidders will receive a blanket authorization to serve entire "Basic Trading Areas" or "BTAs" (as defined by Rand McNally) on all MDS channels. The blanket authorization will be subject to the submission of applications for MDS channels demonstrating interference protection to the 35-mile-radius protected service areas of MDS and ITFS stations licensed, or for which there is an application for a license pending as of September 15, 1995. A BTA license holder must show coverage of at least two-thirds of the BTA within five years of receiving the BTA authorization. ITFS licenses are exempt from the auction process and applications for ITFS licenses are expected to continue to be awarded according to the FCC's existing comparative criteria.

      Applications for renewal of MDS and ITFS licenses must be filed within a certain period prior to the expiration of the license term, and petitions to deny applications for renewal may be filed during certain periods following the filing of such applications. Licenses are subject to revocation or cancellation for violations of the Communications Act or the FCC's rules and policies. Conviction of certain criminal offenses may also render a licensee or applicant unqualified to hold a license. The Company's lease agreements with license holders typically require the license holders, at the Company's expense, to use their best efforts, in cooperation with the Company, to make various required filings with the FCC in connection with the maintenance and renewal of licenses. The Company believes this reduces the likelihood that a license will be revoked, canceled or not renewed by the FCC.

      Wireless cable transmissions are governed by FCC regulations governing interference and reception quality. These regulations specify important signal characteristics such as modulation (i.e., AM/FM) or encoding formats (i.e., analog or digital). Current FCC regulations require wireless cable systems to transmit only analog signals, although a petition is pending before the FCC to allow MDS and ITFS stations to employ digital formats.

      The FCC also regulates transmitter locations and signal strength. The operation of a wireless cable television system requires the collocation of a commercially viable number of channels operating with common technical characteristics. In order to commence operations in many of the Company's unlaunched markets, the Company has filed or will be required to file applications with the FCC to modify licenses for unbuilt stations. In applying for these modifications, the Company must demonstrate that its proposed signal does not violate interference standards in the FCC-protected area of another wireless cable channel license holder. A wireless cable license holder generally is protected from interference within 35 miles of the transmission site. If such changes would cause the Company's signal to cause interference in the FCC- protected area of another wireless cable channel license holder, the Company would be required to obtain the consent of such other license holder; however, there can be no assurance that such consent would be received and the failure to receive such consent could adversely affect the Company's ability to serve the affected market.

      The 1992 Cable Act. The 1992 Cable Act imposes additional regulation on traditional hard-wire cable operators and permits regulation of hard-wire cable rates in markets in which there is no "effective competition." The 1992 Cable Act, among other things, directs the FCC to adopt comprehensive new federal standards for local regulation of certain rates charged by traditional hard-wire cable operators. The 1992 Cable Act also provides for deregulation of traditional hard-wire cable in a given market once other subscription television providers serve, in the aggregate, at least 15% of the cable franchise area. Rates charged by wireless cable operators, typically already lower than traditional hard-wire cable rates, are not subject to regulation under the 1992 Cable Act. Pursuant to the 1992 Cable Act, the FCC has required traditional hard-wire cable operators to implement rate reductions.

      The 1996 Act. The Telecommunications Act of 1996 became law on February 8, 1996. A principal focus of the 1996 Act is freeing local telephone companies and long distance telephone companies from barriers to competing in each other's lines of business, and preempting State restrictions on competition in the provision of local telephone service. In addition, the 1996 Act contains provisions which amend the 1992 Cable Act and which affect wireless cable operators.

      A significant potential effect on the Company of the 1996 Act may result from its provisions exempting traditional hardwire cable systems from rate regulation. In particular, the 1996 Act will end rate regulation of all but basic cable service by 1999, and immediately removes virtually all rate regulation of "small cable operators" -- those cable systems not owned by MSOs and serving 50,000 or fewer subscribers. While the FCC has not yet implemented those provisions, the Company anticipates that cable systems in many of the Company's markets will qualify for small system rate deregulation. The Company anticipates that some number of such cable systems will raise their service rates, although the Company cannot predict the number of its cable system competitors which will raise service rates, the timing of the rate increases or the amounts of the rate increases. The Company regards the 1996 Act's rate deregulation of cable systems as generally positive because it can be expected to improve the Company's price advantages over competing cable services.

      The 1996 Act also contains provisions allowing local exchange telephone companies to offer cable service within their telephone service areas. Under the 1992 Cable Act, exchange telephone companies were free to offer wireless cable service anywhere, but could offer wired cable service only outside of their exchange telephone areas or solely as common carriers, subject to FCC authorization. The 1996 Act allows exchange telephone companies to offer video programming services via radio communications (such as wireless cable) without regulation of rates or services, to offer hardwire or fiber cable service channels for hire by video programmers, to offer their own hardwire or fiber cable service over networks with channels also available for use by other video program services providers under a modified regulatory scheme, and to provide traditional cable service subject to local franchising requirements. The FCC has not yet implemented those provisions of the 1996 Act and, accordingly, it is difficult to predict the impact (if any) final FCC regulations with regard to local exchange telephone companies in these respects will have on the Company.

      The 1996 Act offers wireless cable operators and satellite programmers relief from private and local governmentally-imposed restrictions on the placement of receive antennas. In some instances, wireless cable operators have been unable to serve areas due to laws, zoning ordinances, homeowner association rules or restrictive property covenants banning the erection of antennas on or near homes. The 1996 Act directs the FCC to initiate proceedings to promulgate rules implementing Congress' intent. The proceeding on wireless cable operator antenna installations has not yet commenced. Accordingly, the Company cannot predict if any FCC rules ultimately adopted will materially improve the Company's access to homes subject to antenna placement restrictions.

      Finally, the 1996 Cable Act requires wireless cable companies and traditional hardwire cable companies to "scramble" or encrypt channels which ordinarily carry indecent or sexually explicit adult programming. The Company does not anticipate any adverse impact from that provision.

      Other Regulations. Wireless cable license holders are subject to regulation by the Federal Aviation Administration with respect to the construction, marking and lighting of transmission towers and to certain local zoning regulations affecting construction of towers and other facilities. There may also be restrictions imposed by local authorities. There can be no assurance that the Company will not be required to incur additional costs in complying with such regulations and restrictions.

      Due to the regulated nature of the subscription television industry, the Company's growth and operations may be adversely impacted by the adoption of new, or changes to existing, laws or regulations or the interpretations thereof.

 AVAILABILITY OF PROGRAMMING

      General. Currently, with the exception of the retransmission of local off-air VHF/UHF channels, programming is made available to wireless cable operators in accordance with contracts with program suppliers under which the system operator generally pays a royalty based on the number of subscribers receiving service each month. Individual program pricing varies from supplier to supplier; however, more favorable pricing for programming is generally afforded to operators with larger subscriber bases. The likelihood that program material will be unavailable to the Company has been significantly mitigated by the 1992 Cable Act and FCC regulations issued thereunder which, among other things, impose limits on exclusive programming contracts and prohibit programmers in which a cable operator has an attributable interest from discriminating against cable competitors with respect to the price, terms and conditions of the sale of programming. Only a few of the major cable television programming services carried by the Company are not directly or indirectly owned by vertically integrated cable companies and the Company historically has not had difficulty in arranging satisfactory contracts for these services. The Company believes that it will have access to sufficient programming material to enable it to provide full channel lineups in its markets for the foreseeable future. Current fair access to programming rules imposed by the 1992 Cable Act only apply to programming owned or controlled by a cable company which is delivered by satellite. Consequently, unless changed, any programming developed for transmission to subscribers over telephone lines, or any programming developed by an entity not owned or controlled by a cable company, is not required to be made available to wireless cable operators so long as the programming suppliers do not exercise undue influence to have such programming made unavailable. The basic programming package offered by the Company's Operating Systems is comparable to that offered by the local traditional hard-wire cable operators in such systems' markets. However, several of such local traditional hard-wire cable operators may, because of their greater channel capacity, currently offer more basic, enhanced basic, premium, pay-per-view and public access channels than are offered by the Company. The Company's programming is supplied by numerous distributors.

      Copyright. Under the federal copyright laws, permission from the copyright holder generally must be secured before a video program may be retransmitted. Under Section 111 of the Copyright Act of 1976, as amended, certain "cable systems" are entitled to retransmit programming without the prior permission of the holders of copyrights in the programming. In order to do so, a cable operator must secure a "compulsory copyright license." Cable operators obtain compulsory copyright licenses by filing certain reports with and paving certain fees to the U.S. Copyright Office. In 1994, Congress enacted the Satellite Home Viewers Act of 1994 which enables operators of wireless cable television systems to rely on the cable compulsory copyright license.

      Retransmission Consent. Under the retransmission consent provisions of the 1992 Cable Act, wireless cable and hard-wire cable operators seeking to retransmit certain commercial television broadcast signals must first obtain the permission of the broadcast station in order to distribute its signal. The FCC has exempted wireless cable operators from the retransmission consent rules if the receive-site antenna is either owned by the subscriber or within the subscriber's control and available for purchase by the subscriber upon the termination of service. In all other cases, wireless cable operators must obtain consent to retransmit local broadcast signals. The Company has obtained such consents with respect to the Operating Systems where it is retransmitting local VHF/UHF channels. Although there can be no assurance that the Company will be able to obtain any additional required broadcaster consents, the Company believes in most cases it will be able to do so for little or no additional cost. Wireless cable systems, unlike hard-wire cable systems, are not required under the FCC's "must carry" rules to retransmit a specified number of television signals or qualified low power television station signals in their markets.

 SUBSCRIPTION TELEVISION INDUSTRY TRENDS

      The Company's business will be affected by subscription television industry trends and, in order to maintain and increase its customer base in the years ahead, the Company will need to adapt rapidly to industry trends and modify its business to remain competitive.

      Pay-Per-View. Over recent years, the subscription television industry has been developing a service that enables customers to order, and pay for, one program at a time. This "pay-per-view" service has been successful for specialty events such as professional wrestling, boxing and movies. The subscription television industry is promoting the pay-per-view concept for purchase of movies in competition with video rental stores. Pay-per-view requires the customer to have an addressable converter.

      Addressability. Beginning in the early 1980s, the cable industry began promoting and installing addressable converters. These converters allow the cable company to remotely control the channels to which the customer has access. In order for customers to most conveniently order pay-per-view programming, however, an impulse pay-per-view converter is required. The Company believes that traditional hard-wire cable operators will need to incur significant cost in order to upgrade their systems to be able to offer impulse addressability. An impulse pay-per-view converter, which has a return line via phone or cable to the cable operator's computer system, enables a customer to order pay-per-view events by pushing a button on a remote control rather than requiring the customer to make a telephone call to order an event. Where sufficient channels are available, impulse pay-per-view programming may be purchased by the Company's subscribers who request impulse pay-per-view programming.

      Compression. Several equipment manufacturers are developing digital video compression ("DVC") technology which would allow several programs to be carried in the amount of bandwidth where only one program is currently capable of being carried. Manufacturers have projected varying compression ratios for future equipment, ranging from 4 to 1 to 10 to 1, which would increase the channels available on a wireless cable system using DVC technology from up to 20 to 32 to up to 80 to 320 channels. Due to the limited number of physical components of the wireless transmission system, the Company believes it will be easier for it to adapt to DVC than for traditional hardware cable operators. The cost of such adaptation by the Company could nonetheless be substantial. Current FCC regulations will have to be interpreted, modified, or waived to permit the use of DVC when DVC technology becomes commercially available. A petition for that purpose is pending before the FCC.

      Interactivity. Certain traditional hard-wire cable operators have announced their intentions to develop interactive features for use by their customers. Interactivity would allow customers to utilize their television for two-way communications such as video games, home shopping and video-on-demand. Use of interactivity will likely require the development and utilzation of DVC. Wireless cable operators may be able to utilize a "return-path" frequency which the FCC has made available for interactive communications. The Company believes that the widespread commercial availability of many interactive products is at least several years away.

      Advertising. Local and national advertising through various interconnects continues to grow as a source of revenue for cable operators. The Company currently generates approximately $20,000 per year in advertising revenue and expects to generate additional advertising revenue as its systems grow.

 COMPETITION

      In addition to competition from traditional hard-wire cable television systems and other wireless cable systems, wireless cable television operators face competition from a number of other sources, including potential competition from emerging trends and technologies in the subscription television industry, some of which are described below.

      Direct-to-Home ("DTH"). DTH satellite television services originally were available via satellite receivers which generally employed seven to 12 foot dishes mounted in the yards of homes to receive television signals from orbiting satellites. Prior to the implementation of encryption, these dishes enabled reception of any and all signals without payment of fees. Having to purchase decoders and pay for programming has reduced their popularity, although the Company does to some degree compete with these systems in marketing its services.

      Direct Broadcast Satellite ("DBS"). DBS involves transmission of an encoded signal directly from a satellite to the customer's home. Because the signal is at a higher level and frequency than most satellite- transmitted signals, its reception can be accomplished with a relatively small (18-inch to three-foot) dish mounted on a rooftop or in the yard. In the fall of 1994, DirecTV, Inc. ("DirecTV") began offering nationwide DBS service capable of providing approximately 150 channels of programming. The cost to a DirecTV customer of a DBS system to service one television set is approximately $700 plus the cost of installation. Primestar, which in 1994 also began offering nationwide DBS service capable of providing approximately 70 channels of programming, does not charge subscribers for equipment but does charge installation fees of as much as $300. DBS providers are currently unable to provide locally broadcast channels as part of their service. DBS subscribers also pay monthly subscription fees. Because of the higher initial cost of DBS, and the generally higher income level of targeted subscribers, the Company does not believe that DBS is currently competitive with wireless cable television. However, as such costs are reduced, DBS could become competitive with wireless cable television.

      SMATV.   SMATV is a multi-channel subscription television service where the programming is received by satellite receiver and then transmitted via coaxial cable for wireless point-to-multipoint transmission in the 18 gigahertz ("GHz") band primarily to MDUs without crossing public rights of way. SMATV operates under agreements with a private landowner to service a specific MDU, commercial establishment or hotel. SMATV operators compete with the Company for rights of entry into MDUs.

      Telephone Companies. The 1996 Act contains provisions allowing local exchange telephone companies to offer cable service within their telephone service areas. Previously, exchange telephone companies were free to offer wireless cable service anywhere, but could offer wire cable service only outside of their exchange telephone areas or solely as common carriers, subject to FCC authorization. The 1996 Act allows exchange telephone companies to offer video programming services via radio communications (such as wireless cable) without regulation of rates or services, to offer hardwire or fiber cable service channels for hire by video programmers, to offer their own hardwire or fiber cable service over networks with channels also available for use by other video program services providers under a modified regulatory scheme, and to provide traditional cable service subject to local franchising requirements. Several telephone companies have offered hardwire cable plant to third parties, and additional telephone companies have announced plans to build such plants. Whether those efforts will continue under the regulatory scheme implementing the 1996 Act cannot now be known. In addition, Bell Atlantic, NYNEX and Pacific Telesis have acquired interests in wireless cable operations, either through investments in existing enterprises or through the purchase of wireless cable systems. Other companies, including Ameritech, have taken the traditional cable approach, and are seeking franchises from local authorities to provide competitive cable services. The FCC has not yet implemented those provisions of the 1996 Act and, accordingly, it is difficult to predict the extent to which those provisions will lead to the development of exchange telephone company provision of cable services.

      Local Off-Air VHF/UHF Broadcasts; LPTV. Local off-air VHF/UHF broadcasts (such as ABC, NBC, CBS and Fox) provide free programming to the public. In some areas, low power television ("LPTV") stations authorized by the FCC are used to provide subscription or free television service to the public. LPTV transmits on conventional broadcast frequencies. The principal difference between LPTV and full-powered television is that LPTV is restricted to very low power levels, which limits the area where a high-quality signal can be received. In addition, LPTV stations are not permitted to cause interference to full-power television reception.

      Local Multi-Point Distribution Service ("LMDS"). In 1993, the FCC initially proposed to redesignate the 28 GHz band to create a new video programming delivery service referred to as LMDS. In July 1995, the FCC proposed to award licenses in each of 493 BTAs pursuant to auctions. Sufficient spectrum for up to 49 analog channels has been designated for the LMDS service. The FCC has not determined how many licenses it will award in each BTA. Final rules for LMDS have not been established. Auctions are not expected to begin any earlier than 1996.

      Video Stores. Retail stores rent VCRs and/or video tapes, and are a major participant in the television program delivery industry. According to Paul Kagan Associates, Inc., as of the end of 1994 there were over 75.5 million households with VCRs in the United States.

 ITEM 2.        PROPERTIES.

      The Company leases approximately 2,500 square feet of office space for its corporate headquarters in Baton Rouge, Louisiana under a lease that expires on April 30, 1997. The Company pays approximately $25,000 per annum for such space. On December 17, 1995, the Company entered into a five-year lease for approximately 15,700 square feet for its new corporate headquarters in Baton Rouge. Annual base lease payments will be approximately $115,000 during the first three years and approximately $122,000 in the remaining two final years. The Company has the option to renew this lease at the end of the first five-year term for two additional five-year terms on similar terms and conditions. The Company expects to move into its new corporate headquarters in May, 1996. The Company will not incur any payments or penalties in connection with the early termination of its existing lease.

      The Company leases additional office space for the Operating Systems and will, in the future, purchase or lease additional office space in other locations where it launches additional systems. In addition to office space, the Company also leases space on transmission towers located in its various markets. The Company believes that office space and space on transmission towers is readily available on acceptable terms in the markets where the Company intends to operate wireless cable systems.

 Item 3.        Legal Proceedings.

      The Company is a party to certain legal actions arising in the ordinary course of its business. Based on information presently available to the Company, the Company believes that it has adequate legal defenses or insurance coverage for these actions, and that the ultimate outcome of these actions will not have a material adverse effect on the Company.



 ITEM 4.        SUBMISSION OF MATTERS TO A VOTE OF SECURITY-HOLDERS.

      On October 18, 1995, stockholders representing 3,361,538 shares of the 3,461,538 of the shares of Common Stock then outstanding (approximately 97%) approved, at a duly convened special meeting of stockholders of the Company, the adoption of the Company's 1995 Long-Term Performance Incentive Plan and 1995 Directors' Stock Option Plan.

 ITEM 4A.  EXECUTIVE OFFICERS OF THE REGISTRANT.

      The information under this Item is furnished pursuant to Instruction 3 to
 Item 401(b) of Regulation S-K. Executive officers of the Company are elected by and serve at the discretion of the Board of Directors.

      HANS J. STERNBERG has been Chairman of the Company since its founding in June 1995 and as Chairman of the Board of Old Wireless One since its founding in 1993. He has also served as the Chairman and Chief Executive Officer of Starmount Life Insurance Company ("Starmount") since 1983. He is a former owner and President and Chief Executive Officer of Maison Blanche Department Stores, a chain of 24 department stores which had annual revenues of approximately $480 million prior to its 1992 sale. He invested in cellular telephone in the early 1980s, began in cable television in 1972 as a founding partner and director of Cablesystems of Hammond, Inc., and later helped found Cablesystems of Alabama, Inc. He was an owner and a director of radio stations WQXY, KQXY, WLCS and WWUN. Mr. Sternberg graduated from Princeton University in 1957. Mr. Sternberg is 60 years old.

      SEAN E. REILLY has served as Chief Executive Officer, President, and director of the Company since its founding in June 1995 and as Chief Executive Officer and President of Old Wireless One since its founding in late 1993. Prior to joining Old Wireless One, Mr. Reilly served as Vice-President of Real Estate/Mergers and Acquisitions for Lamar Advertising Company ("Lamar"), an outdoor advertising company, and continues to serve as a member of the Lamar board of directors. Mr. Reilly served in the Louisiana Legislature as a State Representative from March 1988 to January 1996. Mr. Reilly graduated from Harvard University in 1984 and from Harvard Law School in 1989. Mr. Reilly is 34 years old.

      ALTON C. RYE became Senior Vice President--Operations of the Company in August 1995. Prior to joining the Company, Mr. Rye served as Vice President-- Operations for Sammons Communications, Inc. ("Sammons"), of Dallas, Texas, which is the twelfth largest cable television company in the United States, from August 1993 to August 1995 and was responsible for Sammons' largest operating division, which serviced approximately 350,000 subscribers. From May 1988 to August 1993, Mr. Rye served as Vice President--Finance, Chief Financial Officer and Treasurer of Sammons. Mr. Rye received a B.S. in Accounting from Arkansas Tech University in 1965. Mr. Rye is 52 years old.

      J. ROBERT GARY became Senior Vice President--Chief Financial Officer of the Company in September 1995. Prior to joining the Company and since 1992, Mr. Gary served as Executive Vice President, Chief Financial Officer and Chief Operating Officer of Greentree Software Inc., a publicly-traded software company located in Marlboro, Massachusetts. From 1990 through 1992, Mr. Gary was Vice President -Business Manager of Simon & Schuster, Inc.'s Trade Division. Mr. Gary received a B.B.A. in Accounting from North Texas State University in 1977. Mr. Gary is 41 years old.

      WILLIAM C. NORRIS, JR. PH.D. has served as Senior Vice President--System Launches and Secretary of the Company since its founding in June 1995 and as Chief Operating Officer and Secretary of Old Wireless One since its founding in 1993. Prior to working at Old Wireless One, he developed cable systems in Texas, Louisiana, Mississippi and Alabama over a 25-year period. He was an investor in, and functioned as the Chief Executive Officer of, those systems. He is a board member and stockholder in the Baton Rouge Cellular Telephone Company. A native of Louisiana, he earned a PhD in Telecommunications from the University of Southern California in 1971. Mr. Norris is 61 years old.

                                    PART II

 ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

      The Common Stock is quoted through the Nasdaq National Market under the symbol "WIRL." The Common Stock commenced trading on October 19, 1995. The following table sets forth on a per share basis, the high and low closing sale prices per share for the Common Stock as reported by the Nasdaq National Market for the period from October 19, 1995 through the end of the fourth quarter of 1995.


                                   HIGH    LOW
                                  ------  ------

    Fourth Quarter 1995
    (beginning October 19, 1995)   18 1/8  11 3/8


      As of the close of business on March 21, 1996, there were approximately 81 holders of record of Common Stock. The Company believes that it has a significantly larger number of beneficial holders.

      The Company does not presently intend to pay any cash dividends on the Common Stock in the foreseeable future. Furthermore, as a holding company, the ability of the Company to pay dividends in the future is dependent upon the receipt of dividends or other payments from its operating subsidiaries. The Indenture (the "Indenture") pursuant to which the Company's 13% Senior Notes due 2003 (the "Senior Notes") were issued prohibits the Company from making any cash dividends on the Common Stock unless, after giving effect to such dividend, (i) no default or event of default shall have occurred or be continuing under the Indenture, (ii) the Company could incur $1.00 of additional indebtedness under the terms of the Indenture and (iii) the aggregate amount of such dividends, when added together with all Restricted Payments (as defined in the Indenture) declared or made after the date of the Indenture does not exceed the sum of (a) an amount equal to the Company's cumulative operating cash flow less 2.0 times the Company's cumulative consolidated interest expense, and (b) the aggregate net cash proceeds received after the date of the Indenture by the Company from capital contributions or from the issuance or sale of capital stock or options, warrants or rights to purchase capital stock. As of December 31, 1995, the Company would not have been permitted to declare any cash dividends on its Common Stock under this provision.

 ITEM 6.        SELECTED FINANCIAL DATA.

      The selected consolidated financial data presented below as of December 31, 1993, 1994 and 1995 and for the period from February 4, 1993 (inception) to December 31, 1993 and the years ended December 31, 1994 and 1995 were derived from the consolidated financial statements of the Company and its subsidiaries, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1994 and 1995, and for the period from February 4, 1993 (inception) to December 31, 1993 and the years ended December 31, 1994 and 1995, and the report thereon, are included elsewhere in this Form 10-K. On October 18, 1995, the Company acquired the Heartland Division in exchange for approximately 3.5 million shares of Common Stock and $10 million in notes, which were repaid from the proceeds of the Company's recently completed offerings. As a result, the statement of operations data for the year ended December 31, 1995 includes the operating results of the Company for the period from January 1, 1995 through October 18, 1995 and the combined operating results of the Company and the Heartland Division for the period from October 19, 1995 through December 31, 1995. This selected consolidated financial data should be read in conjunction with

 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements (including the notes thereto) of the Company contained elsewhere in this Form 10-K.

                                                         PERIOD FROM        YEAR ENDED DECEMBER 31,
                                                      FEBRUARY 4, 1993      -----------------------
                                                       (INCEPTION) TO
                                                        DECEMBER 31,
                                                            1993              1994            1995
                                                      -----------------   -------------  ------------


STATEMENT OF OPERATIONS DATA:
   Total revenues....................................        $ -          $   380,077   $  1,343,969
                                                          ------------    -----------   ------------

   Operating expenses:
      Systems operations.............................           24,429        274,886        841,819
      Selling, general and administrative expenses...          110,281      1,800,720      4,431,839
      Depreciation and amortization..................           27,489        413,824      1,783,066
                                                              --------      ---------      ---------
   Total operating expenses..........................          162,199      2,489,430      7,056,724
                                                              --------      ---------      ---------
   Operating loss....................................         (162,199)    (2,109,353)    (5,712,755)
   Interest expense and other, net...................             (411)      (152,460)    (1,979,719)
                                                              ---------     ---------      ---------
   Net loss..........................................        $(162,610)   $(2,261,813)   $(7,692,474)
   Preferred stock dividends and discount accretion..                -              -       (786,389)
   Net loss applicable to common stockP..............        $(162,610)   $(2,261,813)   $(8,478,863)
                                                             =========    ===========    ============
   Net loss per common share.........................           $(0.30)        $(1.21)        $(2.02)
   Weighted average common shares outstanding........          538,127      1,863,512      4,187,736

                                                                            DECEMBER 31,
                                                             ---------------------------------------
                                                               1993           1994          1995
                                                             ---------    -----------   ------------
BALANCE SHEET DATA:
   Working capital (deficit).........................        $  57,786    $(1,537,244)  $122,084,511(1)
   Total assets......................................          514,223      8,914,224    213,799,874
   Current portion of long-term debt.................            4,714      1,457,295        376,780
   Long-term debt....................................           14,903      2,839,602    150,871,267
   Total stockholders' equity........................          458,370      4,343,713     55,649,687
 ___________________

 (1) Includes approximately $17,638,000 of funds held in escrow to be used to pay interest on the Senior Notes due in 1996 and approximately $3,683,000 of interest accrued thereon.

 ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      The following discussion should be read in conjunction with the financial statements (including the notes thereto) included elsewhere in this Form 10-K.

 OVERVIEW

      The Company develops, owns and operates wireless cable television systems. The Company has targeted small to mid-size markets, located in Texas, Louisiana, Tennessee, Alabama, Georgia and Florida, with approximately 25% to 35% of the households not currently passed by traditional hard-wire cable systems. The Company currently has Operating Systems located in Brenham, Bryan/College Station, Milano and Wharton, Texas; Bunkie, Lafayette, Monroe and Lake Charles, Louisiana; Gainesville, Panama City and Pensacola, Florida; Jeffersonville, Georgia and Tullahoma, Tennessee.

      Since inception, the Company has sustained substantial net losses, due primarily to start-up costs, interest expense and charges for depreciation and amortization of capital expenditures to develop its wireless cable systems, and has incurred negative cash flow. At December 31, 1995, none of the Operating Systems had positive cash flow from operations, primarily as a result of their early stages of development. In the fourth quarter of 1995, the Company disconnected a number of its Milano System subscribers for nonpayment. Consequently, the Milano System is no longer generating positive cash flow.
 The Company expects to replace such subscribers over the next six months.
 There can be no assurance that any system or the Company as a whole will generate positive cash flow. The Company expects to continue to experience negative cash flow through at least the third quarter of 1997, and may continue to do so thereafter while it develops and expands its wireless cable systems, even if individual systems of the Company become profitable and generate positive cash flow.

 RESULTS OF OPERATIONS SINCE INCEPTION

      The results of operations for the years ended December 31, 1993, 1994 and 1995 were prepared based on the historical results of the Company for the period from February 4, 1993 (inception) to December 31, 1993, and the years ended December 31, 1994 and 1995. On October 18, 1995, the Company acquired the Heartland Division in exchange for approximately $3.5 million shares of Common Stock and $10 million in notes, which were repaid from the proceeds of the Company's recently completed offerings. As a result, the results of operations for the year ended December 31, 1995 includes the operating results of the Company for the period from January 1, 1995 through October 18, 1995 and the combined operating results of the Company and the Heartland Division for the period from October 19, 1995 through December 31, 1995. Period-to-period comparisons of the Company's financial results are not necessarily meaningful and should not be relied upon as an indication of future performance due to the acquisition of the Heartland Division and the development of the Company's business and system launches during the periods presented.

      Historically, the Company subscribers have been located in single-family homes. The number of subscribers located in multiple-dwelling units ("MDUs") in the Operating Systems increased as a percentage of total subscribers from approximately 1.5% at December 31, 1994 to approximately 1.9% at December 31, 1995. MDU subscribers typically generate lower per subscriber revenue than single-family units.

     The table below sets forth for each of the Operating Systems the later of the date of launch or acquisition by the Company and the approximate number of subscribers at December 31, 1994 and 1995 and February 29, 1996.


                                                                             APPROXIMATE         APPROXIMATE         APPROXIMATE
                                                            LAUNCH OR       SUBSCRIBERS AT      SUBSCRIBERS AT      SUBSCRIBERS AT
MARKET                                                  ACQUISITION DATE  DECEMBER 31, 1994   DECEMBER 31, 1995   FEBRUARY 29, 1996
- ------                                                  ----------------  ------------------  ------------------  ------------------


Brenham, Tx.............................                February 1996                -                  -                 126
Bryan/College Station, Tx...............                May 1995                     -              1,445               1,809
Milano, Tx(1)...........................                October 1995                 -              1,297               1,428
Wharton, Tx.............................                June 1994                1,401              1,579               1,768
Bunkie, La..............................                December 1995                -                 62                 463
Lafayette, La(2)........................                January 1994               500                593                 610
Lake Charles, La(2).....................                April 1994                 603                487                 476
Monroe, La(3)...........................                October 1995                 -                829               1,045
Gainesville, Fl.........................                January 1996                 -                  -                 100
Panama City, Fl.........................                September 1995               -                442               1,039


                                                                             APPRIXIMATE         APPROXIMATE         APPROXIMATE
                                                            LAUNCH          SUBSCRIBERS AT      SUBSCRIBERS AT      SUBSCRIBERS AT
MARKET                                                   ACQUISTION DATE   DECEMBER 31, 1994   DECEMBER 31. 1995   FEBRUARY 29, 1996
- ------                                                  ----------------   -----------------   -----------------   -----------------
Pensacola, Fl..........................                     July 1995                  -                 658               1,086

Jeffersonville, Ga.....................                    March 1996                  -                   -                   -

Tullahoma, Tn..........................                   November 1995                -                 133                 422
                                                                                   -----               -----              ------
     TOTAL.............................                                            2,054               7,525              10,372
                                                                                   =====               =====              ======
___________________

 (1) The Milano System was acquired by the Company from  Heartland in October
     1995.
 (2) The Company is not actively marketing, and does not currently intend to actively market, its service in the Lafayette and Lake Charles markets until an increase in the channel offering is achieved, which the Company expects to occur within 3 months from the date hereof .
 (3) The Monroe System was acquired by the Company from Heartland in October
     1995

Revenue Information
                                                   YEAR ENDED DECEMBER 31,
                                                 --------------------------
                                                                        APPROXIMATE
                                                                      AVERAGE REVENUE
                                                                     PER SUBSCRIBER AT
                                   1993     1994       1995          DECEMBER 31, 1995
                                 --------- -------- ------------     ------------------
SUBSCRIPTION REVENUES:
   Brenham, Tx...................    $   -   $     -   $       -             $  -(1)
   Bryan/College Station, Tx.....        -         -     185,195              33.70
   Milano, Tx....................        -         -      89,798              31.40
   Wharton, Tx...................        -   159,507     620,650              35.90
   Bunkie, La....................        -         -         554                -(2)
   Lafayette, La.................        -    46,057     125,727              22.60
   Lake Charles, La..............        -    48,739     182,760              30.10
   Monroe, La....................        -         -      66,124              27.40
   Gainesville, Fl...............        -         -           -                -(1)
   Panama City, Fl...............        -         -      11,644              31.90
   Pensacola, Fl.................        -         -      59,814              37.50
   Jeffersonville, Ga............        -         -           -                -(1)
   Tullahoma, Tn.................        -         -       1,703                -(2)
                                     -----  --------  ----------
          TOTAL                      $   -  $254,303  $1,343,969
                                     =====  ========  ==========
____________

 (1)  Operating System not launched at December 31, 1995.
 (2)  Number not meaningful due to timing of subscribers being put on service.


           Revenues. The Company had no operating revenues for the period from February 4, 1993 (inception) through December 31, 1993. The Company revenues
 for the year ended December 31, 1994 were $380,077.   Subscription revenues
 from new subscribers totaled $255,547 or 67% of revenues. Equipment sales and other revenues accounted for $103,837 and $20,693, respectively, in 1994. All revenues were related to the Lafayette, Lake Charles and Wharton Systems, each of which was launched during 1994.

           For the year ended December 31, 1995 revenues, which were all subscription revenues, were $1,343,969. The increase in subscription revenues of $1,089,666 or 428% over 1994 was primarily attributable to the acquisition of the Heartland Division in October 1995, the launch of the Bryan/College Station and Pensacola Systems and the increase in revenues in the Company's existing Operating Systems. This increase in revenues from existing Operating Systems was primarily due to the Wharton and Lake Charles Systems being operational for 12 months in 1995 versus seven and eight months, respectively, for 1994, and an increase in average monthly subscribers in 1995 over 1994 for the Lafayette System.

           Systems Operations Expense. Systems operations expense includes programming costs, channel lease payments, tower site rentals and repair and maintenance. Programming costs (with the exception of minimum payments) and channel lease payments (with the exception of certain fixed payments for both operating and non-operating markets) are variable expenses which increase as the number of subscribers increases. The Company incurred $24,429 of systems operations expense during 1993, primarily representing channel lease expense. For 1994, the Company incurred $274,886 of systems operations expense. The increase from 1993 to 1994 is attributable to 11 additional months of operation in 1994.

      For the year ended December 31, 1995, systems operations expense amounted to $841,819 as compared to $274,886 for the prior-year period. The increase was primarily attributable to the increase in the number of subscribers and new market launches.

       SG&A Expense. The Company has experienced increasing SG&A since its inception as a result of its increasing wireless cable activities and associated administrative costs, including costs related to opening and maintaining additional offices and additional compensation expense. SG&A increased from $110,281 in 1993 to $1,800,720 in 1994, primarily due to a longer operating period in 1994. For the year ended December 31, 1995, SG&A was $4,431,839 as compared to $1,800,720 for the prior period. The $2,631,119 increase is due primarily to increases in personnel costs, advertising and marketing expenses and other overhead expenses required to support the expansion of the Company's operations.

       Depreciation and Amortization Expense. Depreciation and amortization expense includes depreciation of systems and equipment and amortization of channel right and organizational costs. Depreciation and amortization expense for 1994 amounted to $413,824 as compared to the partial year 1993 of $27,489.

      For the year ended December 31, 1995, depreciation and amortization expense totaled $1,783,066 compared to $413,824 for the same period in 1994. The increase was primarily attributable to additional costs incurred by the Company through its acquisition of the Heartland Division and development and implementation of the Company's operating plan.

      Interest Income. Interest income includes amounts earned on the Company's cash equivalents and the escrowed funds required to cover the first three years' interest payments as required by the terms of the Indenture relating to the Senior Notes. For the year ended December 31, 1995, the Company had earned $1,473,432 on its cash equivalents and $550,684 from the escrowed funds.

      Interest Expense. Interest expense incurred during 1993 and 1994 amounted to $411 and $171,702, respectively. During 1994, the Company established a $3.0 million revolving credit facility from a bank secured by subscription receivables. The revolving credit facility accounted for $52,485 of interest expense in 1994. The outstanding balance on the facility at December 31, 1994 amounted to $1.1 million.

Additionally, the Company has two discount notes that relate to the acquisition of channel rights in Pensacola and Panama City, Florida. The discount notes have a face value of $3.7 million and are due in installments through 1997. Interest expense related to the notes during 1994 amounted to $104,767. Finally, the subsidiary of the Company that owns and operates the Bryan/College Station System has outstanding a $150,000 convertible debenture that bears interest at the prime rate. The debenture is convertible at the option of the holder into a 20% minority interest in such subsidiary and is callable at a fixed price.

     On an aggregate basis, for the year ended December 31, 1995, interest expense totaled $4,070,184. The revolving credit facility was repaid in full from the proceeds of the private placement of redeemable convertible preferred stock in April 1995. Interest expense of $41,858 was incurred in 1995 for this revolving credit facility. In October 1995, the Company issued the Senior Notes with an aggregate principle amount of $150,000,000. At December 31, 1995, interest expense of $3,683,333 had been accrued for the Senior Notes. Interest expense for the two discount notes described above was $289,170 for the year ended December 31, 1995. Interest expense on the convertible debenture described above related to the Bryan/College Station System was $13, 046 for the year ended December 31, 1995.

     Net Loss. During 1993, the Company had no revenues and incurred a loss of $162,610, primarily due to SG&A. During 1994, the Company had total revenues of $380,077 and an operating loss of $2,109,353. The net loss for the Company during 1994 amounted to $2,261,813. For the year ended December 31, 1995, the Company had an operating loss of $5,712,755 on total revenues of $1,343,969. The net loss for the Company during 1995 amounted to $7,699,474.

                        LIQUIDITY AND CAPITAL RESOURCES

      The wireless cable television business is a capital intensive business. The Company's operations require substantial amounts of capital for (i) the installation of equipment at subscribers' location, (ii) the construction of additional transmission and headend facilities and related equipment purchases,
 (iii) the funding of start-up losses and other working capital requirements,
 (iv) the acquisition of additional wireless cable channel rights and systems and (v) investments in, and, maintenance of, vehicles and administrative offices. Since inception, the Company has expended funds to lease or otherwise acquire channel rights in various markets, to construct or acquire its Operating Systems, to commence construction of operating systems in different markets and to finance initial operating losses.

       In order to finance the expansion of its Operating Systems and finance the launch of additional markets, in October 1995, the Company consummated its initial public offering of 3,450,000 shares of common stock, $0.01 par value, (the "Common Stock") at $10.50 per share (the "Common Stock Offering"). The Company received approximately $32.3 million in net proceeds from the Common Stock Offering. Concurrent with the Common Stock Offering, the Company issued 150,000 units (the "Units") consisting of $150 million aggregate principal amount of Senior Notes and 450,000 warrants to purchase an equal number of shares of Common Stock at an exercise price of $11.55 per share to the initial purchasers (the "Unit Offering" and together with the Common Stock Offering, the "Offerings"). The Company placed approximately $53.2 million of the approximately $143.8 million of net proceeds realized from the sale of the Units into an escrow account to cover the first three years' interest payments as required by terms of the Indenture. Additionally, in April 1995, the Company completed a private placement of 14,781.75 shares of redeemable convertible preferred stock, receiving net proceeds of approximately $13.8 million. Such preferred stock was converted into Common Stock at the time of the Common Stock Offering.

       The Indenture pursuant to which the Senior Notes were issued contains representations and warranties, affirmative and negative covenants and events of default customary for financing of this type. As of December 31, 1995, the Company was in compliance with all covenants in the Indenture.

      The Company made capital expenditures of approximately $9.8 million and $3.0 million for the years ended December 31, 1995 and 1994, respectively. These expenditures primarily related to the acquisition of equipment in certain of the Company's operating markets, as well as those markets under construction or near-term launches. In addition, in October 1995, the Company acquired the Heartland Division in exchange for approximately 3.5 million shares of Common Stock and $10 million in notes, which were repaid from the proceeds of the Offerings. The Company estimates that approximately $38.8 million in capital expenditures will be required in 1996 to continue to fund growth in the Operating Systems and the systems under construction and to complete the construction and finance the addition of subscribers to 12 additional markets.

      At March 13, 1996, the Company had commitments to purchase approximately $6.2 million in equipment for existing and future markets, primarily for set-top converters and headend equipment.

     The Company has experienced negative cash flow from operations in each year since its formation, and the Company expects to continue to experience negative consolidated cash flow from operations due to operating costs associated with system development and costs associated with expansion and acquisition activities. Until sufficient cash flow is generated from operations, the Company will be required to utilize its current capital resources or external sources of funding to satisfy its capital needs. The Company currently believes that the aggregate net proceeds from the Company's Offerings will be sufficient to meet its expected capital needs at least over the next twelve months.

     Subject to the limitations of the Company's Indenture relating to the Senior Notes, in order to accelerate its growth rate and to finance general corporate activities and the launch or build-out of additional systems, the Company may supplement its existing sources of funding with financing arrangements at the operating system level or through additional borrowings, the sale of additional debt or equity securities, including a sale to a strategic investor, joint ventures or other arrangements, if such financing is available to the Company on satisfactory terms.

     As a result of the Unit Offering, and the possible incurrence of additional indebtedness, the Company will be required to satisfy certain debt service requirements. Following the disbursement of all of the funds in the escrow account in October 1998, a substantial portion of the Company's cash flow will be devoted to debt service on the Senior Notes and the ability of the Company to make payments of principal and interest will be largely dependent upon its future performance. Many factors, some of which will be beyond the Company's control (such as prevailing economic conditions), may affect its performance. There can be no assurance that the Company will be able to generate sufficient cash flow to cover required interest and principal payments when due on the Senior Notes or other indebtedness of the Company. If the Company is unable to meet interest and principal payments in the future, it may, depending upon the circumstances which then exist, seek additional equity or debt financing, attempt to refinance its existing indebtedness or sell all or part of its business or assets to raise funds to repay its indebtedness. The incurrence of additional indebtedness is restricted by the Indenture.

     In managing its wireless cable assets, the Company may, at its option, exchange or trade existing wireless cable channel rights for channel rights in markets that have a greater strategic value to the Company. The Company continually evaluates opportunities to acquire, either directly or indirectly through the acquisition of other entities, wireless cable channel rights. There is no assurance that the Company will not pursue any such opportunities that may utilize capital currently expected to be available for its current markets.

                     RECENTLY ISSUED ACCOUNTING PRINCIPLES

           The Company does not believe the adoption in 1996 of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," will have a significant effect on its financial position or results of operations.

           The Company does not plan to adopt the fair value-based measurement methodology for employee stock options contemplated by Statement of Financial Accounting Standards No. 123, "Accounting for Stock- Based Compensation." Accordingly, this standard is not expected to have a significant effect on the Company's financial position or results of operations.

 ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

    The information required by Item 8 is set forth on pages F-1 through F-18 of this Form 10-K. The Company is not required to provide the supplementary financial information required by Item 302 of Regulation S-K.

 ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

    None.


                                    PART III

 ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

           Information with respect to Directors of the Company is set forth in the Proxy Statement under the heading "Election of Directors," which information is incorporated herein by reference. Information regarding the executive officers of the Company is included as Item 4A of Part I of this Form 10-K as permitted by Instruction 3 to Item 401(b) of Regulation S-K. Information required by Item 405 of Regulation S-K is set forth in the Proxy Statement under the heading "Compliance with Section 16(a) of the Securities Exchange Act of 1934," which information is incorporated herein by reference.

 ITEM 11.  EXECUTIVE COMPENSATION.

           Information with respect to executive compensation is set forth in the Proxy Statement under the heading "Compensation of Executive Officers," which information is incorporated herein by reference (except for the Compensation Committee Report on Executive Compensation and the Performance Graph).

 ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

           Information with respect to security ownership of certain beneficial owners and management is set forth in the Proxy Statement under the heading "Beneficial Ownership of Common Stock," which information is incorporated herein by reference.

 ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

           Information with respect to certain relationships and related transactions is set forth in the Proxy Statements under the headings "Election of Directors -- Compensation Committee Interlocks and Insider

 Participation" and "Election of Directors -- Certain Relationships and Related Transactions," which information is incorporated herein by reference.


                                    PART IV

 ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

        (a)  The following documents are filed as a part of this report:
            1. Financial Statements.  The following consolidated financial statements of the Company and the report ofthe independent auditors thereon, are included in this Form 10-K on pages F-1 through F-18:

                Independent Auditors' Report
                Consolidated Balance Sheets at December 31, 1994 and 1995 Consolidated Statements of Operations for the period from
                  February 4, 1993 (inception) to December 31, 1993 and the years ended December 31, 1994 and 1995
                Consolidated Statements of Stockholders' Equity for the period from February 4, 1993 (inception) to December 31, 1993 and the years ended December 31, 1994 and 1995
                Consolidated Statements of Cash Flows for the period from
                  February 4, 1993 (inception) to December 31, 1993 and the years ended December 31, 1994 and 1995
                Notes to Consolidated Financial Statements

            2. Financial Statement Schedules. The following financial statement schedule of the Company for the period from February 4, 1993 (inception) to December 31, 1993 and the years ended December 31, 1994 and 1995 is included in this Form 10-K on page S-1.



               SCHEDULE NO.               DESCRIPTION              PAGE NO.
               ------------               -----------              --------
               Schedule II     Valuation and Qualifying Accounts     S-1

               All other financial statement schedules have been omitted because they are inapplicable or the required information is included or incorporated by reference elsewhere herein.

            3. Exhibits.  The Company will furnish to any eligible stockholder, upon written request of such stockholder, a copy of any exhibit listed below upon the payment of a reasonable fee equal to the Company's expenses in furnishing such exhibit.

  EXHIBIT
  NO.                        EXHIBIT
- ----------                   --------


  2.1 Contribution Agreement and Agreement and Plan of Merger, dated October 18, 1995, among, inter alia, the Company, Wireless One Operating Company and its former stockholders and Heartland.(1)

  2.2 Escrow Agreement, dated October 24, 1995, among the parties to Exhibit 2.1.(1)

  3.1(i) Amended and Restated Certificate of Incorporation of the Company.(2)

  3.1(ii)By-Laws of the Company.(2)

  4.1    1995 Long-Term Performance Incentive Plan of the Company.(1)+

  4.2    1995 Directors' Stock Option Plan of the Company.(1)+

  4.3 Warrant Agreement, dated October 18, 1995, between the Company and Gerard Klauer Mattison & Co., LLC (including form of warrant certificate).(1)

  4.4 Registration Agreement, dated October 24, 1995, among the Company, Heartland and the former stockholders of Wireless One Operating Company.(1)

 4.5 Stockholders Agreement, dated October 18, 1995, among the Company, Heartland and certain former stockholders of Wireless One Operating Company.(1)

 4.6 Indenture, dated October 24, 1995, between the Company and United States Trust Company of New York, as Trustee.(1)

 4.7 Warrant Agreement, dated October 24, 1995, between the Company and United States Trust Company of New York, as Warrant Agent.(1)

 4.9 Unit Agreement, dated October 24, 1995, between the Company and United States Trust Company of New York, as Unit Agent and Warrant Agent.(1)

10.1     Standard forms of MDS License Agreement of the Company.(2)

10.2     Standard forms of ITFS License Agreement of the Company.(2)

21.1     Subsidiaries of the Company.

24.1     Powers of Attorney.
___________

           (1) Incorporated herein by reference to the same numbered exhibit to the Company's Form 10-Q for the quarterly period ended September 30, 1995 (Commission File No. 0-26836).

           (2) Incorporated herein by reference to the same numbered exhibit to the Company's Registration Statement on Form S-1 (Commission File No. 33-94942), as declared effective by the Commission on October 18, 1995.

            + Denotes a management contract or compensatory plan or arrangement required to be filed with this Form 10-K pursuant to
                Item 14(c) of Form 10-K.

     (b)  Reports on Form 8-K.

          None.

                                   SIGNATURES

           Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on this 28th day of March, 1996.

                                         WIRELESS ONE, INC.


                                         By      /s/ Sean E. Reilly
                                           ----------------------------------
                                                    Sean E. Reilly
                                        President and Chief Executive Officer


      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities indicated on this 28th day of March, 1996.


       SIGNATURE                             CAPACITY
      ----------                             --------

 /s/ Sean E. Reilly         President, Chief Executive Officer and Director
- -----------------------     (Principal Executive Officer)
     Sean E. Reilly

  /s/ J. Robert Gary        Senior Vice President and Chief Financial Officer
- -----------------------     (Principal Financial Officer)
      J. Robert Gary

 /s/ Michael C. Ellis       Vice President and Controller (Principal
- -----------------------     Accounting Officer)
     Michael C. Ellis

         *                 Director
- -----------------------
  Hans J. Sternberg

         *                  Director
- -----------------------
   James J. Collis

         *                  Director
- -----------------------
   William K. Luby

         *                  Director
- -----------------------
   J.R. Holland, Jr.

         *                  Director
- -----------------------
   Daniel L. Shimer

- ---------------------   Director
    David E. Webb
- ----------------------


      * The undersigned, by signing his name hereto, does sign and execute this Annual Report on Form 10-K pursuant to the Powers of Attorney executed by the above-named Officers and Directors of the Company and filed with the Securities and Exchange Commission on behalf of such Officers and Directors.



 By        /s/ Sean E. Reilly
    -----------------------------------
      Sean E. Reilly, Attorney-in-Fact

                               INDEX TO EXHIBITS


                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
NUMBER                                  EXHIBIT                                           PAGE
- -------                                --------                                       -------------

    2.1  Contribution Agreement and Agreement and Plan of Merger, dated
         October 18, 1995, among, inter alia, the Company, Wireless One
         Operating Company and its former stockholders and Heartland                       (1)


    2.2  Escrow Agreement, dated October 24, 1995, among the parties to
         Exhibit 2.1                                                                       (1)

3.1(i)   Amended and Restated Certificate of Incorporation of the Company                  (2)

3.1(ii)  By-Laws of the Company                                                            (2)

    4.1  1995 Long-Term Performance Incentive Plan of the Company+                         (1)

    4.2  1995 Directors' Stock Option Plan of the Company+                                 (1)

    4.3  Warrant Agreement, dated October 18, 1995, between the Company and
         Gerard Klauer Mattison & Co., LLC (including form of warrant
         certificate)                                                                      (1)


    4.4  Registration Agreement, dated October 24, 1995, among the Company,
         Heartland and the former stockholders of Wireless One Operating
         Company                                                                           (1)


    4.5  Stockholders Agreement, dated October 18, 1995, among the Company,
         Heartland and certain former stockholders of Wireless One Operating
         Company                                                                           (1)


    4.6  Indenture, dated October 24, 1995, between the Company and United
         States Trust Company of New York, as Trustee                                      (1)

    4.7  Warrant Agreement, dated October 24, 1995, between the Company and
         United States Trust Company of New York, as Warrant Agent                         (1)

    4.9  Unit Agreement, dated October 24, 1995, between the Company and
         United States Trust Company of New York, as Unit Agent and Warrant
         Agent                                                                             (1)


   10.1  Standard forms of MDS License Agreement of the Company                            (2)

   10.2  Standard forms of ITFS License Agreement of the Company                           (2)

   21.1  Subsidiaries of the Company

   24.1  Powers of Attorney


 (1) Incorporated herein by reference to the same numbered exhibit to the Company's Form 10-Q for the quarterly period ended September 30, 1995 (Commission File No. 0-26836).

 (2) Incorporated herein by reference to the same numbered exhibit to the Company's Registration Statement on Form S-1 (Commission File No. 33-94942), as declared effective by the Commission on October 18, 1995.

  + Denotes a management contract or compensatory plan or arrangement required to be filed with this Form 10-K pursuant to Item 14(c) of Form 10-K.

                               WIRELESS ONE, INC.

                       Consolidated Financial Statements

                           December 31, 1994 and 1995


                   With Independent Auditors' Report Thereon

                          Independent Auditors' Report
                          ----------------------------


The Board of Directors
Wireless One, Inc.:


We have audited the accompanying consolidated balance sheets of Wireless One, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from February 4, 1993 (inception) through December 31, 1993 and the years ended December 31, 1994 and 1995. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wireless One, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the period from February 4, 1993 (inception) through December 31, 1993 and the years ended December 31, 1994 and 1995, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                                   KPMG PEAT MARWICK LLP


New Orleans, Louisiana
March 22, 1996

                               WIRELESS ONE, INC.

                          Consolidated Balance Sheets

                           December 31, 1994 and 1995

   Assets                                                              1994          1995
   -----                                                           ------------  ------------
Current assets:
 Cash and cash equivalents                                          $    24,481   110,380,329
 Marketable investment securities - restricted (note 3)                       -    17,637,839
 Subscriber receivables, less allowance for doubtful accounts of
  $4,000 and $73,641 in 1994 and 1995, respectively                     110,219       143,633
 Accrued interest and other receivables                                   3,450       405,241
 Prepaid expenses                                                        55,515       796,389
                                                                    -----------   -----------

Total current assets                                                    193,665   129,363,431

Property and equipment, net (note 4)                                  3,078,523    14,266,755
Leased license investment, net of accumulated amortization of
 $230,902 and $548,283 in 1994 and 1995, respectively                 5,540,036    26,724,238
Marketable investment securities - restricted (note 3)                        -    35,755,505
Other assets (note 5)                                                   102,000     7,689,945
                                                                    -----------   -----------

                                                                    $ 8,914,224   213,799,874
                                                                    ===========   ===========
   Liabilities and Stockholders' Equity
   ------------------------------------

Current liabilities:
 Accounts payable                                                       228,835     2,356,707
 Accrued expenses                                                        44,779       862,100
 Accrued interest                                                             -     3,683,333
 Current maturities of long-term debt (note 6)                        1,457,295       376,780
                                                                    -----------   -----------

Total current liabilities                                             1,730,909     7,278,920

Long-term debt (note 6)                                               2,839,602   150,871,267
                                                                    -----------   -----------

                                                                      4,570,511   158,150,187
                                                                    -----------   -----------

Redeemable convertible preferred stock, $.01 par value; 15,000
 shares authorized, no shares issued or outstanding (note 8)                  -             -

Stockholders' equity:
 Preferred stock, $.01 par value, 10,000,000 shares authorized,
  no shares issued or outstanding                                             -             -
 Common stock, $0.01 par value, 50,000,000 shares authorized,
  2,013,950 and 13,498,752 shares issued and outstanding in
  1994 and 1995, respectively                                            20,139       134,988
 Additional paid-in capital                                           9,979,861    65,631,596
 Subscriptions receivable                                            (3,231,864)            -
 Accumulated deficit                                                 (2,424,423)  (10,116,897)
                                                                    -----------   -----------

Total stockholders' equity                                            4,343,713    55,649,687

Commitments and contingencies (note 11)
                                                                    -----------   -----------
                                                                    $ 8,914,224   213,799,874
                                                                    ===========   ===========

See accompanying notes to consolidated financial statements.

                               WIRELESS ONE, INC.

                     Consolidated Statements of Operations

                  The period from February 4, 1993 (inception)
                       through December 31, 1993 and the
                     years ended December 31, 1994 and 1995


                                                 1993         1994         1995
                                              -----------  -----------  -----------

Revenues                                      $        -      380,077    1,343,969
                                              ----------   ----------   ----------

Operating expenses:
 Systems operations                               24,429      274,886      841,819
 Selling, general and administrative             110,281    1,800,720    4,431,839
 Depreciation and amortization                    27,489      413,824    1,783,066
                                              ----------   ----------   ----------

                                                 162,199    2,489,430    7,056,724
                                              -----------  ----------   ----------

Operating loss                                  (162,199)  (2,109,353)  (5,712,755)
                                              ----------   -----------  -----------
Other income (expense):
 Interest expense                                   (411)    (171,702)  (4,070,184)
 Interest income                                       -            -    2,024,116
 Other                                                 -       19,242       66,349
                                              ----------   ----------   ----------

Total other income (expense)                        (411)    (152,460)  (1,979,719)
                                              ----------   ----------   ----------

Net loss                                        (162,610)  (2,261,813)  (7,692,474)

Preferred stock dividends and discount
 accretion (note 8)                                    -            -     (786,389)
                                              ----------   ----------   ----------

Net loss applicable to common stock           $ (162,610)  (2,261,813)  (8,478,863)
                                              ==========   ==========   ==========

Net loss per common share                          $(.30)       (1.21)       (2.02)
                                              ==========   ==========   ==========

Weighted average common shares outstanding       538,127    1,863,512    4,187,736
                                              ==========   ==========   ==========


See accompanying notes to consolidated financial statements.

                               WIRELESS ONE, INC.

                Consolidated Statements of Stockholders' Equity

                  The period from February 4, 1993 (inception)
                       through December 31, 1993 and the
                     years ended December 31, 1994 and 1995

                                                       Additional    Subscrip-
                                             Common      paid-in       tions     Accumulated
                                             stock       capital    receivable     deficit        Total
                                           ----------  -----------  -----------  ------------  -----------
Issuance of 538,127 shares of
 common stock and recapi-
 talization upon merger with
 Wireless One, L.L.C.
   (note 1 (a))                              $  5,381     834,619     (219,020)            -      620,980

Net loss                                            -           -            -      (162,610)    (162,610)
                                           ----------  ----------   ----------   -----------   ----------

Balance at December 31, 1993                    5,381     834,619     (219,020)     (162,610)     458,370

Issuance of 1,475,823
  shares of common stock                       14,758   9,145,242   (8,660,000)            -      500,000

Collections of subscriptions receivable             -           -    5,647,156             -    5,647,156

Net loss                                            -           -            -    (2,261,813)  (2,261,813)
                                           ----------  ----------   ----------   -----------   ----------

Balance at December 31, 1994                   20,139   9,979,861   (3,231,864)   (2,424,423)   4,343,713

Collections of subscriptions
  receivable                                        -           -    3,231,864             -    3,231,864

Conversion of redeemable
  preferred stock and warrants
  into 4,524,512 shares of
  common stock                                 45,246  14,453,442            -             -   14,498,688

Issuance of 3,450,000 shares of
  common stock pursuant to
  initial public offering                      34,500  32,340,708            -             -   32,375,208

Issuance of 750,000 warrants                        -   3,015,000            -             -    3,015,000

Issuance of 3,510,290 shares of
  common stock in purchase
  transactions                                 35,103   6,628,974            -             -    6,664,077

Preferred stock dividends and
  accretion of discount                             -    (786,389)           -             -     (786,389)

Net loss                                            -           -            -    (7,692,474)  (7,692,474)
                                           ----------  ----------   ----------   -----------   ----------

Balance at December 31, 1995                 $134,988  65,631,596            -   (10,116,897)  55,649,687
                                           ==========  ==========   ==========   ===========   ==========

See accompanying notes to consolidated financial statements.

                               WIRELESS ONE, INC.

                     Consolidated Statements of Cash Flows

                  The period from February 4, 1993 (inception)
                       through December 31, 1993 and the
                     years ended December 31, 1994 and 1995


                                                       1993        1994          1995
                                                    ----------  -----------  ------------
Cash flows from operating activities:
  Net loss                                          $(162,610)  (2,261,813)   (7,692,474)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Bad debt expense                                        -       54,608       196,281
    Depreciation and amortization                      27,489      413,824     1,783,066
    Amortization of debt discount                           -      104,767       328,301
    Non-cash interest income                                -            -      (213,230)
    Changes in assets and liabilities:
      Receivables                                           -     (167,277)     (571,957)
      Prepaid expenses                                 (9,000)     (46,515)     (468,707)
      Accounts payable and accrued expenses            36,236      237,378     6,004,541
                                                    ---------   ----------   -----------

        Net cash used in operating activities        (107,885)  (1,665,028)     (634,179)
                                                    ---------   ----------   -----------

Cash flows from investing activities:
  Purchase of investments and other assets                  -     (102,000)   (1,533,446)
  Capital expenditures                               (288,123)  (2,960,842)   (9,805,057)
  Acquisition of intangible assets                   (154,854)  (5,156,054)   (6,762,415)
  Purchase of marketable investment securities              -            -   (53,180,114)
                                                    ---------   ----------   -----------

        Net cash used in investing activities        (442,977)  (8,218,896)  (71,281,032)
                                                    ---------   ----------   -----------

Cash flows from financing activities:
  Proceeds from issuance of long-term debt and
   warrants                                            20,722    4,275,819   150,014,902
  Principal payments on long-term debt                 (1,104)    (103,306)  (11,502,054)
  Debt issuance costs                                       -            -    (5,593,839)
  Issuance of common stock                            619,980    5,647,156    35,008,396
  Issuance of redeemable preferred stock                    -            -    14,343,654
                                                    ---------   ----------   -----------

        Net cash provided by financing activities     639,598    9,819,669   182,271,059
                                                    ---------   ----------   -----------

        Net increase (decrease) in cash                88,736      (64,255)  110,355,848

Cash and cash equivalents at beginning of period            -       88,736        24,481
                                                    ---------   ----------   -----------

Cash and cash equivalents at end of period          $  88,736       24,481   110,380,329
                                                    =========   ==========   ===========


See accompanying notes to consolidated financial statements.

                               WIRELESS ONE, INC.

                   Notes to Consolidated Financial Statements

                           December 31, 1994 and 1995


(1)  Description of Business and Summary of Significant Accounting Policies
     ----------------------------------------------------------------------

 (a) Description of Organization
     ---------------------------

     Wireless One Inc. was formed in June 1995 by the shareholders of a predecessor company (Old Wireless One) and Heartland Wireless Communications, Inc. (Heartland) for the purpose of further developing, owning, and operating wireless cable television systems primarily in select southern and southeastern markets. Old Wireless One had been formed on December 23, 1993, in conjunction with the merger of its predecessor, Wireless One, L.L.C., a Limited Liability Company (LLC). LLC had been formed on February 4, 1993 with six members and on December 23, 1993, Old Wireless One acquired all of the net assets and outstanding interests of LLC in a tax free reorganization. Accordingly, the accompanying consolidated financial statements include results of operations of Wireless One, Inc. and its predecessor companies since February 4, 1993. Unless otherwise indicated, references to the Company include Wireless One, Inc. and its predecessors.

 (b) Consolidation Policy
     --------------------

     The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

 (c) Property and Equipment
     ----------------------

     Property and equipment are stated at cost and include the cost of transmission equipment as well as subscriber installations. The Company capitalizes the excess of direct costs of subscriber installations over installation fees. These direct costs include reception materials and equipment on subscriber premises, installation labor and overhead charges and direct commissions. Prior to 1995, installation fees were recognized in revenues and commissions were expensed. The effect of the above change had no material effect on the 1994 and 1995 results of operations.

     Depreciation and amortization are recorded on a straight-line basis for financial reporting purposes over the estimated useful lives of the assets. Any unamortized balance of the nonrecoverable portion of the cost of a subscriber installation is fully depreciated upon subscriber disconnect and the related cost and accumulated depreciation are removed from the balance sheet. Repair and maintenance costs are charged to expense when incurred; renewals and betterments are capitalized.

     Equipment awaiting installation consists primarily of accessories, parts and supplies for subscriber installations, and is stated at the lower of average cost or market.

                                                                     (Continued)

                               WIRELESS ONE, INC.

                   Notes to Consolidated Financial Statements


 (d) Leased License Investment
     -------------------------

     Leased license investment consists primarily of costs incurred in connection with the Company's acquisition of channel rights. Channel rights represent the right to utilize all of the capacity on channels operated under a license received from the Federal Communications Commission ("FCC"). These assets are recorded at cost and amortized using the straight line method over the assets' estimated useful lives, usually 10-20 years, beginning with inception of service in each market. As of December 31, 1994 and 1995, approximately $4,686,000 and $17,809,000 of channel rights were not subject to amortization.

     The Company periodically evaluates the propriety of the carrying amounts of the leased license investment in each market, as well as the amortization period based on estimated undiscounted future cash flows to determine whether current events or circumstances warrant adjustments to the carrying amounts or a revised estimate of the useful life. If warranted, an impairment loss would be recognized to reduce the carrying amount of the related assets to management's estimate of the fair value of the individual market.

 (e) Revenue Recognition
     -------------------

     Revenues from subscribers are recognized in the month that the service is provided.

 (f) Income Taxes
     ------------

     The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     A valuation allowance is provided to reduce the carrying value of deferred tax assets to an amount which more likely than not will be realized. Changes in the valuation allowance represent changes in an estimate and are reflected as an adjustment to income tax expense in the period of the change.

     The Company files a consolidated federal income tax return which includes all of its subsidiaries. Losses incurred from inception through December 22, 1993 were attributed directly to the members of the L.L.C., and, accordingly, are not available to offset the Company's future taxable income.


                                                                     (Continued)

                               WIRELESS ONE, INC.

                   Notes to Consolidated Financial Statements


 (g) Net Loss Per Common Share
     -------------------------

     Net loss per common share is based on the net loss applicable to common stock divided by the weighted average number of common shares outstanding during the period presented. All share and per share data, including the weighted average number of common shares outstanding, for all periods prior to the Heartland Transaction (see note 2) gives retroactive effect to the exchange of approximately one share of Old Wireless One common stock for 4 shares of Wireless One, Inc. Shares issuable upon exercise of stock options and warrants are antidilutive and have been excluded from the calculation.

 (h) Debt Issuance Costs
     -------------------

     Costs incurred in connection with issuance of the Company's 13% Senior notes are included in other assets and are being amortized using the interest method over the term of the notes.

 (i) Cash and Cash Equivalents
     -------------------------

     Cash and cash equivalents includes cash and temporary cash investments that are highly liquid and have original maturities of three months or less.

 (j) Use of Estimates
     ----------------

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (k) Marketable Investment Securities
     --------------------------------

     Investments in marketable securities at December 31, 1995 consist of U.S. Treasury securities which mature periodically through October 1998. The Company has the ability and intent to hold these investments until maturity and, accordingly, has classified these investments as held-to-maturity investments. Held-to-maturity investments are recorded at amortized cost, adjusted for amortization of premiums or discounts. Premiums and discounts are amortized over the life of the related held-to-maturity investment as an adjustment to yield using the effective interest method. A decline in market value of the Company's investments below cost that is deemed other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the investment is established.


                                                             (Continued)

                               WIRELESS ONE, INC.

                   Notes to Consolidated Financial Statements


(2)  Initial Public Offering and Heartland Transaction
     -------------------------------------------------

     During October, 1995, the Company completed a series of transactions which included (i) the issuance of 3,450,000 shares of common stock at $10.50 per share in an initial public offering; (ii) the issuance of $150,000,000 of 13% Senior Notes due in 2003 and warrants to purchase 450,000 shares of the Company's common stock, and (iii) the acquisition of certain wireless cable television assets and related liabilities of certain subsidiaries of Heartland for common stock of the Company and notes (the Heartland Transaction).

     The consummation of the Heartland transaction included the Company's acquisition of all of the outstanding capital stock of Old Wireless One and certain wireless cable television assets and related liabilities in Heartland's markets in Texas, Louisiana, Alabama, Georgia and Florida. In connection with the Heartland transaction, the shareholders of Old Wireless One received approximately 6.5 million shares of the Company's common stock and Heartland received approximately 3.5 million shares of the Company's common stock. In addition, Heartland received notes in the amount of $10,000,000, which were subsequently repaid by the Company from the proceeds of the offerings of the Company's common stock and Senior Notes.

     The Heartland transaction has been accounted for as a business combination using the purchase method of accounting. In accordance with Staff Accounting Bulletin No. 48, the Heartland assets and liabilities acquired have been recorded using the historical cost basis previously reported by Heartland, reduced by the amount of notes issued to Heartland in connection with the transaction. The assets acquired consist primarily of systems and equipment and various wireless cable channel rights. The following is a summary of the net assets acquired:

     Current assets                                    $    318,892
     Current liabilities                                    (35,956)
     Systems and equipment, net                           2,392,711
     Leased license investment and other intangibles     13,476,534
                                                       ------------

        Net assets acquired                              16,152,181

        Notes issued to Heartland                       (10,000,000)
                                                       ------------

                                                       $  6,152,181
                                                       ============

                                                                     (Continued)

                               WIRELESS ONE, INC.

                   Notes to Consolidated Financial Statements


  The 1995 financial statements of Wireless One, Inc. include the results of operations of the business interests acquired in the Heartland Transaction since October 18, 1995. Pro forma unaudited consolidated operating results of the Company and the Heartland business acquired for the years ended December 31, 1994 and 1995, assuming the transaction had been completed as of January 1, 1994 and 1995, are summarized below (in thousands except per share amounts):

                                                 1994         1995
                                             ------------  -----------

    Total revenues                           $ 1,287,312    1,976,142

    Operating expenses:
      Systems operations                       1,052,799    1,433,934
      Selling, general and administrative      2,306,280    4,780,286
      Depreciation and amortization              658,177    1,977,028
                                             -----------   ----------

          Total operating expenses             4,017,256    8,191,248
                                             -----------   ----------

          Operating loss                      (2,729,944)  (6,215,106)

    Interest expense                          (1,065,967)  (4,738,611)

    Interest income and other                     19,242    2,090,465
                                             -----------   ----------

          Net loss                           $(3,776,669)  (8,863,252)
                                             ===========   ==========

          Net loss per share                      $(0.29)       (0.68)
                                             ===========   ==========

 These pro forma results have been prepared for comparative purposes only and include an adjustment for additional interest expense associated with the portion of the proceeds of the notes utilized to repay $7 million of notes to Heartland. They do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect on January 1, 1994 and 1995 or of future results of operations of the consolidated entities.

 (3) Marketable Investment Securities - Restricted
     ---------------------------------------------

     Marketable investment securities - restricted at December 31, 1995 consists of U.S. Treasury securities placed in escrow pursuant to the bond indenture relating to the 13% Senior Notes due 2003. The investments have been deposited into an escrow account and, pending disbursement, the collateral agent has a first priority lien on the escrow account for the benefit of the holders of the notes. Such funds may be disbursed from the escrow account only to pay interest on the Notes and, upon certain repurchases or redemptions of the Notes, to pay principal of and premium, if any, thereon. The maturities of the securities purchased have been matched to the interest payment dates of the notes.


                                                                     (Continued)

                               WIRELESS ONE, INC.

                   Notes to Consolidated Financial Statements


(4) Property and Equipment
    ----------------------

    Major categories of property and equipment at December 31, 1994 and 1995 are as follows :


                                        Estimated
                                           Life          1994           1995
                                      ------------  -------------  ------------

  Equipment awaiting installation                5   $    422,109     2,230,144
  Subscriber premises equipment
   and installation costs                        5      1,021,382     3,561,714
  Transmission equipment and system
   construction costs                           10      1,534,028     8,092,890
  Office furniture and equipment                 7        219,629     1,270,131
  Buildings and leasehold improvements        31.5         91,723       523,203
                                                     ------------  ------------

                                                        3,288,871    15,678,082

  Less accumulated depreciation                          (210,348)   (1,411,327)
                                                      -----------  ------------

                                                      $ 3,078,523    14,266,755
                                                      ===========    ==========

 (5)  Other Assets
      ------------

      Other assets at December 31, 1994 and 1995 consist of the following:

                                                          1994            1995
                                                      -----------     ----------
  Debt issuance costs, net of
   accumulated amortization
   of $163,927                                        $         -      6,053,898
  Deposits                                                      -      1,410,543
  Other                                                   102,000        225,504
                                                      -----------    -----------

                                                      $   102,000      7,689,945
                                                      ===========    ===========

 (6)  Long-term Debt
      --------------

      Long-term debt consists of the following:

                                                          1994           1995
                                                      ------------   -----------
     13% Senior Notes due 2003;
      face value of $150,000,000, net of
      unamortized discount                            $         -    148,149,131

     Subordinated non-interest bearing notes
      (face value of $3,700,000),
      discounted to an 8% effective rate,
      principal and interest due in
      installments through July 1997                    2,949,986      2,939,156

                                                                     (Continued)

                               WIRELESS ONE, INC.

                   Notes to Consolidated Financial Statements


                                                           1994           1995
                                                       -------------  -------------
 $3,000,000 revolving line of credit, due September
 30, 1995, with interest due quarterly at the prime
 rate, (7.25% at December 31, 1994) secured by
 assignment of stock subscriptions receivable          $  1,106,243              -

 Other                                                      240,668        159,760
                                                       ------------   ------------

                                                          4,296,897    151,248,047
 Less current maturities                                 (1,457,295)      (376,780)
                                                       ------------   ------------

  Long-term debt, excluding current maturities         $  2,839,602    150,871,267
                                                       ============   ============

Long term debt matures as follows:

     1996                                                             $    376,780
     1997                                                                2,572,136
     1998                                                                        -
     1999                                                                  150,000
     2000                                                                        -
     Thereafter                                                        148,149,131

Interest on the Senior Notes (the "Notes") is payable semi-annually on April 15 and October 15 of each year, commencing April 15, 1996. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after October 15, 1999, at variable redemption prices in excess of par. On or prior to October 15, 1998, the Company may redeem up to 30% of the aggregate principal amount of the Notes with the proceeds from a sale to a strategic investor, as defined. In addition, upon the occurrence of a change of control, as defined, each holder of Notes may require the Company to repurchase all or a portion of such holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid interest.

The notes are issued and outstanding under an indenture which contains certain covenants, including limitations on the incurrence of indebtedness, the making of restricted payments, transactions with affiliates, sale and leaseback transactions, the existence of liens, disposition of proceeds of asset sales, the making of guarantees and pledges by restricted subsidiaries, transfers and issuance of stock of subsidiaries, investments in unrestricted subsidiaries, the conduct of the Company's business and certain mergers and sales of assets.

(7)  Income Taxes
     ------------

     The Company has not recognized any income tax benefit for any of the periods presented due to management's conclusion that a 100% valuation allowance for the net deferred tax asset is warranted. Statement of Financial Accounting Standards ("SFAS") 109 provides that the tax benefit of net operating loss carryforwards is recorded as an asset only to the extent that management assesses the realization of such carryforwards to be "more likely than not."

                                                                     (Continued)

                               WIRELESS ONE, INC.

                   Notes to Consolidated Financial Statements


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

                                                            1994        1995
                                                         ----------  -----------

    Deferred tax assets:
      Net operating loss carryforwards                   $ 808,064    2,955,166
      Allowance for bad debts                                    -       25,038
      Reserve for obsolescence in equipment                      -       68,000
      Accrued liabilities deductible when paid                   -      152,320
                                                         ---------   ----------

                                                           808,064    3,200,524

    Less valuation allowance                              (224,410)  (2,136,029)
                                                         ---------   ----------

    Deferred tax asset                                     583,654    1,064,495
                                                         ---------   ----------

    Deferred tax liabilities:
      Fixed assets, principally due to differences in
        depreciation and underlying basis                   10,737       11,700
      Intangibles, due to differences in basis and
        amortizable lives                                  572,917      440,795
      Purchase accounting adjustments resulting in
        differences in bases of underlying assets                -      612,000
                                                         ---------   ----------

    Deferred tax liabilities                               583,654    1,064,495
                                                         ---------   ----------

    Net deferred tax asset                               $       -            -
                                                         =========   ==========

The net changes in total valuation allowance for the years ended December 31, 1994 and 1995 were increases of $224,410 and $1,911,619, respectively. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon these considerations, the Company has recognized deferred tax assets to the extent such assets can be realized through future reversals of existing taxable temporary differences.

The Company had net operating loss carryforwards for Federal income tax purposes of approximately $8,700,000 as of December 31, 1995. The carryforwards expire in years 2008-2010.

                                                           (Continued)

                               WIRELESS ONE, INC.

                   Notes to Consolidated Financial Statements


(8)  Redeemable Convertible Preferred Stock
     --------------------------------------

     On April 14, 1995, the Company completed a private placement of 14,781.75 shares of redeemable convertible preferred stock and 591,270 warrants to purchase common stock (collectively the "Units") at a price of $1,000 per Unit. The proceeds from the issue were $13,866,000, net of issuance costs. The excess of the liquidation value over the carrying value was accreted by periodic charges to additional paid-in capital during the period the stock was outstanding. Contemporaneously with the closing of the initial public offering of common stock in October 1995, the preferred stock and warrants were converted into approximately 4,524,512 shares of common stock.

(9)  Stockholders' Equity
     --------------------

     In connection with the sale of the 13% Senior notes due 2003, the company issued warrants to acquire 450,000 shares of its common stock. Each warrant entitles the holder to purchase one share of common stock at $11.55 per share. The warrants are exercisable at any time on or after October 24, 1996 and will expire on October 24, 2000. For financial reporting purposes, these warrants were valued at $1,890,000.

     In connection with the Heartland transaction, the Company issued warrants (the "GKM Warrants") to purchase 300,000 shares of common stock to an underwriter for nominal consideration. The GKM Warrants are initially exercisable at $12.60 per share through October 18, 2000. For financial reporting purposes, these warrants were valued at $1,125,000.

     In connection with the Heartland Transaction, certain of the shareholders of the Company with beneficial ownership of approximately 56% of the Company's outstanding common stock at December 31, 1995 have entered into an agreement whereby, among other things, they have agreed to vote their common stock to elect a specified slate of directors, which will be designated by the parties to the stockholders agreement.

(10) Stock Option Plan
     -----------------

     The Company has adopted the 1995 Long-Term Performance Incentive Plan (the "Incentive Plan"), which provides for the grant to key employees of the Company of stock options, appreciation rights, restricted stock, performance grants and any other type of award deemed to be consistent with the purpose of the Incentive Plan.

     The total number of shares of Common Stock which may be granted pursuant to the Incentive Plan is 1,300,000. The Incentive Plan will terminate upon the earlier of the adoption of a Board of Directors' resolution terminating the Incentive Plan or on the tenth anniversary of the date of adoption, unless extended for an additional five-year period for grants of awards other than incentive stock options.

     The exercise price of stock options is determined by the Compensation Committee of the Board of Directors, but may not be less than 100% of the fair market value of the common stock on the date of the grant and the


                                                           (Continued)

                               WIRELESS ONE, INC.

                   Notes to Consolidated Financial Statements


term of any such option may not exceed 10 years from the date of grant. With respect to any employee who owns stock representing more than 10% of the voting power of the outstanding capital stock of the Company, the exercise price of any incentive stock option may not be less than 110% of the fair market value of such shares on the date of grant and the term of such option may not exceed five years from the date of grant.

Awards granted under the Incentive Plan will generally vest upon a proposed sale of substantially all of the assets of the Company, or the merger of the Company with or into another corporation. Options generally vest over a five-year period commencing on the date of grant and expire ten years from the date of grant.

Directors of the Company who are not employees of the Company are eligible to receive options under the Directors' Plan. The total number of shares of Common Stock for which options may be granted under the Directors' Plan is 100,000.

Options granted under the Directors' Plan may be subject to vesting and certain other restrictions. Subject to certain exceptions, the right to exercise an option generally terminates at the earlier of (i) the first date on which the initial grantee of such option is no longer a director of either the Company or any subsidiary for any reason other than death or permanent disability or (ii) the expiration date of the option. Options granted under the Directors' Plan will also generally vest upon a "change in control" of the Company. No options have been granted under the Directors' Plan as of December 31, 1995.

Information regarding the Company's stock option plans is summarized as follows:

                                          Number of shares
                                    ----------------------------    Exercise
                                       Incentive      Directors'      Price
                                          Plan           Plan         Range
                                    ----------------  ----------  --------------

Outstanding at December 31, 1993                   -           -               -

1994 activity:
Granted                                      248,917           -   $        6.21
                                             -------  ----------   -------------

December 31, 1994 outstanding                248,917           -            6.21

1995 activity:
Granted                                      555,270           -    4.16 - 13.83
                                             -------  ----------   -------------

December 31, 1995 outstanding                804,187           -   $4.16 - 13.83
                                             =======  ==========   =============

Exercisable at December 31, 1995             138,395           -   $4.16 - 13.83
                                             =======  ==========   =============

Available for future grants at
December 31, 1995                            495,813     100,000
                                             =======  ==========

                                                           (Continued)

                               WIRELESS ONE, INC.

                   Notes to Consolidated Financial Statements


(11) Commitments and Contingencies
     -----------------------------

     The Company leases, from third parties, channel rights licensed by the FCC. Under FCC policy, the base term of these leases cannot exceed the term of the underlying FCC license. FCC licenses for wireless cable channels generally must be renewed every five to ten years, and there is no automatic renewal of such licenses. The use of such channels by third parties is subject to regulation by the FCC and, therefore, the Company's ability to enjoy the benefit of these leases is dependent upon the third party lessor's continuing compliance with applicable regulations. The remaining terms of the Company's leases range from approximately five to twenty years. Most of the Company's leases provide for rights of first refusal for their renewal. The termination of or failure to renew a channel lease or termination of the channel license would result in the Company being unable to deliver television programming on such channel. Although the Company does not believe that the termination of or failure to renew a single channel lease could adversely affect the Company, several of such terminations or failures in one or more markets that the Company actively serves could have a material adverse effect on the Company. Channel rights lease agreements generally require payments based on the greater of specified minimums or amounts based upon various factors, such as subscriber levels or subscriber revenues.

     Payments under the channel rights lease agreements generally begin upon the completion of construction of the transmission equipment and facilities and approval for operation pursuant to the rules and regulations of the FCC. However, for certain leases, the Company is obligated to begin payments upon grant of the channel rights. Channel rights lease expense was $9,000, $179,172, and $380,346 for the period from February 4, 1993 (inception) to December 31, 1993, and for the years ended December 31, 1994 and 1995, respectively.

     The Company also has certain operating leases for office space, equipment and transmission tower space. Rent expense incurred in connection with other operating leases was $6,996, $79,791 and $183,003 for the period from February 4, 1993 (inception) to December 31, 1993 and for the years ended December, 1994 and 1995, respectively.

     Future minimum lease payments due under channel rights leases and other noncancelable operating leases at December 31, 1995 are as follows:

                 Channel      Other
Year ending      rights     operating
December 31      leases      leases
- -------------  -----------  ---------

     1996       $1,097,075    487,666
     1997        1,146,307    515,916
     1998        1,167,319    515,955
     1999        1,175,415    523,625
     2000        1,165,755    520,344
                ----------  ---------

                $5,751,871  2,563,506
                ==========  =========

                                                           (Continued)

                               WIRELESS ONE, INC.

                   Notes to Consolidated Financial Statements


The Company has entered into various service agreements to obtain programming for delivery to customers of the Company. Such agreements require a per subscriber fee to be paid by the Company on a monthly basis. These agreements range in life from two to ten years.

The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

The Company is actively competing in the FCC auction program designed to award initial licenses for MDS channels. Successful bidders will receive a blanket authorization to serve entire "Basic Trading Areas" or "BTA's" on all MDS channels. The Company estimates its commitment related to this auction of BTA's to be approximately $16,000,000 to $18,000,000. At the conclusion of the auction, the Company will be required to remit 20% of the total committed amount (less its deposit of $900,000 remitted prior to December 31, 1995) with the remaining 80% being paid out over a 10 year period. Over this ten year period commencing on the date the BTA is authorized by the FCC, the Company will be required to make quarterly interest only payments for the first two years and then quarterly payments of principal and interest over the remaining years of the agreement. The interest rate related to this installment plan is equal to the ten year U.S. Treasury rate at the time of the issuance of the BTA authorization plus 2-1/2%.

(12)  Concentrations of Credit Risk
      -----------------------------

      Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash, temporary cash investments, and accounts receivable. The Company places its cash and temporary cash investments with high credit quality financial services companies. Collectibility of subscriber accounts receivable is impacted by economic trends in each of the Company's markets. Such receivables are typically collected within thirty days, and the Company has provided an allowance which it believes is adequate to absorb losses from uncollectible accounts.

(13)  Supplemental Cash Flow Information
      ----------------------------------

      Cash interest payments made in 1993, 1994, and 1995 totaled $143, $168,512 and $351,178, respectively.

      During 1995, the Company paid $288,104 in cash and issued 48,752 shares of its common stock in connection with the acquisition of channel rights in Tennessee. The cost of the channel rights and other intangible assets acquired was $800,000 based on the initial public offering price per share of $10.50.

                                                                     (Continued)

                               WIRELESS ONE, INC.

                   Notes to Consolidated Financial Statements


(14) Disclosures About Fair Value Of Financial Instruments
     -----------------------------------------------------

     The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1995. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                            At December 31, 1995
                                                            --------------------
                                                            Carrying Estimated
                                                            Amount  Fair Value
                                                            ------  ----------

        Marketable investment securities               $  53,393,344  53,704,532
        Long-term debt                                   151,248,047 160,598,916

  The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies as follows:

     . The carrying amounts of cash and cash equivalents, subscriber receivable, accrued interest and other receivables, accounts payable and accrued expenses approximate fair value because of the short maturity of these items.

     . The fair values of the Company's marketable investment securities are based on quoted market prices.

     . The fair value of long-term debt is based upon market quotes obtained from dealers.

  Fair value estimates are subject to inherent limitations. Estimates of fair value are made at a specific point in time, based on relevant market information and information about the financial instrument. The estimated fair values of financial instruments presented above are not necessarily indicative of amounts the Company might realize in actual market transactions. Estimates of fair value are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                                                             SCHEDULE II


                               WIRELESS ONE, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                  THE PERIOD FROM FEBRUARY 4, 1993 (INCEPTION)
                       THROUGH DECEMBER 31, 1993 AND THE
                     YEARS ENDED DECEMBER 31, 1994 AND 1995

              COLUMN A                 COLUMN B    COLUMN C    COLUMN D   COLUMN E
              ---------                ----------  ----------  ----------  ---------
                                      BALANCE AT  CHANGED TO                BALANCE
                                      BEGINNING   COSTS AND                 AT END
              DESCRIPTION             OF PERIOD   EXPENSES    DEDUCTIONS   OF PERIOD
              -----------             ----------  --------    ----------   ---------

                1995
Deducted in balance sheet from
   subscription receivables:
  Allowance for doubtful accounts       $  4,000     196,281     126,640     73,641
                                        --------     -------     -------     ------
Deducted in balance sheet from
   leased license investment:
   Amortization of leased license
   investment                           $230,902     317,381           -    548,283
                                        --------     -------     -------    -------
Deducted in balance sheet from
   other asset:
   Amortization of debt
   issuance costs                       $      -     163,926           -    163,926
                                        --------     -------     -------    -------
                1994
Deducted in balance sheet from
     subscription receivables:
  Allowance for doubtful accounts       $      -      54,605      50,608      4,000
                                        --------     -------     -------    -------
Deducted in balance sheet from
   leased license investment:
   Amortization of leased license
   investment                           $  4,116     226,786           -    230,902
                                        --------     -------     -------    -------
Deducted in balance sheet from
   other assets:
   Amortization of debt
   issuance costs                       $      -           -           -          -
                                        --------     -------     -------    -------
                1993
Deducted in balance sheet from
     subscription receivables:
  Allowance for doubtful accounts       $      -           -           -          -
                                        --------     -------     -------    -------
Deducted in balance sheet from
   leased license investment:
   Amortization of leased license
   investment                           $      -       4,116           -      4,116
                                        --------     -------     -------    -------
Deducted in balance sheet from
   other assets:
   Amortization of debt
   issuance costs                       $      -           -           -          -
                                        --------     -------     -------    -------

                              COMPANY INFORMATION


BOARD OF DIRECTORS

HANS J. STERNBERG                          DANIEL L. SHIMER (2)
Chairman of the Board                      Executive Vice President/
Wireless One, Inc.                         Chief Financial Officer
                                           COREstaff, Inc.
SEAN E. REILLY (1)
President/Chief Executive Officer
Wireless One, Inc.                         OTHER CORPORATE OFFICERS

WILLIAM K. LUBY (1)(2)(3)                  ALTON C. RYE
Former Managing Director                   Senior Vice President
Chase Manhattan Capital                    Chief Operating Officer

JAMES J. COLLIS                            J. ROBERT GARY
Vice President                             Senior Vice President
Chase Capital Partners                     Chief Financial Officer

J.R. HOLLAND, JR. (1)(2)(3)                WILLIAM C. NORRIS
President                                  Senior Vice President/
Unity Hunt Resources, Inc.                 System Launches

DAVID WEBB (1)                             MICHAEL C. ELLIS
President                                  Vice President/Controller
Heartland Wireless Communications, Inc.
                                           WILLIAM  HAMBLIN
                                           Vice President/Human Resources

- --------------------------------------
(1) Member of the Operating Committee
(2) Member of the Compensation Committee
(3) Member of the Audit Committee

REGISTRAR & TRANSFER AGENT             INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

First Chicago Trust Company of New York    KPMG Peat Marwick LLP
525 Washington Boulevard                   One Shell Square, Suite 3500
Jersey City, NJ  07310                     New Orleans, LA  70139
Telephone:  (201) 222-4116                 Telephone: (504) 523-5000

  Copies of our annual and quarterly reports, and Forms 10-K and 10-Q, may be obtained without charge by contacting:

                              Investor Relations
                               Wireless One, Inc.
                     11301 Industriplex Boulevard, Suite 4
                          Baton Rouge,  LA  70809-4115
                           Telephone:  (504) 293-5000

 Wireless One, Inc.'s news releases are always immediately accessible to anyone with a fax machine simply by calling 800-758-5804, ext. 109803 and following the instructions. In addition, all news releases, including earnings releases, are posted on the Internet at
                http://www.prnewswire.com/cnoc/exec/menu?109803.

                                 STOCK LISTINGS

 Wireless One, Inc. common stock (ticker symbol: WIRL) is listed on the NASDAQ
                                      NMS.

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 10-Q

                  QUARTERLY REPORT UNDER SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                      FOR THE QUARTER ENDED MARCH 31, 1996

                      Commission file number:     0-26836

                               WIRELESS ONE, INC.
              (Exact name of registrant specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   72-1300837
                      (I.R.S. Employer Identification No.)

                       11301 Industriplex Blvd., Suite 4
                             Baton Rouge, Louisiana
                    (Address of principal executive office)

                                   70809-4115
                                   (Zip code)

                                 (504) 293-5000
              (Registrant's telephone number, including area code)
                        5551 Corporate Blvd., Suite 2G
                         Baton Rouge, Louisiana 70808
                         (Registrant's former address)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by section 13 or 15 (d) of the Securities Exchange Act of 1934 during the proceeding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

YES     X            NO
    --------            --------

Number of shares of common stock outstanding as of May 8, 1996.

                                   13,498,752

                                     INDEX


PART I.  FINANCIAL INFORMATION

Item 1.             Financial Statements                                Page No.

                    Condensed Consolidated Balance Sheets as of
                    March 31, 1996 and December 31, 1995.............         2

                    Condensed Consolidated Statements of Operations
                    for the three months ended March 31, 1996
                    and 1995.........................................         3

                    Condensed Consolidated Statements of Cash
                    Flows for the three months ended March 31, 1996
                    and 1995.........................................         4

                    Notes to Condensed Consolidated Financial
                    Statements.......................................         5

         Item 2.    Management's Discussion and Analysis of Financial
                    Condition and Results of Operations..............         6

PART II. OTHER INFORMATION

         Item 6.    Exhibits and Reports on Form 8-K.................        11


PART I.  FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                               WIRELESS ONE, INC.
                     Condensed Consolidated Balance Sheets
                                  (unaudited)

                                              March 31,   December 31,
                 Assets                         1996          1995
                                             -----------  ------------
Current assets:
  Cash and cash equivalents                 $ 98,964,157   110,380,329
  Marketable investment                       17,735,150    17,637,839
   securities-restricted
  Subscriber receivables, net                    159,819       143,633
  Accrued interest and other receivables         793,176       405,241
  Prepaid expenses                               587,732       796,389
                                            ------------   -----------

Total current assets                         118,240,034   129,363,431

Property and equipment, net                   22,912,095    14,266,755
Leased license investment, net                28,491,658    26,724,238
Marketable investment securities -            35,946,439    35,755,505
 restricted
Other assets                                   7,703,873     7,689,945
                                            ------------   -----------

                                             213,294,099   213,799,874
                                            ============   ===========
Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                             2,627,827     2,356,707
  Accrued expenses                             1,160,459       862,100
  Accrued interest                             8,558,333     3,683,333
  Current maturities of long-term debt           384,366       376,780
                                            ------------   -----------

Total current liabilities                     12,730,985     7,278,920

Long-term debt                               150,993,259   150,871,267
                                            ------------   -----------

                                             163,724,244   158,150,187
                                            ------------   -----------

Stockholders' equity:
  Preferred stock, $.01 par value,
   10,000,000 shares
   authorized,  no shares issued or
   outstanding                                         -             -
  Common stock, $0.01 par value,
   50,000,000 shares
   authorized, and 13,498,752 shares
   issued and outstanding                        134,988       134,988
  Additional paid-in capital                  65,631,596    65,631,596
  Accumulated deficit                        (16,196,729)  (10,116,897)
                                            ------------   -----------

Total stockholders' equity                    49,569,855    55,649,687
                                            ------------   -----------

                                            $213,294,099   213,799,874
                                            ============   ===========



See accompanying notes to condensed consolidated financial statements.

                               WIRELESS ONE, INC.
                Condensed Consolidated Statements of Operations
                                  (unaudited)


                                              Three months ended
                                                    March 31,
                                            -----------------------
                                               1996         1995
                                            -----------  ----------

Revenues                                    $   940,777     238,825
                                            -----------   ---------

Operating expenses:
 Systems operations                             555,942     169,981
 Selling, general and administrative          2,637,553     461,129
 Depreciation and amortization                  964,005     199,519
                                            -----------   ---------
                                              4,157,500     830,629
                                            -----------   ---------

Operating loss                               (3,216,723)   (591,804)
                                            -----------   ---------

Other income (expense):
 Interest expense                            (5,009,893)   (114,090)
 Interest income                              2,126,360       3,122
 Other                                           20,424        (520)
                                            -----------   ---------

  Total other income (expense)               (2,863,109)   (111,488)
                                            -----------   ---------

Net loss                                    $(6,079,832)   (703,292)
                                            ===========   =========
Net loss per common share                   $      (.45)       (.35)
                                            ===========   =========

Weighted average common shares
 outstanding                                 13,498,752   2,013,950
                                            ===========   =========

See accompanying notes to condensed consolidated financial statements.

                               WIRELESS ONE, INC.
                Condensed Consolidated Statements of Cash Flows
                                  (unaudited)

                                                Three months ended
                                                     March 31,
                                             ------------------------
                                                 1996         1995
                                             ------------  ----------
Cash flows from operating activities:

     Net loss                               $ (6,079,832)   (703,292)

     Adjustments to reconcile net loss
      to net cash used in operating
      activities:
         Depreciation and amortization           964,005     199,519
         Amortization of debt discount           130,897      73,671
         Non-cash interest income               (288,245)          -
         Bad debt expense                         23,694           -
         Changes in assets and liabilities:
            Subscriber receivables              (427,815)        884
            Prepaid expenses                     208,657      11,631
            Accounts payable and
             accrued expenses                  5,444,480     279,448
                                            ------------   ---------
              Net cash used in
               operating activities              (24,159)   (138,139)
                                            ------------   ---------
Cash flows from investing activities:
         Capital expenditures                 (9,195,283)   (654,945)
         Purchase of investments and
           other assets                         (209,021)    (25,943)
          Expenditures for leased
           licenses                           (1,986,390)    (19,902)
                                            ------------   ---------
                   Net cash used in
                    investing activities     (11,390,694)   (700,790)
                                            ------------   ---------
Cash flows from financing activities:
          Proceeds from issuance of
           long-term debt                              -      37,472
          Issuance of common stock                     -   1,077,622
          Principal payments on
           long-term debt                         (1,319)          -
                                            ------------   ---------
                   Net cash (used in)
                    provided by
                    financing activities          (1,319)  1,115,094
                                            ------------   ---------
                   Net (decrease)
                    increase in cash         (11,416,172)    276,165

Cash and cash equivalents at beginning
 of period                                   110,380,329      24,481
                                            ------------   ---------
Cash and cash equivalents at end of
 period                                     $ 98,964,157     300,646
                                            ============   =========


See accompanying notes to condensed consolidated financial statements.

                               WIRELESS ONE, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 March 31, 1996

(1)  Description of Business and Summary of Significant Accounting Policies
     ----------------------------------------------------------------------


   (a)   Description of Organization
         ---------------------------

       Wireless One, Inc. (the "Company") was formed in June 1995 to combine the operations of a predecessor company ("Old Wireless One") with certain wireless cable television assets and all related liabilities of certain subsidiaries of Heartland Wireless Communications, Inc. ("Heartland") for the purpose of further developing, owning, and operating wireless cable television systems primarily in select southern and southeastern markets. Old Wireless One had been formed on December 23, 1993, in conjunction with the merger of its predecessor, Wireless One, L.L.C., a Limited Liability Company (LLC). LLC had been formed on February 4, 1993 with six members and on December 23, 1993, Old Wireless One acquired all of the net assets and outstanding interests of LLC in a tax free reorganization. Accordingly, the accompanying consolidated financial statements include results of operations of Wireless One, Inc. and its subsidiaries and its predecessor companies since February 4, 1993. Unless otherwise indicated, references to the Company include Wireless One, Inc. and its subsidiaries and its predecessors. See the Company's December 31, 1995 Annual Report on Form 10-K for further comments regarding Heartland and the Heartland Transaction.

   (b) Consolidation Policy
       --------------------

       The condensed consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

   (c) Interim Financial Information
       -----------------------------

       The accompanying unaudited interim financial statements have been prepared pursuant to the rules and regulations for reporting on Form 10-
       Q. Accordingly, certain information and footnotes required by generally accepted accounting principles for complete financial statements are not included herein. The interim statements should be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 1995 Annual Report on Form 10-K.

       Interim statements are subject to possible adjustments in connection with the annual audit of the Company's accounts for full year 1996. In the Company's opinion, all adjustments necessary for a fair presentation of these interim statements have been included and are of a normal and recurring nature.

   (d) Marketable Investment Securities
       --------------------------------

       Investments in marketable securities consist of U.S. Treasury securities which mature periodically through October 1998. The Company has the ability and intent to hold these investments until maturity and, accordingly, has classified these investments as held-to-maturity investments. Held-to-maturity investments are recorded at amortized cost, adjusted for amortization of premiums or discounts. Premiums and discounts are amortized over the life of the related held-to-maturity investment as an adjustment to yield using the effective interest method. A decline in market value of the Company's

                                                                     (Continued)

                               WIRELESS ONE, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

       investments below cost that is deemed other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the investment is established.

(e)      Net Loss Per Common Share
         -------------------------

       Net loss per common share is based on the net loss applicable to common stock divided by the weighted average number of common shares outstanding during the period presented. Shares issuable upon exercise of stock options and warrants are antidilutive and have been excluded from the calculation.

       All share and per share data for the period ended March 31, 1995, including the weighted average number of common shares outstanding, have been restated for the Heartland Transaction consummated in October of 1995 giving retroactive effect to the exchange of approximately one share of Old Wireless One common stock for 4 shares of Wireless One, Inc. common stock. See the Company's December 31, 1995 Annual Report on Form 10-K for further description of the Heartland Transaction.

(2)   Subsequent Event
      ----------------

       On April 25, 1996, the Company entered into a definitive merger agreement with Jackson, MS based TruVision Wireless, Inc. ("TruVision"). Under terms of the transaction, the Company will exchange approximately 3.4 million of its common shares in exchange for all of TruVision's outstanding shares. Additionally, the Company has committed to provide a bridge loan of up to $15 million which will be secured by certain assets of TruVision and its subsidiaries. Consummation of this transaction is subject to the satisfaction of certain closing conditions including the receipt of bondholder consents and FCC/Hart Scott approval. This transaction is expected to close by the end of August 1996.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THE SAME PERIOD ENDED 1995

The table below sets forth for each of the Operating Systems the later of the date of launch or acquisition by the Company and the approximate number of subscribers at March 31, 1996 and March 31, 1995.

                                                  Approximate      Approximate
                                Launch or        Subscribers at  Subscribers at
Market                       Acquisition Date        03/31/96        03/31/95
- ------                       ----------------    --------------  --------------
Brenham, Tx                  February 1996                268               -

Bryan/College Station, Tx    May 1995                   2,080               -

Milano, Tx                   October 1995               1,501               -

Wharton, Tx                  June 1994                  1,881           1,601

Bunkie, La                   December 1995                667               -

Lafayette, La                January 1994                 625             436

Lake Charles, La             April 1994                   490             573

Monroe, La                   October 1995               1,206               -

Gainesville, Fl              January 1996                 261               -

Panama City, Fl              September 1995             1,362               -

Pensacola, Fl                July 1995                  1,287               -

Jeffersonville, Ga (a)       March 1996                     -               -

Tullahoma, Tn                November 1995                661               -
                                                     --------           -----
            TOTAL                                      12,289           2,507
                                                     ========           =====

(a) System launched at the end of March 1996.



Revenue Information

                             For the Three Months Ended     Approximate
                                     March 31,            Average Revenue
                             --------------------------  Per Subscriber at
                                 1996          1995       March 31, 1996
                             ------------  ------------  -----------------
Subscription Revenues:
- ----------------------
Brenham, Tx                      $  8,526      $      -             $33.83

Bryan/College Station, Tx         171,891             -              34.88

Milano, Tx                        140,578             -              32.24

Wharton, Tx                       178,988       167,062              35.69

Bunkie, La                         34,686             -              33.10

Lafayette, La                      41,207        23,475              23.22

Lake Charles, La                   42,408        48,288              29.86

Monroe, La                         89,861             -              30.17

Gainesville, Fl                     6,009             -              27.72

Panama City, Fl                    82,456             -              31.40

Pensacola, Fl                     110,282             -              38.87

Jeffersonville, Ga                      -             -                  -

Tullahoma, Tn                      33,885             -              33.41
                                 --------      --------

            TOTAL                $940,777      $238,825
                                 ========      ========

Revenues. Revenues consist primarily of subscription revenues which principally consist of monthly fees paid by subscribers for the basic programming package and for premium programming services. Subscription revenues for the three months ended March 31, 1996 were $940,777 as compared to $238,825 for the comparable period of 1995, an increase of $701,952 or 294%. This increase is principally attributable to the increase in the average number of subscribers for the three months ended March 31, 1996 compared to the same period ended in 1995. The increase in the average number of subscribers is due to the launch of 8 new systems during the remaining nine months of 1995 and during the first quarter of 1996. In addition, the contributions of two Operating Systems from Heartland in October 1995, attributed to this increase in the average number of subscribers for the first three months of 1996.

Systems Operations Expenses. Systems operations expense include programming costs, channel lease payments, tower site rentals, and repairs and maintenance. Programming costs and channel lease payments (with the exception of minimum payments) are variable expenses which increase as the number of subscribers increases. Systems operations expense for the three months ended March 31, 1996 was $555,942 as compared to $169,981 for the same period of 1995, reflecting an increase of $385,961 or 227%. This increase is attributable primarily to the increase in the number of subscribers for such period in 1996 compared to such period in 1995 as a result of the new markets launched as described above.

Selling, General and Administrative. Selling, general and administrative expenses for the three months ended March 31, 1996 expense $2,637,553 compared to $461,129 for the same period of 1995, an increase of $2,176,424 or 471%. The Company has experienced increasing selling, general and administrative expenses as a result of its increased wireless cable activities and associated administrative costs including costs related to opening and maintaining additional offices and additional compensation expense. The increase is due primarily to increases in personnel costs, advertising and marketing expenses and other overhead expenses required to support the expansion of the Company's operations.

Depreciation and Amortization Expense. Depreciation and amortization expense for the three months ended March 31, 1996 was $964,005 versus $199,519 for the same period of 1995, an increase of $764,486 or 383%. This increase is due to additional amortization of channel rights from systems launched plus amortization of amounts related to systems acquired from Heartland. In addition, depreciation increased due to costs associated with the increase in subscribers and purchase of equipment for newly launched markets.

Interest Expense. Interest expense increased to $5,009,893 from $114,090 as compared to the same period ended in 1995. This large increase in interest expense is due to the issuance in October of 1995 of 150,000 units (the "Units") consisting of $150,000,000 aggregate principal amounts of 13% Senior Notes due 2003.

Interest Income. Interest income of $2,126,360 consists of interest earned on the proceeds from the Offerings (as described below).

LIQUIDITY AND CAPITAL RESOURCES

The wireless cable television business is a capital intensive business. The Company's operations require substantial amounts of capital for (i) the installation of equipment at subscribers' location (ii) the construction of additional transmission and headend facilities and related equipment purchases,
(iii) the funding of start-up losses and other working capital requirements,
(iv) the acquisition of additional wireless cable channel rights and systems and
(v) investments in, and, maintenance of, vehicles and administrative offices. Since inception, the Company has expended funds to lease or otherwise acquire channel rights in various markets, to the construct or acquire its Operating Systems, to commence construction of Operating Systems in different markets and to finance initial operating losses.

In order to finance the expansion of its Operating Systems and finance the launch of additional markets, in October 1995, the Company consummated its initial public offering of 3,450,000 shares of common stock, $0.01 par value (the "Common Stock") at $10.50 per share (the "Common Stock Offering"). The Company received approximately $32.3 million in net proceeds from the Common Stock Offering. Concurrent with the Common Stock Offering, the Company issued the Units consisting of $150 million aggregate principal amount of Senior
Notes and 450,000 warrants to purchase an equal number of shares of Common Stock at an exercise price of $11.55 per share to the initial purchasers (the "Unit Offering" and together with the Common Stock Offering, the "Offerings"). The Company placed approximately $53.2 million of the approximately $143.8 million of net proceeds realized from the sale of the Units into an escrow account to cover the first three years' interest payments on the Senior Notes as required by terms of the Indenture.

For the three months ended March 31, 1996 and 1995, the Company's capital expenditures were approximately $9,195,283 and $654,945 respectively. These expenditures primarily related to the acquisition of equipment in certain of the Company's operating markets, as well as those markets under construction or near-term launches. The Company estimates that approximately $44.4 million in capital expenditures will be required in 1996 to continue to fund growth in the Operating Systems and the systems under construction and to complete the construction and finance the addition of subscribers to 12 additional markets.

During March 1996, the Federal Communications Commission (the "FCC") completed an auction program designed to award initial licenses for MDS channels. Successful bidders will receive a blanket authorization to serve an entire Basic Trading Area ("BTA") on all MDS channels within that BTA. The Company had successful bids totaling approximately $16 million for BTA's. The Company is presently preparing applications,

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

which will be filed with the FCC by May 10, 1996, to secure these BTA's. Should no petitions be filed by other parties against the Company's BTA applications, it is expected that the grant by the FCC of these BTA authorizations will be made during the second quarter of 1996. Assuming all BTA authorizations are granted to the Company, the Company will be required to make total down payments of 20% of the $16 million bid with the remaining 80% being financed over a 10 year term. During this ten-year period, the Company will be required to make quarterly interest payments for the first two years and then quarterly principal and interest payments for the remaining term. The interest rate charged will be equal to the 10 year U.S. Treasury rate at the time of the issuance of the BTA authorization plus 2-1/2%.

On April 25, 1996, the Company entered into a definitive merger agreement with Jackson, MS based TruVision Wireless, Inc. ("TruVision"). Under terms of the transaction, the Company will exchange approximately 3.4 million of its shares of Common Stock in exchange for all of TruVision's outstanding shares. Additionally, the Company has committed to provide a bridge loan to TruVision of up to $15 million, which will be secured by certain assets of TruVision and its subsidiaries. Consummation of this is subject to the satisfaction of a number of closing conditions, including the receipt of the consent of the Company's bondholders and FCC/Hart Scott approval. No assurance can be given such closing conditions will be satisfied and that the TruVision transaction will be completed. This transaction is expected to close by the end of August 1996.

The Company has experienced negative cash flow from operations in each year since its formation, and the Company expects to continue to experience negative consolidated cash flow from operations due to operating costs associated with system development and costs associated with expansion and acquisition activities. Until sufficient cash flow is generated from operations, the Company will be required to utilize its current capital resources or external sources of funding to satisfy its capital needs. The Company currently believes that the aggregate net proceeds from the Company's Offerings will be sufficient to meet its expected capital needs at least over the next twelve months.

Subject to the limitations of the Company's indenture relating to the Senior Notes, in order to accelerate its growth rate and to finance general corporate activities and the launch or build-out of additional systems, the Company may supplement its existing sources of funding with financing arrangements at the operating system level or through additional borrowings, the sale of additional debt or equity securities, including a sale to strategic investor, joint ventures or other arrangements, if such financing is available to the Company on satisfactory terms.

As a result of the Unit Offering, and the possible incurrence of additional indebtedness, the Company will be required to satisfy certain debt service requirements. Following the disbursement of all of the funds in the escrow account in October 1998, a substantial portion of the Company's cash flow will be devoted to debt service on the Senior Notes and the ability of the Company to make payments of principal and interest will be largely dependent upon its future performance. Many factors, some of which will be beyond the Company's control (such as prevailing economic conditions), may affect its performance. There can be no assurance that the Company will be able to generate sufficient cash flow to cover required interest and principal payment when due on the Senior Notes or other indebtedness of the Company. If the Company is unable to meet interest and principal payments in the future, it may, depending upon circumstances which then exist, seek additional equity or debt financing, attempt to refinance its existing indebtedness or sell all or part of its business or assets to raise funds to repay its indebtedness. The incurrence of additional indebtedness is restricted by the Indenture.

In managing its wireless cable assets, the Company may, at its option, exchange or trade existing wireless cable channel rights for channel rights in markets that have a greater strategic value to the Company. The Company continually evaluates opportunities to acquire, either directly or indirectly through the acquisition of other entities, wireless cable channel rights. There is no assurance that the Company will not pursue any such opportunities that may utilize capital currently expected to be available for its current markets.

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PART II. - OTHER INFORMATION
- ----------------------------

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

(a)  Exhibits:  See Exhibit Index on page 12

(b)  No reports on Form 8-K were filed during the periods presented.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                           WIRELESS ONE, INC.



Date:   May 9, 1996                        /s/  Sean Reilly
        -----------                        -------------------------------------
                                           Sean Reilly
                                           President and Chief Executive Officer



Date:   May 9, 1996                        /s/  J. Robert Gary
        -----------                        -------------------------------------
                                           J. Robert Gary
                                           Senior Vice President and
                                           Chief Financial Officer

                                       11
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                                 EXHIBIT INDEX



Exhibit No.                             Description of Exhibit
- -----------                             ----------------------


27                  Financial Data Schedule

                                       12